EXHIBIT 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

Dated as of November 27, 2006

AMONG

GRAFTECH INTERNATIONAL LTD.

UCAR SNC

UCAR HOLDINGS

AND

ALCAN FRANCE

SECTION 3.6	Recapitalization of CS Brazil Operating and Repayment of Indebtedness for Borrowed Money 37

SECTION 3.6	Recapitalization of CS Brazil Operating and Repayment of Indebtedness for Borrowed Money 37

ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING GTI AND THE BUSINESS            40

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Page

SECTION 11.16	Severability	97
SECTION 11.17	Schedules	98
SECTION 11.18	Currency Conversion	98
SECTION 11.19	Interpretation	98
SECTION 11.20	No Consequential Damages	98

v

(continued)

List of Schedules

Schedule 1.1(a)	Excluded Real Property
Schedule 1.1(b)	Transferred SNC Employees
Schedule 1.1(c)	Existing Agreements
Schedule 2.1(b)(i)	Transferred Real Property
Schedule 2.1(b)(ii)	Transferred Tangible Business Assets
Schedule 2.1(b)(iv)	SNC Transferred Contracts
Schedule 2.1(b)(v)(x)	Trademarks
Schedule 2.1(b)(v)(y)	Trademark Licenses
Schedule 2.1(b)(vi)	Copyrights
Schedule 2.1(b)(vii)(x)	Patents
Schedule 2.1(b)(vii)(y)	Patent Licenses
Schedule 2.1(c)(i)	Brazil Machining Assets
Schedule 2.2(a)	Excluded Tangible Business Assets
Schedule 2.2(c)	Excluded Contracts
Schedule 2.2(l)	Other Excluded Assets
Schedule 2.9	Allocation
Schedule 3.1(b)(iv)	Required Consents
Schedule 5.1	Organization
Schedule 5.3	Conflicts
Schedule 5.4	Consents
Schedule 5.5	Organizational Documents
Schedule 5.6	CS Companies
Schedule 5.7	Financial Statements
Schedule 5.8	Tax Matters
Schedule 5.9	Real Property
Schedule 5.10	Personal Property
Schedule 5.12	Scheduled Contracts
Schedule 5.15	Permits
Schedule 5.16	Patents; Technology
Schedule 5.17	Trademarks; Copyrights; Other Intellectual Property Matters
Schedule 5.18	Human Resources
Schedule 5.19	Changes in Business Operations
Schedule 5.20	Compliance with Laws
Schedule 5.21	Litigation; Proceedings
Schedule 5.22	Environmental Conditions
Schedule 5.23	Health and Safety Conditions
Schedule 5.24	Inventory and Accounts Receivable
Schedule 5.24(e)	Inventory Transfer
Schedule 5.25	Insurance
Schedule 5.30	Certain Interests
Schedule 6.3	Conduct of the Business
Schedule 6.12	Pitch and Spare Parts Inventory
Schedule 7.1(f)	Material Adverse Effect
Schedule 8.2	Canadian Employee Benefits

vi

(continued)

Schedule 8.14	Removal of Excluded Assets

List of Exhibits

Exhibit A	Form of Brazil Purchase Agreement (English)
Exhibit B-1	Form of SNC Asset Purchase Agreement (English)
Exhibit B-2	Form of SNC Asset Purchase Agreement (French)
Exhibit C	Form of IT Services Agreement
Exhibit D	Form of Tolling Agreement
Exhibit E	Form of Technology License Agreement
Exhibit F	Form of Mutual Release
Exhibit G	Form of Property License
Exhibit H	Form of Transition Services Agreement

Exhibit I               Form of Machining Services Agreement

vii

PURCHASE AND SALE AGREEMENT, dated as of November 27, 2006, among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GTI”), UCAR HOLDINGS, a French société par actions simplifiée (“UCAR Holdings”), UCAR SNC, a French société en nom collectif (“SNC”) and ALCAN FRANCE, a French société par actions simplifiée (formerly known as Pechiney) (“Buyer”).

W I T N E S S E T H:

WHEREAS, GTI is engaged, through its subsidiaries (principally Carbone Savoie (as defined hereafter) and SNC), in the Business (as defined hereafter); and

WHEREAS, GTI indirectly owns 70% of Carbone Savoie, a French société par actions simplifiée (“Carbone Savoie”), and Buyer, an indirect subsidiary of Alcan Inc., a corporation organized under the laws of Canada (“Alcan”), owns 30% of Carbone Savoie; and

WHEREAS, Carbone Savoie is engaged exclusively in the Business; and

WHEREAS, GTI indirectly owns 100% of UCAR Holdings and indirectly owns 100% of SNC, which, among other activities, owns and operates manufacturing facilities at which it toll manufactures products for Carbone Savoie that constitute part of the Business;

WHEREAS, Buyer desires to purchase, and GTI through its subsidiaries, UCAR Holdings and SNC, desires to sell, the Business on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

SECTION 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2007 Procurement Contracts” shall have the meaning assigned to such term in Section 6.16.

“Affiliate” with respect to any Person, shall mean any other Person which Controls, is Controlled by or is under common Control with, directly or indirectly, such Person, and, if such Person is a natural person, includes any member of such Person’s immediate family, or, if such Person is an entity, includes any trustee, member, general partner, manager, director or executive officer of, or any Person performing similar functions for, such Person.

“Agreement” shall mean this Purchase and Sale Agreement, including the Schedules and Exhibits, in each case, as amended or supplemented from time to time.

“Alcan” shall have the meaning assigned to such term in the preamble.

“Applicable Buyer Survival Period” shall have the meaning given to such term in Section 9.1(c).

“Applicable Seller Survival Period” shall have the meaning given to such term in Section 9.2(c).

“Assigned Business Records” shall mean the SNC Transferred Business Records and the Brazil Transferred Business Records.

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

“Audited Financial Statements” shall mean the audited statutory financial statements of Carbone Savoie as of and for the year ended December 31, 2005 and as of and for the year ended December 31, 2004, attached hereto as part of Schedule 5.7.

“Benefit Plan” shall mean a bonus, equity, stock purchase, stock option, incentive, compensation, severance, deferred compensation, termination, pension, savings, profit sharing, retirement, health, dental, disability, life insurance, loan, vacation, tuition reimbursement, relocation, unemployment, accidental death and dismemberment, retiree life and medical supplemental retirement, or other welfare plan, policy, program, arrangement or agreement under which an employee or former employee of a Person has any current or future rights to benefits, other than (a) a collective bargaining agreement or other Contract with a labor union or association, (b) a Contract relating to the appointment of a sales agent or representative or a distributor, (c) a Contract relating to the indemnification of a director, officer or employee, (d) a Contract relating to the employment of any employee or the engagement of any consultant or (e) any Organizational Document.

“Brazil Financial Statements” shall mean the unaudited statutory financial statements for CS Brazil Operating, as of and for the year ended December 31, 2005, and the unaudited financial statements of CS Brazil Operating as of June 30, 2006 and for the six months then ended, attached hereto as part of Schedule 5.7.

“Brazil Machining Assets” shall have the meaning given to such term in Section 2.1(c)(i).

“Brazil Merger” shall have the meaning given to such term in Section 5.6(a).

“Brazil Purchase Agreement” shall have the meaning given to such term in Section 3.3(a).

“Brazil Purchased Assets” shall mean the assets of CS Brazil Operating referred to in Section 2.1(c).

“Brazil Subsidiaries” shall mean CS Brazil Holding and CS Brazil Operating.

2

“Brazil Subsidiary Loan” shall have the meaning given to such term in Section 3.6(a)(i).

“Brazil Transferred Business Records” shall have the meaning given to such term in Section 2.1(c)(vii).

“Brazil Transferred Contracts” shall have the meaning given to such term in Section 2.1(c)(iii).

“Business” shall mean the development, manufacturing, marketing and sale of Cathodes by the subsidiaries of GTI, including the CS Companies.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which the banks located in the State of New York, United States of America, or France generally are closed for business.

“Business Records” shall mean the Assigned Business Records and the CS Business Records.

“Buyer” shall have the meaning given to such term in the title.

“Buyer Affiliate” shall mean any creditworthy Affiliate of Buyer which shall have been designated by Buyer to be the purchaser of any of the Purchased Assets, including, at the Closing, Carbone Savoie. Buyer shall make such designation by giving written notice to that effect to GTI at least 20 Business Days prior to the Closing.

“Buyer Closing Certificate” shall have the meaning given to such term in Section 7.2(g).

“Buyer Group” shall mean Buyer, the Affiliates of Buyer (including the Buyer Affiliates), the respective Representatives of Buyer and such Affiliates and the respective successors, transferees and permitted assigns of Buyer, such Affiliates and such Representatives.

“Canadian Employee” shall mean Mr. Andrew S. MacLeod, an employee of UCAR Inc., a Canadian corporation and an indirect subsidiary of GTI, who is engaged in the Business in Canada.

“Carbone Savoie” shall have the meaning given to such term in the preamble.

“Carved-Out Businesses” shall mean the graphite specialties business and graphite connecting pin business, including all assets and Liabilities related thereto, of GTI and its subsidiaries (other than Carbone Savoie), a portion of which are currently conducted and located at NDB.

“Cathodes” shall mean cathode bottom blocks, graphitized and non-graphitized carbon blocks, sidewall blocks, preformed sidewall blocks (combining carbon and silicon carbide materials), materials (glue and ramming paste), as well as all other carbon or graphite

3

based materials used for the lining of aluminum electrolysis cells (which for clarity does not include anodes).

“CCR Retirement Plan” shall mean the accord sur le C.C.R. referred to in Section 8.6.

“Claim” shall mean any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority or Judicial Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could reasonably be expected to result in a Liability or Loss.

“Closing” shall have the meaning given to such term in Section 3.1(a).

“Closing Date” shall have the meaning given to such term in Section 3.1(a).

“Closing Document” shall mean any certificate, document or instrument required to be delivered pursuant to Section 7.1 or 7.2.

“Closing Estimates” shall have the meaning given such term in Section 2.6(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of May 20, 2005, between GTI and Buyer, as supplemented by the Letter of Intent, dated as of June 7, 2006, between GTI and Buyer.

“Confidential Memorandum” shall mean the redacted Confidential Memorandum, dated as of August 2005, sent to Buyer by GTI.

“Consent” shall mean any approval, authorization, exemption, waiver, permission or consent of any kind of any Person, whether related to any Contract or otherwise, other than a Permit.

“Contract” shall mean any written or oral contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation or other commitment, obligation or instrument of any kind that is or is intended to be (or, upon acceptance by the other intended party or parties thereto, would be) legally binding or enforceable under applicable Law.

“Control” of a Person shall mean possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through rights under Contracts, or otherwise.

“Copyrights” shall have the meaning given to such term in Section 2.1(b)(vi).

“Court” shall have the meaning given to such term in Section 11.9(d).

4

“CS Brazil Holding” shall mean Carbone Savoie Brasil Holding S.A., a company organized under the laws of the Federative Republic of Brazil.

“CS Brazil Operating” shall mean Carbone Savoie Brasil S.A., a company organized under the laws of the Federative Republic of Brazil.

“CS Business Records” shall mean all books, records, papers and files of any kind (including those in electronic form) of Carbone Savoie, including minute books, stock records and Organizational Documents of Carbone Savoie. CS Business Records do not include those held by GTI or any of its subsidiaries (other than Carbone Savoie) in its capacity as a shareholder of, or a supplier or service provider to, Carbone Savoie.

“CS Companies” shall mean Carbone Savoie, CS Brazil Operating and CS Brazil Holding and each, a “CS Company” provided, however, that, from and after the Closing, such term shall mean Carbone Savoie.

“CS Employees”, as of any time, shall mean the employees of Carbone Savoie as of such time, including any of such employees who are on leave of absence or disability as of such time.

“CS Equity” shall have the meaning given to such term in Section 2.1(a).

“Disclosed” shall mean any event, condition, circumstance, fact or development that is set forth with reasonable specificity in this Agreement, any Related Agreement or any of the Schedules that relate to the matter for which such disclosure is made (subject to Section 11.17) or to any Related Agreement. If specific disclosure of a fixed amount is made as to such event, condition, circumstance, fact or development, then such event, condition, circumstance, fact or development is deemed to be disclosed to (but only to) the extent of the amount set forth therein. If specific disclosure of an estimated amount is made, then it is deemed to be disclosed to (but only to) the extent of an amount that is within a reasonable range (in light of the nature of such event, condition, circumstance or development and such estimate) of such estimate. If no specific disclosure of an amount is made, then it is deemed to be disclosed without limitation as to an amount.

“Effective Time” shall mean the time immediately prior to the Closing (after giving effect to all transactions set forth herein that are required to be consummated immediately prior to Closing).

“Employees”, as of any time, shall mean (a) all Transferred SNC Employees, (b) all CS Employees and (c) the Canadian Employee, in each case, as of such time.

“Engagement Letter” shall have the meaning given to such term in Section 5.31(a)(ii).

“Environmental Claim” shall mean any Claim or Proceeding arising from (a) any actual violation of any Environmental Law, (b) any Hazardous Substance, (c) any Remediation in connection with any Hazardous Substance, (d) any damage, injury, threat or harm to health, safety or the environment or (e) any Environmental Condition.

5

“Environmental Condition” shall mean any condition (including any Hazardous Substances Contamination) with respect to the indoor or outdoor environment (including failure to protect human health and safety, other than in respect of occupational health and safety) as a result of which any Person (a) has incurred or could reasonably be expected to incur any Liability or Loss, (b) has or could reasonably be expected to become subject to any Claim or Proceeding or (c) has or could reasonably be expected to become subject to any obligation to Remediate such condition, including any condition resulting from the business or activities of Carbone Savoie or the business or activities of any other Person on any of the Real Property.

“Environmental Law” shall mean any Law relating to pollution or protection of the indoor or outdoor environment (including protection of human health and safety, other than in respect of occupational health and safety), or any Hazardous Substance or any Release or Remediation thereof.

“Environmental Liabilities” shall mean all Liabilities arising from any Environmental Claim or Environmental Condition.

“Equity Interests” of a Person shall mean capital stock, capital stock equivalents (including stock options, restricted stock units, stock appreciation rights and phantom stock), partnership interests, membership interests, participations, shares and other equity interests of any class or kind (however designated) of such Person.

“Estimated Intercompany A/P Payable by Carbone Savoie” shall mean Intercompany A/P Payable by Carbone Savoie as of the Effective Time, as estimated in good faith by GTI and included in the Closing Estimates.

“Estimated Intercompany A/R Owed to Carbone Savoie” shall mean the Intercompany A/R Owed to Carbone Savoie as of the Effective Time, as estimated in good faith by GTI and included in the Closing Estimates.

“Estimated Net Available Cash” shall mean the Net Available Cash as of the Effective Time, as reasonably estimated in good faith by GTI and included in the Closing Estimates.

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Inventory” shall have the meaning given to such term in Section 2.2(b).

“Excluded Liabilities” shall have the meaning given to such term in Section 2.4.

“Excluded Real Property” shall mean all of the real property owned by SNC at NDB other than the parcels to be transferred that are described in Schedule 1.1(a).

“Exclusivity Period” shall have the meaning given to such term in Section 8.12(b).

6

“Existing Agreements” shall mean the Shareholders’ Agreement and the other existing agreements related to the Business between (a) Buyer and its Affiliates, on the one hand, and GTI and its Affiliates (other than Carbone Savoie), on the other hand, and (b) Carbone Savoie, on the one hand and GTI and its Affiliates (other than Carbone Savoie), on the other hand, in each case, listed on Schedule 1.1(c).

“Final Determination Date” shall have the meaning given to such term in Section 2.7(h).

“Final Intercompany A/P Payable by Carbone Savoie” shall mean the Intercompany A/P Payable by Carbone Savoie set forth in the Post-Closing Certificate (as it may be revised pursuant to Section 2.7) that shall have become final and binding as described in Section 2.7.

“Final Intercompany A/R Owed to Carbone Savoie” shall mean the Intercompany A/R Owed to Carbone Savoie set forth in the Post-Closing Certificate (as it may be revised pursuant to Section 2.7) that shall have become final and binding as described in Section 2.7(h).

“Final Net Available Cash” shall mean the Net Available Cash set forth in the Post-Closing Certificate (as it may be revised pursuant to Section 2.7) that shall have become final and binding as described in Section 2.7(h).

“Final Payment Date” shall have the meaning given to such term in Section 2.7(h).

“First Notice” shall have the meaning given to such term in Section 11.9(d).

“France” shall mean the French Republic.

“GAAP” shall mean, with respect to the Audited Financial Statements and the Interim Financial Statements, statutory accounting principles in France, and, when relevant, Brazil, consistently applied.

“Governmental Authority” shall mean any government (including any United States, French or Brazilian Federal, foreign, state, provincial, city, municipal, cantonal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive or legislative department, commission, body, agency, authority or instrumentality of any thereof.

“GTI” shall have the meaning given to such term in the title.

“GTI Acquisition Date” shall mean January 2, 1997, which is the date on which UCAR Holdings acquired 70% of the outstanding Equity Interests in Carbone Savoie.

“GTI Closing Certificate” shall have the meaning given to such term in Section 7.1(h).

7

“Guarantee” of or by any Person, as of any date, shall mean, without duplication, (a) any direct or indirect obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, including any obligation of such Person to (i) purchase or pay (or advance funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, agreements to keep well, to take-or-pay or to stop losses, or otherwise) or to purchase or lease property, securities or services for the purpose of assuring the payment of such Indebtedness or (ii) maintain any working capital, equity capital or other financial condition (including cash, working capital, net assets, operating results or liquidity) of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person, in the case of each clause above as of such date; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business consistent with past practices.

“Hazardous Substance” shall mean any substance as to which any Liability or regulatory requirement of any kind is imposed under any Law of any kind relating to pollution or the protection of the environment (including protection of human health and safety, other than in respect of occupational health and safety), including any hazardous waste or any flammable, corrosive, toxic, reactive, explosive or radioactive material (including any source, byproduct or special nuclear material), radon, asbestos, formaldehyde, urea formaldehyde, polychlorinated biphenyl, petroleum, petroleum constituent, petroleum product, polycyclic aromatic hydrocarbons, methane or medical waste.

“Hazardous Substances Contamination” shall mean the presence in the indoor or outdoor environment of a Hazardous Substance caused by a Release in concentrations or amounts that require or would reasonably be expected to require Remediation under any Environmental Law.

“Health and Safety Condition” shall mean any condition with respect to occupational health and safety as a result of which any Person (a) has incurred or could reasonably be expected to incur any Liability or Loss, (b) has or could become subject to any Claim or Proceeding or (c) has or could become subject to any obligation to Remediate such condition, in each case, under any Health and Safety Law.

“Health and Safety Law” shall mean any Law relating to protection of occupational health and safety or any Remediation of any threat thereto other than any Environmental Law.

“ICC Rules” shall mean the Rules of Arbitration of the International Chamber of Commerce.

“Indebtedness” as of any date, of any Person, shall mean, without duplication, (a) all obligations of such Person, whether or not contingent or matured, for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest is customarily paid

8

(other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by such Person (other than trade payables incurred in the ordinary course of business consistent with past practices), (e) all Guarantees by such Person of any obligation of the type described in clauses (a) through (d) above of any other Person, (f) all capital lease obligations of such Person, (g) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements to which such Person is a party, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire capital stock and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in the case of each clause above, as of such date. The Indebtedness of any Person includes the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor).

“Indebtedness for Borrowed Money” of any Person as of any date shall mean, without duplication, (a) all obligations of such Person, whether or not contingent or matured, for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by such Person (other than trade payables incurred in the ordinary course of business consistent with past practices) and (d) all Guarantees by such Person of any obligation of the type described in clauses (a) through (c) above of any other Person. The Indebtedness for Borrowed Money of any Person includes the Indebtedness for Borrowed Money of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness for Borrowed Money provide that such Person is not liable therefor).

“Indemnified Loss” shall have the meaning given to such term in Section 9.5(b).

“Indemnitee” shall have the meaning given to such term in Section 9.5(a).

“Indemnitor” shall have the meaning given to such term in Section 9.5(a).

“Initial Period” shall have the meaning given to such term in Section 8.12(a).

“Intellectual Property” shall mean any and all (a) designs, styles, concepts, inventions and discoveries of any kind, whether or not entitled to registration or protection under any patent, copyright, trademark, trade secret or Law, (b) invention rights, shop rights, utility models, patents, patent applications and statutory invention registrations, (c) trademarks, service marks, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill of any kind, including registrations and applications for registration thereof, (d) domain

9

names, websites, mask works and copyrights of any kind, including copyrights in computer software and published and unpublished works, and registrations and applications for registration thereof, and (e) confidential and proprietary information, including trade secrets, know-how (including mix formulations, processing conditions and manufacturing and engineering information), process technology, technical information, data, customer lists, plans, strategies and methodologies, in the case of each clause above, regardless of the form in which embodied or evidenced and including all databases, books, records, papers, files, recordings, imprints, pictures, drawings and blue prints associated therewith or related thereto.

“Intercompany A/P Payable by Carbone Savoie” shall mean, without duplication, the accounts payable and other amounts owed (excluding Indebtedness for Money Borrowed) by Carbone Savoie to GTI or any of its subsidiaries (other than Carbone Savoie), recorded or required to be recorded as such on the financial statements of Carbone Savoie as of the Effective Time prepared on a basis consistent with the Audited Financial Statements and shall include accounts payable by GTI or its subsidiaries (other than Carbone Savoie) for raw materials Inventory ordered for the Business, at the request of and for the account of SNC, but not yet delivered to SNC and paid for by SNC.

“Intercompany A/R Owed to Carbone Savoie” shall mean, without duplication, the accounts receivable and other amounts owed (excluding Indebtedness for Money Borrowed) by GTI or any of its subsidiaries (other than Carbone Savoie) to Carbone Savoie, recorded or required to be recorded as such on the financial statements of Carbone Savoie as of the Effective Time prepared on a basis consistent with the Audited Financial Statements.

“Interim Financial Statements” shall mean the unaudited financial statements of Carbone Savoie as of June 30, 2006, and for the six-month period then ended, attached hereto as part of Schedule 5.7.

“Inventory” shall mean all inventories (including finished goods, work-in-process, raw and packaging materials, stores, manufacturing supplies and spare parts and inventory in transit) of any kind.

“Inventory Transfer” shall mean the sale to Carbone Savoie in August, 2006 by GTI or its subsidiaries (other than Carbone Savoie) of the raw materials Inventory set forth on Schedule 5.24(e) in the quantities set forth therein.

“IT Services Agreement” shall mean the IT Services Agreement, substantially in the form of Exhibit C.

“January Mercer Report” shall have the meaning given to such term in Section 6.15.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“July Model” have the meaning given to such term in Section 5.31(a)(i).

10

“Knowledge” of GTI as to a fact or matter shall mean (a) actual knowledge of such fact or matter by a designated senior officer of GTI and (b) knowledge that such officer would be expected to obtain after making the same inquiry of employees reporting directly to such officer that a prudent businessperson would have made in the management and conduct of her or his own business and affairs in order to gain a reasonable understanding of such fact or matter. For this purpose, the designated senior officers of GTI shall mean its Chief Executive Officer, its Chief Financial Officer, its General Counsel, its Director, Mergers & Acquisitions, and the Chairman of the Management Committee of Carbone Savoie and the finance director of Carbone Savoie.

“Law” shall mean any treaty, code, statute, law (including common law), rule, regulation, order (including arrêtés préfectoraux) or ordinance of any kind of any Governmental Authority.

“Liability” shall mean any liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” shall mean (a) any mortgage, deed of trust, collateral assignment, lien, hypothecation, pledge, encumbrance, restriction, charge or security interest of any kind, (b) the interest of a vendor or a lessor under any conditional sales agreement, capital lease, purchase money seller financing agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), (c) any purchase option, call option or similar right (including, in the case of securities, any transfer restriction thereon, any proxy, voting agreement or similar arrangement with respect thereto, any reservation thereof for any purpose, any pre-emptive right, right of first offer or first refusal, or similar right with respect thereto, any option, warrant or right to purchase or acquire such securities, or any other securities convertible into or exercisable or exchangeable for such securities), (d) any easement, restriction, right of way or similar right of any kind or (e) any Contract to grant or enter into any arrangement described in clause (a), (b), (c) or (d) above, but in the case of securities, excluding customary restrictions under securities Laws.

“Loss” shall mean any Liability, shortage, damage, diminution in value, deficiency or loss of any kind.

“Machining Services Agreement” shall mean the Machining Services Agreement, substantially in the form of Exhibit I.

“Major Customer” shall mean a purchaser of Cathodes, with purchases in excess of $500,000 in 2005 or with purchases that are anticipated by GTI to exceed $500,000 in 2006.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Business, taken as a whole, but shall not include (a) effects resulting from changes in general economic conditions (including changes in commodity or energy prices, in interest or currency exchange rates or in capital markets), from regulatory or political conditions, or from acts of terror or war, (b) effects

11

resulting wholly or substantially from acts or omissions by Buyer or any of its Affiliates, (c) effects resulting from circumstances that affect the industries in which the Business operates generally, (d) effects resulting directly from changes in GAAP or (e) effects resulting from the announcement or closing of the transactions contemplated by this Agreement and, in the case of (a), (c) and (d), that do not have a materially disproportionate impact on the Business as compared to other businesses which operate in the same industries generally.

“Mercer Report” shall have the meaning given to such term in Section 6.15.

“Mutual Release” shall mean the Mutual General Release and Termination Agreement substantially in the form of Exhibit F.

“NDB” shall mean the real property owned by SNC and located at Notre-Dame de Briançon, (73), France.

“Net Available Cash” shall mean (a) the sum of (i) the cash and cash equivalents (including cash on deposit, checks received but not yet deposited or cleared and certificates of deposit and marketable securities, including interest accrued but not yet credited or received thereon) of Carbone Savoie, (ii) the principal and accrued interest on Indebtedness for Borrowed Money owed to Carbone Savoie by GTI and its subsidiaries (other than the CS Companies), to the extent actually paid pursuant to Section 2.6, and (iii) the amount to be paid to Carbone Savoie pursuant to Section 2.1(d) minus (b) the sum of (x) overdrafts in deposit accounts of Carbone Savoie, (y) the accounts receivable of Carbone Savoie that have been discounted or factored and are still unpaid by customers by whom such accounts receivables are payable and (z) the principal and accrued interest on Indebtedness for Borrowed Money owed by Carbone Savoie to GTI and the other subsidiaries of GTI (other than the CS Companies), in the case of each clause above, as of the Effective Time. Net Available Cash may be a positive or negative number and shall also include the adjustments set forth in Sections 3.6(d), 6.1(d), 6.10 and 6.11, but shall disregard all Tax effects, and any potential increase in the Equity Interests of Buyer in Carbone Savoie, as a result of the payment by Buyer, on behalf of Carbone Savoie, of the purchase price for the SNC Purchased Assets, and any deemed loan or capital contribution to Carbone Savoie by Buyer as a result thereof, and the payment of all Transactional Taxes paid by Carbone Savoie, if any, with respect to any of the transactions contemplated by this Agreement.

“Non-Business Employee Liabilities” shall mean the Excluded Liabilities set forth in Sections 2.4(c) through 2.4(g).

“Notice of Claim” shall have the meaning given to such term in Section 9.5(a).

“Objection Notice” shall have the meaning given to such term in Section 2.7(d).

“Oil Tank Remediation” shall have the meaning given to such term in Section 6.11.

“Order” shall mean any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

12

“Ordinary Course” shall mean the ordinary course of business, operations and activities conducted by the Business consistent with past practice.

“Organizational Documents” of a Person shall mean (a) all certificates, articles or agreements of any kind filed with any Governmental Authority or Judicial Authority, which filings form or organize such Person, and (b) all agreements, documents or instruments creating, organizing or governing the internal affairs of such Person, including trust agreements, bylaws, codes of regulations, memoranda of incorporation or association, partnership agreements, limited liability company agreements, charters and operating agreements, in each case, as amended and in effect at the time in question.

“Other Scheduled Contracts” shall have the meaning given to such term in Section 5.12(a).

“Parties” shall mean GTI, UCAR Holdings, SNC and Buyer.

“Patent Licenses” shall have the meaning given to such term in Section 2.1(b)(vii).

“Patents” shall have the meaning given to such term in Section 2.1(b)(vii).

“PCB Disposal” shall have the meaning given to such term in Section 6.10.

“Pechiney Plans” shall mean the closed pension plans of Buyer that cover certain Employees for services or employment prior to the GTI Acquisition Date.

“Permits” shall mean any franchise, license, approval, authorization, certificate of need, waiver, certification or permit of any kind of any Governmental Authority.

“Permitted Lien” shall mean (a) Tax liens, workers or unemployment compensation liens and mechanic’s, materialman’s, supplier’s, vendor’s, laborer’s, employee’s or similar liens, in each case, arising in the Ordinary Course and securing amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which there are adequate reserves (determined on a basis consistent with the Audited Financial Statements) on the books and accounts of the Business, (b) in the case of property other than the CS Equity, imperfections of title, easements, restrictions, right of ways or similar rights which, individually or in the aggregate, do not materially detract from the value or materially interfere with the current or currently contemplated use of such property, (c) in the case of the CS Equity, any Lien for the benefit of Buyer, whether under the Shareholders’ Agreement, or otherwise (d) Liens disclosed in Schedule 5.9 and (e) Liens which will be released at Closing.

“Person” shall mean an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Judicial Authority, a Governmental Authority or any other entity or association of any kind.

13

“Pitch and Spare Parts Inventory” shall have the meaning given to such term in Section 6.12.

“Post-Closing Certificate” shall have the meaning given to such term in Section 2.7(a).

“Principals” shall mean Buyer and GTI.

“Proceedings” shall mean any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority, any Judicial Authority or any other Person. Proceedings do not include routine claims for benefits under Benefit Plans (including routine appeals within an organization or an insurance company or similar provider).

“Property License” shall mean the letter agreement, substantially in the form of Exhibit G, by which Carbone Savoie shall grant to SNC the right to use certain property for up to one year.

“Protected Employees” shall mean those employees of SNC, indicated on Schedule 1.1(b), for whom the approval of the labor inspector is required for the transfer of the employment of such employees under French Law.

“Purchase Price” shall have the meaning given to such term in Section 2.5(a)(i)(A).

“Purchased Assets” shall mean the SNC Purchased Assets, the Brazil Purchased Assets and the CS Equity.

“PwC” shall have the meaning given to such term in Section 2.7(a).

“Real Property” shall have the meaning given to such term in Section 5.9.

“Raw Material” shall have the meaning given to such term in Section 6.16.

“Related Agreements” shall mean (a) the SNC Asset Purchase Agreements, (b) the IT Services Agreement, (c) the Tolling Agreement, (d) the Transition Services Agreement, (e) the Property License, (f) the Technology License Agreement, (g) the Brazil Purchase Agreement, (h) the Mutual Release and (i) the Machining Services Agreement.

“Release” shall mean any release or threat of release within the meaning of any Environmental Law, but shall not include any such release or threat of release of a routine nature permitted by Environmental Laws.

“Remediation” shall mean abatement, removal, remediation, correction or other responsive action of any kind necessary to bring any Environmental Condition into compliance with Environmental Law or necessary to bring any Health and Safety Condition into compliance with any Health and Safety Law.

14

“Removable Excluded Assets” shall have the meaning given to such term in Section 8.14.

“Representatives” of a Person shall mean controlling persons, partners, directors, officers, managers, trustees, employees, agents, representatives, consultants, affiliates, advisors, counsel or nominees of such Person.

“Redacted Contracts” shall have the meaning given to such term in Section 5.12(d).

“Request” shall have the meaning given to such term in Section 11.9(d).

“Restrictive Covenants” shall have the meaning given to such term in Section 11.4(a).

“Restricted Territories” shall mean Canada, United States, Mexico, Trinidad and Tobago, the countries of the European Union, Switzerland, Russia and each of the other members of the Commonwealth of Independent States, Norway, Turkey, Romania, Slovenia, Bulgaria, Iceland, Australia, New Zealand, United Arab Emirates, Kuwait, Saudi Arabia, Oman, Bahrain, Egypt, Libya, Algeria, Congo, Cameroun, Mozambique, South Africa, Malaysia, Indonesia, Brunei, Vietnam, Iran, China, India, Venezuela, Chile, Argentina, Brazil and each other country where GTI or any Affiliate currently engages in the Business or where Alcan engages in, or in respect of which Buyer shall have given written notice at any time prior to the fifth anniversary of the date hereof to GTI that Alcan or its subsidiaries intends to engage in, the Business.

“Restructuring” shall mean the restructuring, previously announced by GTI, of production at NDB by SNC to cease production of graphite electrode connecting pins and to reduce production of graphite specialties (other than the machining of graphite specialties) and increase production of Cathodes (including the related cessation of production of Cathodes for CS Brazil Operating), including the related reductions in workforce which have been submitted to the Works’ Council of SNC and for which a final opinion was received from the Works’ Council of SNC on February 10, 2006.

“Scheduled and Transferred Contracts” shall mean the Transferred Contracts and the Contracts set forth on Schedules 5.6, 5.9, 5.12, 5.16, 5.17, 5.18, 5.22, 5.23 and 5.25 to which a CS Company is a party.

“Schedules” shall mean the Schedules, dated November 27, 2006, attached hereto and made a part of this Agreement.

“Seller Competitive Activities” shall have the meaning given to such term in Section 8.12(a).

“Seller Group” shall mean GTI, the Affiliates of GTI (other than, prior to the Closing, the CS Companies and, after the Closing, other than Carbone Savoie), the respective Representatives of GTI and such Affiliates and the respective successors, transferees and assigns of GTI, such Affiliates and such Representatives.

15

“Sellers” shall mean UCAR Holdings, SNC and CS Brazil Operating.

“Shareholders’ Agreement” shall mean the Shareholders’ Agreement among Pechiney, GTI (formerly, UCAR International Inc.) and UCAR Holdings, dated as of December 23, 1996, as amended by the letter agreements among Pechiney, GTI and UCAR Holdings dated March 30, 2001, June 3, 2002 and March 24, 2003.

“SNC” shall have the meaning given to such term in the title.

“SNC Asset Purchase Agreement” shall have the meaning given to such term in Section 3.3(b).

“SNC/CS Plan” shall mean the local incentive compensation plan established for employees of SNC and Carbone Savoie.

“SNC Purchased Assets” shall have the meaning given to such term in Section 2.1(b).

“SNC Transferred Business Records” shall have the meaning given in Section 2.1(b)(viii).

“SNC Transferred Contracts” shall have the meaning given to such term in Section 2.1(b)(iv).

“Social Security Amounts” shall have the meaning given to such term in Section 9.8(a)(iii).

“Specified Covenants” shall mean the covenants and agreements of GTI or its subsidiaries (including, prior to the Closing, any CS Company) set forth in Article 2, Sections 3.5, 3.6, 6.3 except 6.3(a)(ii)(A), 6.5, 6.10 through 6.12, 6.14, 8.1 through 8.6, 8.9, 8.13 through 8.15, Article 9 and Article 11.

“Statutory Retirement Benefit” shall mean the one-time payment to employees upon their retirement required by the Laws of France.

“Subcontracting Agreement” shall mean the Subcontracting Agreement, effective as of January 2, 1997, between SNC and Carbone Savoie.

“Swissco” shall mean UCAR S.A., a Swiss corporation.

“Tax” shall mean any federal, national, state, provincial or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, stamp, excise, conveyance, documentary, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, import (including custom duty), export, French professional tax (taxe professionnelle) estimated or other tax or assessment of any kind, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest or penalty thereon or addition thereto.

16

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes.

“Technology License Agreement” shall mean the Technology License Agreement, substantially in the form of Exhibit E.

“Termination Date” shall have the meaning given to such term in Section 10.1(d).

“Tolling Agreement” shall mean the Tolling Agreement, substantially in the form of Exhibit D.

“Trademark Licenses” shall have the meaning given to such term in Section 2.1(b)(v).

“Trademarks” shall have the meaning given to such term in Section 2.1(b)(v).

“Transactional Taxes” shall mean all sales, use, transfer, conveyance, bulk transfer, excise, stamp, documentary, value added and other similar taxes, and all other governmental duties, charges, fees, imposts and assessments (other than taxes, duties, charges, fees, imposts and assessments on or measured by the net income (including capital gains) or franchise taxes of GTI or any of its subsidiaries (other than Carbone Savoie)), and all interest and penalties thereon and additions thereto, imposed at any time by any taxing authority with respect to this Agreement, the transfer, assignment, conveyance or delivery of the Purchased Assets, the assumption of the Assumed Liabilities or the consummation of the transactions contemplated hereby.

“Transferred Contracts” shall mean the Brazil Transferred Contracts and the SNC Transferred Contracts.

“Transferred Inventory” shall have the meaning given such term in Section 2.1(b)(iii). Transferred Inventory shall also include raw materials ordered by GTI or its subsidiaries (other than Carbone Savoie) for the Business, at the request of and for the account of SNC, but not yet delivered to SNC and paid for by SNC.

“Transferred Real Property” shall have the meaning given such term in Section 2.1(b)(i).

“Transferred SNC Employees” shall mean those employees of SNC listed on Schedule 1.1(b) and including any of such employees who are on leave of absence or disability on the Closing Date (but not including the Protected Employees if the approval of the relevant labor inspector in France is not received for their transfer of employment, in which case, with the consent of any such designated employee, GTI may designate other employees reasonably acceptable to Buyer to replace such Protected Employees as Transferred SNC Employees), but excluding any of such employees who retire prior to the Closing Date.

“Transferred Statutory Retirement Benefit” shall mean the aggregate of the Statutory Retirement Benefit for each Transferred SNC Employee covered by the Mercer Report, which for each Transferred SNC Employee shall equal (a) the present value of future benefits

17

obligations in respect of the Statutory Retirement Benefit (including for purposes of this calculation of 50% of all social security amounts payable in connection therewith in a manner consistent with the January Mercer Report) that would be paid to such Transferred SNC Employee upon his retirement (as set forth in the Mercer Report), multiplied by (b) a fraction, the numerator of which is the number of years that such Transferred SNC Employee was employed by GTI or any of its subsidiaries (other than Carbone Savoie) and the denominator of which is the number of years that Mercer assumed such Transferred SNC Employee would be credited as having worked for purposes of calculating such Statutory Retirement Benefit.

“Transferred Tangible Business Assets” shall have the meaning given to such term in Section 2.1(b)(ii).

“Transition Plan” shall have the meaning given to such term in the IT Services Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement, substantially in the form of Exhibit H.

“UCAR Carbon” shall mean UCAR Carbon Company Inc., a Delaware corporation.

“UCAR Holdings” shall have the meaning given to such term in the title.

“UCAR ICP” shall mean the UCAR Incentive Compensation Plan as in effect as of the date hereof.

“UCAR Produtos” shall mean UCAR Produtos de Carbono S.A., a company organized under the laws of the Federative Republic of Brazil.

“UCAR Retirement Plan” shall mean the UCAR defined contribution plan.

“Undertaking” shall mean any bid bond, performance bond, and similar undertaking (however designated, and including any letter of credit or Guarantee related thereto intended to fulfill a similar purpose) with respect to the Purchased Assets or the Business.

SECTION 1.2 Interpretation. Unless otherwise expressly specified in this Agreement:

(a)        the words “hereof”, “hereby” and “hereunder”. and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)        the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”

(c)        the word “written” and the phrase “in writing”, and correlative words and phrases, include electronic and facsimile transmissions;

18

(d)        the words “asset” and “property” are synonymous and include owned, leased and licensed real, personal and intangible property of every kind, including contractual rights, tort claims, cash, securities and information;

(e)        the masculine, feminine or neuter form of a word includes the other forms of such word and the singular and plural forms of a word have correlative meanings;

(f)         words and phrases defined herein shall have the same meanings in each Closing Document and each Related Agreement, unless expressly stated otherwise in such Closing Document or Related Agreement;

(g)	the word “or” is not exclusive;

(h)        the word “will” shall be construed to have the same meaning and effect as the word “shall”

(i)         references to a Person shall include the successors and assigns thereof permitted by this Agreement;

(j)         references to any Consent, Contract, Law, Order, Permit or Tax Return mean such Consent, Contract, Law, Order, Permit or Tax Return as amended, modified or supplemented and, in the case of any Law, also means any successor Law and, in the case of any Contract or Tax Return, includes any and all exhibits, annexes, schedules and documents attached thereto or incorporated therein or constituting a part thereof;

(k)        references to a “board of directors” of a Person mean the board of directors or correlative governing body or authority of such Person and include any committee thereof, references to an “officer” or “director” of a Person mean an officer, director, executive, manager or trustee of such Person or an individual performing correlative functions for such Person, the words “stockholder” and “shareholder” are synonymous and references to the “stockholders” or “shareholders” of a Person mean the stockholders, shareholders or other owners of Equity Interests (including partners and members) of such Person;

(l)         references to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement;

(m)       references to “amendments” of a Contract or other document, and correlative terms, include amendments, modifications, supplements, novations, waivers, releases, discharges and other changes to such Contract or document as agreed by the parties thereto;

(n)        references to “environment” include ambient air and waters (including subsurface waters) and the ground (including soil and underground);

(o)        references to “graphite” mean synthetic graphite only, and not natural graphite; and

(p)        capitalized terms that are correlative to terms defined in Section 1.1 shall have correlative meanings.

19

SECTION 1.3 Exhibits. Each of the Exhibits may be changed after the date hereof by mutual agreement of the Principals and references herein to such Exhibits shall mean such Exhibits as so changed.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

SECTION 2.1	Transfer of Purchased Assets.

(a)        Upon the terms and subject to the conditions contained herein, at the Closing, GTI shall cause UCAR Holdings to, and UCAR Holdings shall, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from UCAR Holdings, all of UCAR Holdings’ right, title and interest in and to all issued and outstanding shares of capital stock of Carbone Savoie owned by UCAR Holdings (the “CS Equity”).

(b)        Upon the terms and subject to the conditions contained herein and in the SNC Asset Purchase Agreement, at the Closing, GTI and UCAR Holdings shall cause SNC to sell, convey, transfer, assign and deliver to Carbone Savoie, and Buyer shall cause Carbone Savoie to purchase and accept from SNC, all of SNC’s right, title and interest in and to the SNC Purchased Assets, free and clear of any Liens except Permitted Liens, and to assume the Assumed Liabilities. Subject to the other terms and conditions contained herein, “SNC Purchased Assets” shall mean all of SNC’s right, title and interest in and to the following assets and properties owned or held by SNC and primarily used in the Business, after giving effect to such changes (but only such changes) therein as are permitted from the date hereof through the Closing pursuant to Section 6.3:

(i)         all owned real property listed in Schedule 2.1(b)(i), including all buildings, improvements and structures located thereon and all appurtenances belonging thereto (collectively, the “Transferred Real Property”);

(ii)         all furnishings, furniture, office equipment, vehicles, tools, machinery, manufacturing equipment, movable structures and fixtures, and other tangible personal property, including construction in progress, which is located on the Transferred Real Property and used or held for use in the Business, including those items listed in Schedule 2.1(b)(ii) (the “Transferred Tangible Business Assets”);

(iii)        all Inventory which is used or held for use in the Business, but excluding the Excluded Inventory (the “Transferred Inventory”);

(iv)        all Contracts to which SNC is a party or by which it is bound directly relating to the Business or the other Purchased Assets, including those Contracts listed in Schedule 2.1(b)(iv), but excluding the Excluded Contracts (collectively, the “SNC Transferred Contracts”);

(v)        all (x) trademarks, trade names and service marks, and registrations and applications therefor, listed in Schedule 2.1(b)(v)(x) (the “Trademarks”) and (y) trademark licenses listed in Schedule 2.1(b)(v)(y) (the “Trademark Licenses”);

20

(vi)        all copyrights, and registrations and applications therefor, listed in Schedule 2.1(b)(vi) (the “Copyrights”);

(vii)       all (x) patents and patent applications listed in Schedule 2.1(b)(vii)(x) (the “Patents”) and (y) patent licenses listed in Schedule 2.1(b)(vii)(y) (the “Patent Licenses”);

(viii)      (x) all books, records, papers and files of any kind (including those in electronic form) which relate primarily to the Business, the Transferred SNC Employees, the Purchased Assets and the Assumed Liabilities and (y) copies of all books, records, papers and files of any kind (including those in electronic form) which relate to, but not primarily to, the Business, the Transferred SNC Employees, the Purchased Assets and the Assumed Liabilities, in each case which are possessed by SNC or any of its Representatives (the “SNC Transferred Business Records”);

(ix)        (x) all vendor lists which relate primarily to the Business, subject to the right of GTI and its subsidiaries to keep and use for itself or themselves and otherwise transfer to any third party successor or transferee of the other business to which they relate, in each case, in a manner consistent with its and their obligations under Sections 8.12 and 11.2, copies of any vendor list (or any portion thereof) which do not relate exclusively to the Business, (y) all files and documents (including credit information) which relate to vendors primarily of the Business, subject to the right of GTI and its subsidiaries to keep and use for itself or themselves and otherwise transfer to any third party successor or transferee of the other business to which they relate, in each case, in a manner consistent with its and their obligations under Sections 8.12 and 11.2, copies of any such files and documents, and (z) copies of files and documents (including credit information) which relate to vendors relating to, but not primarily to, the Business;

(x)        all Claims against third parties (including insurance companies) arising out of the Business (but only to the extent arising out of the Business), the Purchased Assets or the Assumed Liabilities, in each case, except to the extent that SNC shall have paid the Loss in respect of which such right is asserted or Claim is made;

(xi)	all prepaid expenses arising out of the Business;

(xii)       all accounts receivable of the Business, subject to the provisions of Sections 2.6 and 2.7;

(xiii)      all Permits which are used by SNC primarily in the Business, subject to the provisions of Section 3.4;

(xiv)      all sales and promotional literature and other sales-related materials related to the Business; and

(xv)	the goodwill of GTI and its subsidiaries relating to the Business.

(c)        Upon the terms and subject to the conditions contained herein, immediately prior to the Closing, the Principals shall cause Carbone Savoie to cause CS Brazil

21

Operating to sell, convey, transfer, assign and deliver to Carbone Savoie (as a Buyer Affiliate) and to purchase and accept from CS Brazil Operating, the Brazil Purchased Assets free and clear of any Liens except Permitted Liens. Subject to the other terms and conditions contained herein, “Brazil Purchased Assets” shall mean the following assets, owned or held by CS Brazil Operating, after giving effect to such changes (but only such changes) therein as are permitted pursuant to Section 6.3:

(i)         all tools, machinery, manufacturing equipment, movable structures and fixtures, and other tangible personal property, which is located on the site that CS Brazil Operating leases from UCAR Produtos at Estrada Salvador-Mataripe, Km 39-Candeias, Bahia, Brazil 43800-000 and used or held for use in the Business, including those items listed in Schedule 2.1(c)(i) (the “Brazil Machining Assets”);

(ii)         all Inventory, if any, which is used or held for use in the Business (the “Brazil Inventory”).

(iii)        all Contracts with customers or for the sale of products of the Business to which CS Brazil Operating is a party (the “Brazil Transferred Contracts”);

(iv)	all accounts receivable, if any, of CS Brazil Operating;

(v)        all sales and promotional literature and other sales related materials, if any, of CS Brazil Operating;

(vi)	the goodwill of CS Brazil Operating;

(vii)       all books, records, papers and files of any kind (including those in electronic form) of CS Brazil Operating relating to the Brazil Purchased Assets and any Liabilities of CS Brazil Operating assumed by Carbone Savoie, but excluding those relating to tax or employees matters and the stock records, minute books and other Organizational Documents of CS Brazil Operating (the “Brazil Transferred Business Records”); and

(viii)      (x) all customer and vendor lists which relate primarily to the Business, subject to the right of GTI and its subsidiaries to keep and use for itself or themselves and otherwise transfer to any third party successor or transferee of the other business to which they relate, in each case, in a manner consistent with its and their obligations under Sections 8.12 and 11.2, copies of any customer or vendor list (or any portion thereof) which do not relate exclusively to the Business, (y) all files and documents (including credit information) which relate to customers and vendors primarily of the Business, subject to the right of GTI and its subsidiaries to keep and use for itself or themselves and otherwise transfer to any third party successor or transferee of the other business to which they relate, in each case, in a manner consistent with its and their obligations under Sections 8.12 and 11.2, copies of any such files and documents, and (z) copies of files and documents (including credit information) which relate to customers and vendors relating to, but not primarily to, the Business.

If Buyer desires to have a Buyer Affiliate other than Carbone Savoie purchase and accept the Brazil Purchased Assets, Buyer shall give written notice to that effect to GTI at least 20 Business Days prior to the Closing.

22

(d)        Upon the terms and subject to the conditions contained herein, at the Closing, after the capital contribution contemplated by Section 3.6 and satisfaction of Indebtedness for Borrowed Money that is owed as of the Effective Time to Carbone Savoie by CS Brazil Operating, GTI and Buyer shall cause Carbone Savoie to sell, convey, transfer, assign and deliver to Swissco or another Affiliate of GTI, and GTI shall cause Swissco or another Affiliate of GTI to purchase and accept from Carbone Savoie, all of Carbone Savoie’s right, title and interest in and to the Equity Interests owned by Carbone Savoie in CS Brazil Holding for consideration of the amount of net cash held by CS Brazil Operating, after discharge of all payables in accordance with Section 3.6(a)(ii) and (iii) (as estimated in the Closing Estimates).

SECTION 2.2 Excluded Assets. Only those assets which are specifically identified as Purchased Assets shall be sold, conveyed, transferred, assigned or delivered to Buyer, a designated Buyer Affiliate or Carbone Savoie hereunder, and all other assets of SNC and CS Brazil Operating, and all assets of the other members of the Seller Group (other than Carbone Savoie), are excluded from the transactions contemplated by this Agreement, including the following (collectively, the “Excluded Assets”):

(a)        the furnishings, furniture, office equipment, computers, vehicles, tools, machinery, manufacturing equipment, movable structures and fixtures, and other tangible personal property, including construction in progress, which is located on the Excluded Real Property or used or held for use primarily in the Carved-Out Businesses or office furniture, office equipment, computers or vehicles which are used exclusively by employees of SNC who are not Transferred SNC Employees, including those items listed in Schedule 2.2(a);

(b)        all Inventory which is primarily used or held for use by SNC in any business, including in the Carved-Out Businesses, other than the Business (the “Excluded Inventory”);

(c)        all Contracts to which SNC is a party that do not relate primarily to the Business or the Purchased Assets, that are listed on Schedule 2.2(c), or to which GTI or any of its subsidiaries (other than SNC or any CS Company) is the contracting party (collectively, the “Excluded Contracts”);

(d)        all cash on hand, cash on deposit, checks received but not yet deposited or cleared, wire transfers transmitted but not yet received, cash equivalents, certificates of deposit, and marketable securities, including accrued interest thereon, held by or on behalf of SNC;

(e)        all assets of funded pension or other funded employee benefit plans of SNC;

(f)         all rights or Claims of SNC to the refund of any income or franchise Taxes (whether any such refund relates to any period or date or is received prior to, on or after the Closing Date) or any other Taxes paid prior to the Closing;

(g)        all rights to the names and marks “UCAR”, “UCAR CARBON” and “GRAFTECH”, together with all variations thereof;

(h)	all Equity Interests held by SNC;

23

(i)	the Excluded Real Property;

(j)         all Intellectual Property (other than Intellectual Property listed in Schedules 2.1(b)(v)(x), 2.1(b)(v)(y), 2.1(b)(vi), 2.1(b)(vii)(x) and 2.1(b)(vii)(y)), and all goodwill and all Claims (including those for infringement, misappropriation, dilution or other violations) associated with or arising out of all Intellectual Property owned by SNC (other than Intellectual Property listed in Schedules 2.1(b)(v)(x), 2.1(b)(v)(y), 2.1(b)(vi), 2.1(b)(vii)(x) and 2.1(b)(vii)(y)) or licensed to Buyer and the Buyer Affiliates under the Technology License Agreement;

(k)        all rights or Claims against third parties (including insurance companies) to the extent that SNC shall have paid the Loss in respect of which such rights are asserted or Claim is made; and

(l)	the assets, rights, interests and properties set forth in Schedule 2.2(l).

SECTION 2.3 Assumed Liabilities. Upon the terms and subject to the conditions contained herein (including the right to indemnification pursuant to Article 9), other than Excluded Liabilities, upon, from and after the Closing, Buyer shall, and shall cause Carbone Savoie or another Buyer Affiliate to, without any further liability of, or recourse to, any member of the Seller Group, absolutely and irrevocably assume and be solely liable for any and all Liabilities of any kind or nature arising out of, related to or associated with the Business, the products or services of the Business, the Employees, the Purchased Assets (including the conduct of the Business, the manufacture and sale of such products, the provision of such services and the ownership, leasing or use of the Purchased Assets (collectively, the “Assumed Liabilities”); provided, however, that, notwithstanding the foregoing, neither Buyer nor Carbone Savoie or any designated Buyer Affiliate shall assume any Liability of CS Brazil Operating other than (a) Liabilities to customers of the Business with respect to Cathodes sold by CS Brazil Operating and (b) Liabilities to customers of CS Brazil Operating under the Brazil Transferred Contracts. Assumed Liabilities shall include:

(a)	Liabilities under SNC Transferred Contracts;
(b)	Liabilities with respect to Transferred Real Property;

(c)        all Liabilities with respect to Transferred SNC Employees, including Statutory Retirement Benefits, but excluding Non-Business Employee Liabilities and Liabilities under the CCR Retirement Plan;

(d)	all Liabilities to customers of the Business with respect to Cathodes sold;

(e)        all Tax Liabilities with respect to Transactional Taxes and Taxes (including taxe professionelle and taxe foncière) in respect of the operation of the Business to the extent that such Taxes relate to the period starting on the Closing but, in each case, excluding those due on dates on or before the Closing or payable for periods prior to the Closing and excluding those which are included in the Excluded Liabilities;

(f)	all Liabilities with respect to the Transferred Tangible Business Assets;

24

(g)        all Liabilities arising out of Litigation to which SNC is or becomes a party or Claims made against SNC to the extent such Liabilities relate to the Business;

(h)        accounts payable to third parties by SNC in respect of the Business, but excluding the accounts payable specified in Section 2.4(h) of the Agreement.

SECTION 2.4 Excluded Liabilities. Upon the terms and subject to the conditions contained herein, from and after the Closing, GTI shall, and shall cause the other members of the Seller Group (including the Brazil Subsidiaries) to, without any liability of, or recourse to, any member of the Buyer Group, absolutely and irrevocably retain and be solely liable for the following Liabilities (the “Excluded Liabilities”):

(a)        all Liabilities arising out of, relating to or associated with any business of GTI or any of its subsidiaries (other than the Business), the products or services of such business, its or their employees (other than the Employees), or its or their assets (other than the Purchased Assets), including the conduct of such business, the manufacture and sale of such products, the provision of such services and the ownership, leasing or use of such assets;

(b)        the authorization of the sale of the Business, including the Purchased Assets;

(c)        all Liabilities for which GTI or any of its subsidiaries (other than Carbone Savoie) have Liability under Sections 8.3, 8.4 and 8.6;

(d)        all Liabilities relating to or arising from the termination of employees in connection with the Restructuring;

(e)        all Liabilities relating to employees of SNC who retired prior to, or who have not worked in the Business at any time since, January 2, 1997;

(f)         all Liabilities for pension, retirement and other benefits, as well as incentive and other compensation, for employees of GTI and its Affiliates (other than the CS Companies) who retire prior to the Closing;

(g)        all Liabilities arising out of Proceedings brought by Transferred SNC Employees that relate to or arise out of their employment, that are directly related to events occurring prior to the Closing and that are not Disclosed in the relevant Schedules or accrued on the Interim Financial Statements (excluding liabilities in respect of Transferred SNC Employees who were employees of Carbone Savoie, or of Buyer or its Affiliates, prior to the GTI Acquisition Date that relate to or arise out of events, conditions, circumstances or developments occurring prior to the GTI Acquisition Date);

(h)        Liabilities with respect to trade payables or costs of manufacture of Cathodes which have been included in the calculation of the Intercompany A/P Payable by Carbone Savoie for the toll manufacturing of Cathodes; and

(i)         all Liabilities of GTI and its subsidiaries (including SNC and the Brazil Subsidiaries, but excluding Carbone Savoie) for any income, franchise, capital gains or other

25

Taxes (whether any such Tax relates to any period or date or is payable prior to, on or after the Closing) other than Transactional Taxes.

SECTION 2.5	Purchase Price.

(a)        In consideration for (i) the sale, assignment, transfer, conveyance and delivery by UCAR Holdings of the CS Equity to Buyer in accordance with and upon the terms and conditions set forth herein, (ii) subject to Section 3.6, the sale, assignment, transfer, conveyance and delivery by SNC of the SNC Purchased Assets and CS Brazil Operating of the Brazil Purchased Assets, respectively, (iii) the covenant of GTI set forth in Section 8.12 and (iv) the rights granted to the Buyer Group under the Technology License Agreement, Buyer shall or shall cause the other members of the Buyer Group (including Carbone Savoie) to:

(A)       pay to GTI (on behalf of GTI, UCAR Holdings, SNC, and UCAR Carbon) the aggregate amount of $135,000,000, subject to adjustment pursuant to Section 2.6 and 2.7 (the “Purchase Price”), reduced by $1,000,000 (or such other amount required to be withheld by Buyer (on behalf of Carbone Savoie) under applicable Law in respect of the portion of the Purchase Price payable to GTI and UCAR Carbon for the rights granted to Carbone Savoie by Seller Group under the Technology License Agreement), which amount shall be paid by Buyer to the applicable Governmental Authority in France on behalf of and for the account of GTI and UCAR Carbon;

(B)        pay to GTI $250,000 (or such other amount required to be withheld by GTI and UCAR Carbon under applicable Law in respect of the amount payable to Carbone Savoie for the rights granted to UCAR Carbon by Carbone Savoie under the Technology License Agreement), which amount GTI shall immediately deposit with the applicable Governmental Authority in the United States on behalf of and for the account of Carbone Savoie; and

(C)       assume and duly perform and discharge, when due, all of the Assumed Liabilities.

The sum of the Purchase Price and the value of the Assumed Liabilities shall be allocated among the items set forth in Section 2.5(a) in accordance with Section 2.9.

(b)        The consideration for the Brazil Purchased Assets paid by Carbone Savoie to CS Brazil Operating in accordance with Sections 2.1(c) and 3.6 shall not reduce the amount payable pursuant to Section 2.5(a).

SECTION 2.6 Purchase Price and Other Closing Date Payments. The Purchase Price shall be subject to adjustment in accordance with this Section 2.6:

(a)        No later than 10 Business Days prior to the Closing Date then estimated in good faith by the Principals, GTI shall deliver to Buyer a written statement (the “Closing Estimates”) setting forth (i) the Estimated Net Available Cash and (ii) the Estimated Intercompany A/R Owed to Carbone Savoie and the Estimated Intercompany A/P Payable by Carbone Savoie and containing reasonably detailed supporting information, documents and calculations. In calculating the Estimated Intercompany A/P Payable by Carbone Savoie, GTI shall include a reasonable, good faith estimate of the amount of the final invoice that will be

26

payable to SNC by Carbone Savoie for contracting services rendered under the Subcontracting Agreement prior to the Effective Time.

(b)        GTI and Buyer shall or shall cause their respective representatives or the representatives of their subsidiaries then serving on the management committee of Carbone Savoie, to the extent legally permissible in accordance with French corporate Law and subject to adjustment as provided in Section 2.7(h), to declare a dividend (or require a return of capital) in an amount equal to (i) the Estimated Net Available Cash in excess of $2,000,000 less (ii) the Transferred Statutory Retirement Benefit, payable on the Closing Date and subject to consummation of the Closing, and shall thereafter cause Carbone Savoie to pay such dividend concurrently with consummation of the Closing; provided, however, that if the amount calculated above is a negative amount, no dividend shall be declared by Carbone Savoie. Such payment shall constitute a distribution of earnings and profits or a return of capital, and not part of the Purchase Price.

(c)        If the Estimated Intercompany A/R Owed to Carbone Savoie exceeds the Estimated Intercompany A/P Payable by Carbone Savoie, GTI will pay or cause its subsidiaries (other than the CS Companies) to pay (in euro) an amount equal to such excess to Buyer or Carbone Savoie on the Closing Date, subject to adjustment as provided in Section 2.7(h). If the Estimated Intercompany A/P Payable by Carbone Savoie exceeds the Estimated Intercompany A/R Owed to Carbone Savoie, Buyer will pay or cause its subsidiaries (including Carbone Savoie) to pay (in euro) an amount equal to such excess to GTI on the Closing Date, subject to adjustment as provided in Section 2.7(h). Such payment and the related netting of outstanding payables and receivables shall constitute satisfaction and discharge of payables and receivables and not part of the Purchase Price.

(d)        On the Closing Date but prior to the Effective Time, GTI will cause (i) its subsidiaries to pay to Carbone Savoie the principal and accrued interest on all Indebtedness for Borrowed Money that it or any subsidiary (other than a CS Company) owes to Carbone Savoie and (ii) Carbone Savoie to pay to GTI and its other subsidiaries the principal and accrued interest on all Indebtedness for Borrowed Money that Carbone Savoie owes to GTI or its other subsidiaries (other than the CS Companies).

(e)        If the Estimated Net Available Cash is less than $2,000,000, the Purchase Price payable at the Closing will be decreased by an amount equal to the sum of (i) an amount equal to the difference between the Estimated Net Available Cash and $2,000,000 and (ii) an amount equal to 70% of the Transferred Statutory Retirement Benefit and such sum will constitute an adjustment to the Purchase Price. If the Estimated Net Available Cash is greater than $2,000,000, but the excess over $2,000,000 is less than the Transferred Statutory Retirement Benefit, the Purchase Price payable at Closing will be decreased by an amount equal to 70% of the difference between (x) the excess of the Estimated Net Available Cash over $2,000,000 and (y) the Transferred Statutory Retirement Benefit. Either such decrease shall be subject to adjustment as provided in Section 2.7(h).

SECTION 2.7	Post Closing Adjustments.

27

(a)        After the Closing, Buyer shall cause Carbone Savoie to prepare and engage its auditors, PricewaterhouseCoopers LLP (“PwC”), to review, in accordance with GAAP, a report setting forth the Net Available Cash, the Intercompany A/P Payable by Carbone Savoie and the Intercompany A/R Owed to Carbone Savoie as of the Effective Time (the “Post-Closing Certificate”) and containing reasonably detailed supporting information, documents and calculations. The Intercompany A/P Payable shall include the amount that was payable to SNC by Carbone Savoie pursuant to the Subcontracting Agreement for contracting services rendered prior to the Effective Time. Buyer shall use reasonable efforts to cause such preparation and review to be completed and the Post-Closing Certificate to be delivered to Buyer and GTI within 90 days after the Closing Date.

(b)        Each of Buyer and GTI shall, and shall cause their respective Affiliates (including, in the case of Buyer, Carbone Savoie) and its and their respective Representatives, at its and their respective expense, promptly to provide to PwC and Carbone Savoie such cooperation and assistance and such copies of and access to all books, records, files, work and other papers, premises, personnel, data and other documents and information, as PwC or Carbone Savoie may reasonably request in connection with the preparation, review and delivery of the Post-Closing Certificate, subject to the execution by PwC of reasonable and customary confidentiality undertakings in favor of Buyer and GTI, as appropriate.

(c)        Promptly after the Post-Closing Certificate shall have been delivered to GTI, GTI shall review the Post-Closing Certificate. GTI shall have the right to engage independent accountants to assist it in connection with such review. Buyer shall, and shall cause its Affiliates (including Carbone Savoie) and its and their respective Representatives, at its and their expense, promptly to provide to GTI and such accountants such copies of and access to all books, records files, work and other papers, premises, personnel, data and other documents and information that it or they may have in its or their possession as GTI or such accountants may reasonably request, subject to the execution by such accountants of reasonable and customary confidentiality undertakings in favor of Buyer.

(d)        Subject to the next sentence, GTI may object to any amount or calculation set forth in the Post-Closing Certificate by giving written notice to that effect to Buyer within 30 days after the delivery of the Post-Closing Certificate to GTI (an “Objection Notice”); provided, however, that an Objection Notice shall describe in reasonable detail the objection and the basis therefor and is accompanied by reasonably detailed supporting information and calculations. GTI may object to an amount or calculation set forth in the Post-Closing Certificate only:

(i)         on the basis that the Post-Closing Certificate was not prepared in accordance with this Agreement, that relevant assets or liabilities were misstated, incorrectly included or incorrectly omitted, or that a mathematical error was made; and

(ii)         if the aggregate amount by which the payments or adjustments described in Section 2.6(b) and 2.6(c) would change with respect to the objection(s) described in the Objection Notice exceeds $200,000.

(e)        If GTI agrees with the amounts and calculations set forth in the Post-Closing Certificate and gives written notice to that effect to Buyer (which it shall have the right

28

to do at any time) or fails duly to give an Objection Notice to Buyer within 30 days after delivery of the Post-Closing Certificate to GTI, the amounts and calculations set forth in the Post-Closing Certificate shall be final and binding. If GTI duly gives an Objection Notice, any amounts and calculations not specifically objected to therein shall be final and binding.

(f)         If GTI duly gives an Objection Notice, Buyer and GTI shall promptly negotiate in good faith to agree on revised amounts and calculations covered by such Objection Notice. If Buyer and GTI so agree (which they shall have the right to do at any time), the revised amounts and calculations shall be set forth in a written document signed by both of them, which shall be final and binding. If Buyer and GTI fail to so agree within 30 days after receipt by Buyer of such Objection Notice (or such later date as may be mutually agreed by Buyer and GTI), then Buyer and GTI shall promptly select and engage an independent accounting firm of recognized national standing to resolve such objections as promptly as possible. If the Parties cannot agree upon a selection, they shall select such accounting firm by lot from among the five largest accounting firms in the United States; provided, that such accounting firm shall not be or have been engaged by or performing services for GTI, Buyer or any of their respective Affiliates, unless otherwise agreed by Buyer and GTI, (i) at the time of selection or (ii) within 12 months prior to the time of selection; and, provided, further, that, if no accounting firm meets the criteria set forth in the immediately preceding proviso, then an accounting firm shall be selected in the same manner as an arbitrator is selected under ICC Rules. The choice of an accounting firm so selected shall be final and binding. Fifty percent of the fees and expenses of such accounting firm in connection with such determination shall be borne by Buyer and 50% of such fees and expenses shall be borne by GTI, and the engagement of such accounting firm shall be subject to such terms and conditions as such accounting firm may reasonably request and to reasonable and customary confidentiality undertakings in favor of each of GTI and Buyer. The Principals shall give and cause their respective Affiliates to give to such accounting firm, upon reasonable request, timely and reasonable access to books, records, files, work and other papers, data and other documents and information relevant for the purposes of such determination. In connection with such determination by such accounting firm:

(i)         Buyer and GTI shall have the right to (x) provide written documents and information to such accounting firm so long as copies thereof are concurrently provided to the other of them and (y) provide (by telephone or in person) oral information (so long as a Representative of GTI and a Representative of Buyer are present at the time such information is provided) to such accounting firm (except that this clause shall not restrict either of them from providing administrative, ministerial or procedural information);

(ii)         such accounting firm shall be bound by amounts and calculations that shall have previously become final and binding as described in this Section 2.7, shall act as experts (and not as arbitrators) and shall set forth their determination in a written document (which shall include reasonably detailed supporting analysis and shall be delivered simultaneously to Buyer and GTI); and

(iii)        the determination of such accounting firm shall be final and binding (absent an error that is manifest), and such determination shall be non-appealable and incontestable and not subject to collateral attack for any reason.

29

(g)        Buyer and GTI shall have the right, acting jointly, at any time to terminate the engagement of such accounting firm. GTI shall have the right to engage, at its expense, PwC to assist it in connection with any negotiation and determination described in Section 2.7(d) so long as the personnel at PwC who are engaged by GTI are not the same as those engaged by Buyer or Carbone Savoie and PwC establishes and implements policies and practices to ensure that there are informational barriers to prevent sharing of information between the personnel of PwC engaged by GTI and the personnel of PwC engaged by Buyer or Carbone Savoie, except as permitted by Buyer and GTI.

(h)        The Post-Closing Certificate shall be deemed final for purposes of this Section 2.7 upon the earliest of (i) the failure of GTI to deliver an Objection Notice within 30 days after delivery of the Post-Closing Certificate (or such later date as may be agreed by the Principals), (ii) the resolution of all disputes by the Principals, as set forth in a written document pursuant to the second sentence of Section 2.7(f) or (iii) the resolution of all disputes by the independent accounting firm acting pursuant to Section 2.7(f) (the “Final Determination Date”). Within ten days after the date on which all of the amounts and calculations set forth in the Post-Closing Certificate (as they may be revised pursuant to this Section 2.7) shall have become final and binding (the “Final Payment Date”):

(i)         if (w) the Final Intercompany A/R Owed to Carbone Savoie exceeds the Estimated Intercompany A/R Owned to Carbone Savoie, GTI shall pay or cause the Sellers to pay to Carbone Savoie, on behalf of Buyer and the relevant Buyer Affiliate, the amount of such excess, (x) the Estimated Intercompany A/R Owed to Carbone Savoie exceeds the Final Intercompany A/R Owed to Carbone Savoie, Buyer shall pay to GTI, on behalf of the Sellers, the amount of such excess, (y) the Final Intercompany A/P Payable by Carbone Savoie exceeds the Estimated Intercompany A/P Payable by Carbone Savoie, Buyer shall pay to GTI, on behalf of the Sellers, the amount of such excess and (z) the Estimated Intercompany A/P Payable by Carbone Savoie exceeds the Final Intercompany A/P Payable to Carbone Savoie, GTI shall pay or cause the Sellers to pay to Carbone Savoie, on behalf of Buyer and the relevant Buyer Affiliate, the amount of such excess; provided, that the amounts payable under this Section 2.7(h) shall be netted so that only one payment shall be made under this Section 2.7(h); and

(ii)         if both the Estimated Net Available Cash and the Final Net Available Cash exceed $2,000,000, and (x) if the Final Net Available Cash exceeds the Estimated Net Available Cash, Buyer shall pay or cause Carbone Savoie to pay to GTI, on behalf of the Sellers, 70% of such excess, which shall be considered a distribution of earnings and profits or a return of capital, or (y) if the Estimated Net Available Cash exceeds the Final Net Available Cash, GTI shall pay or cause the Sellers to pay to Buyer, on behalf of Buyer and the Buyer Affiliates, 70% of the amount of such excess, which shall be deemed an adjustment to the dividend paid pursuant to Section 2.6(b); and

(iii)        if (x) the Estimated Net Available Cash exceeds $2,000,000 but the Final Net Available Cash is less than $2,000,000, GTI shall pay to Buyer (i) 100% of the difference between $2,000,000 and the Final Net Available Cash as an adjustment to the Purchase Price and (ii) 70% of the difference between $2,000,000 and the Estimated Net Available Cash, which shall be deemed an adjustment to the dividend paid pursuant to Section 2.6(b); (y) the Estimated Net Available Cash is less than $2,000,000 and the Final Net Available

30

Cash is greater than $2,000,000, Buyer shall pay to GTI 100% of the difference between the Estimated Net Available Cash and $2,000,000 (which shall be treated as an adjustment to the Purchase Price) and 70% of the difference between $2,000,000 and the Final Net Available Cash, which shall be deemed an adjustment to the dividend paid pursuant to Section 2.6(b); or (z) both the Estimated Net Available Cash and the Final Net Available Cash are less than $2,000,000, GTI shall pay the difference to Buyer if the Estimated Net Available Cash exceeds the Final Net Available Cash or Buyer shall pay the difference to GTI if the Final Net Available Cash exceeds the Estimated Net Available Cash, in each case, as an adjustment to the Purchase Price.

(i)         For convenience purposes, the amounts required to be paid pursuant to Sections 2.7(h) shall be netted against or added to each other, as the case may be, so that only one payment shall be made under Section 2.7(h). The netting of balances pursuant to this Section 2.7(i) shall not affect the character of the amounts set forth under Section 2.6, except as provided by Section 2.7(h)(iii).

SECTION 2.8 Payment Mechanics. Buyer shall pay or cause the Buyer Affiliates to pay, when due, to GTI (acting as agent to the Sellers) the Purchase Price, and any amounts due to GTI, Swissco, SNC or UCAR Holdings pursuant to Section 2.6, by wire transfer of immediately available Federal Reserve funds to the account of GTI maintained at LaSalle Bank N.A. (American Banking Association number 071000505) located at Chicago, Illinois (account number 5800302589). GTI shall pay or cause the Sellers to pay, when due, to Buyer (acting as agent for the Buyer Group companies) any amount due to Buyer or any other Buyer Group company (including Carbone Savoie) pursuant to Section 2.7 by wire transfer of immediately available funds to the account of Buyer, which shall be set forth in a written notice which Buyer shall give to GTI not fewer than five Business Days prior to the Closing.

SECTION 2.9 Allocation. The Purchase Price, including the Assumed Liabilities, shall be allocated among the Sellers and among the Purchased Assets in the manner set forth on Schedule 2.9. The Parties agree that such allocations were established by arms’-length negotiation between them. Buyer and GTI shall, and shall cause their respective subsidiaries to, file their Tax Returns consistently with such allocations. Neither Principal will take, or permit its subsidiaries to take, a position on any Tax Return, before any Governmental Authority charged with the collection of any Tax or in any Proceeding involving any Tax that is any way inconsistent with such allocation unless required to do so by Law. Except as otherwise provided in Section 2.7(h)(iii), any adjustment to the Purchase Price in accordance with Section 2.6 or 2.7 will be allocated to the CS Equity.

ARTICLE 3

CLOSING MATTERS

SECTION 3.1	Closing; Closing Obligations and Deliveries.

(a)        The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Lovells Paris, located at 6, avenue Kléber, 75116 Paris, France, on the month end immediately following the satisfaction or waiver (by the applicable Principal) of all

31

conditions to the obligations of the Parties set forth in Article 7 (other than conditions with respect to actions contemplated to be taken at the Closing itself), but not prior to December 29, 2006, or on such other date at such other place as GTI and Buyer may mutually agree. The date applicable under this Section 3.1(a) is called the “Closing Date”.

(b)        Prior to or at the Closing, GTI shall deliver, or cause to be delivered, to Buyer, on behalf of Buyer and the designated Buyer Affiliates, as their interests may appear:

(i)         ordres de movement (or other appropriate instrument of conveyance) and the relevant CERFA tax form, duly executed by the record holder of the CS Equity with respect to all of the CS Equity;

(ii)         to the extent necessary or required, notarial deeds of sale in respect of each parcel of the Transferred Real Property, drawn up by a notary acceptable to the Principals and executed in the presence of such notary and, in connection therewith, to the extent necessary, written notification by the local municipality in NDB that it will not exercise its right to preempt the sale of the Transferred Real Property;

(iii)        except as provided in Section 3.4, one executed document of assignment or transfer required of the Sellers with respect to each of the Permits to be assigned;

(iv)	the Consents set forth in Schedule 3.1(b)(iv);

(v)        one certified copy of the resolutions of the boards of directors of GTI and each Seller evidencing the authorizations described in Section 5.2;

(vi)        each Related Agreement, in such number of originals as there are parties thereto and each duly executed by GTI and each of its subsidiaries (including the CS Companies) which is a party thereto and, with respect to each Related Agreement governed by French Law, initialed by each of them which is a party thereto;

(vii)       the resignations of the members of the management committee of Carbone Savoie who are Affiliated with or nominated by GTI or its subsidiaries;

(viii)      duly executed releases of any Liens on the Purchased Assets other than Permitted Liens;

(ix)        duly executed bills of sale or other instruments and documents, in form and substance reasonably acceptable to GTI and Buyer, with respect to the transfer of the Brazil Purchased Assets and the SNC Purchased Assets;

(x)        receipts acknowledging payment of the Purchase Price, the dividend payable to UCAR Holdings (as provided herein), the Estimated Intercompany A/P Payable by Carbone Savoie (less the Estimated Intercompany A/R Payable to Carbone Savoie) and the principal and accrued interest on all Indebtedness for Borrowed Money payable to GTI and its subsidiaries (including the Brazil Subsidiaries, but excluding Carbone Savoie), each subject to subsequent adjustment pursuant to Section 2.7;

32

(xi)        such other certificates, instruments and documents, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request.

(c)        At the Closing, Buyer shall deliver, or cause to be delivered, to GTI, on behalf of GTI and the Sellers, as their interests may appear:

(i)         one fully executed copy of each assignment and assumption agreement relating to the Assumed Liabilities, which shall, by the terms thereof, provide for execution by Buyer or a Buyer Affiliate, including Carbone Savoie;

(ii)         each Related Agreement in such number of originals as there are parties thereto and each duly executed by Buyer and each of its Affiliates (including Carbone Savoie) which is a party thereto and, with respect to each Related Agreement governed by French Law, initialed by each of them which is a party thereto;

(iii)        to the extent required by applicable Law or Organizational Documents, one certified copy of the resolutions of the boards of directors of Buyer and each Buyer Affiliate evidencing the authorizations described in Section 4.2;

(iv)        the Purchase Price, subject to subsequent adjustment pursuant to Section 2.7; and

(v)        such other certificates, instruments and documents in form and substance reasonably acceptable to GTI, as GTI may reasonably request.

SECTION 3.2 Recording of Documents; Transactional Taxes. Buyer and the designated Buyer Affiliates shall be responsible, at its and their expense, for the filing or recording of such deeds, assignments, instruments or documents as may be delivered by GTI or any of its subsidiaries hereunder, however effected, and for the preparation, recording and filing of such additional assignments, instruments or documents as may be necessary or appropriate to perfect the right, title or interest of Buyer or the designated Buyer Affiliates to or in the Purchased Assets. Buyer and the designated Buyer Affiliates shall be responsible for all Transactional Taxes with respect to the transactions contemplated herein.

SECTION 3.3	Subsidiary Purchase Agreements.

(a)        Immediately prior to the Closing, the Principals shall cause Carbone Savoie to, and shall cause Carbone Savoie to cause CS Brazil Operating to, enter into a separate transfer of assets and assumption of liability agreement (in English) (the “Brazil Purchase Agreement”) in respect of the Brazil Purchased Assets, substantially in the form of Exhibit A. The Brazil Purchase Agreement shall be construed so as to be consistent with this Agreement and so as not to create duplicative rights and liabilities; provided, however, that, in the event of a conflict or inconsistency between this Agreement and the Brazil Purchase Agreement as to any matter other than one mandatorily governed by Brazilian Laws or Orders, this Agreement shall govern and, in the event of a conflict or inconsistency as to any matter mandatorily so governed, (i) the Brazil Purchase Agreement shall govern as between the parties thereto and (ii) the Principals shall, or shall cause their respective Affiliates to, take such actions and make such adjustments to this Agreement (including the making of payments and assuming of Liabilities;

33

provided, further, however, that (x) the aggregate purchase price payable following such actions and adjustments shall not exceed the aggregate purchase price payable under this Agreement and (y) the aggregate Liabilities to be assumed following such actions and adjustments shall not exceed the Liabilities to be assumed under this Agreement) permitted in other jurisdictions as may be necessary to eliminate the effect of the conflict or inconsistencies mandatorily so governed. If there is a difference in interpretation between the Portuguese and English versions of the Brazil Purchase Agreement, the English version shall govern.

(b)        At the Closing, SNC shall, and the Principals shall cause Carbone Savoie (as the Buyer Affiliate that is designated by Buyer to acquire the SNC Purchased Assets) to, enter into a separate transfer of assets and assumption of liability agreement (in English and translated into French) in respect of the SNC Purchased Assets and the Assumed Liabilities related to SNC, substantially in the form of Exhibits B-1 and B-2 (the “SNC Asset Purchase Agreement”). Buyer shall ensure that the French version of the SNC Asset Purchase Agreement is promptly filed or registered with any applicable Governmental Authority, to the extent required by applicable Law. Buyer and SNC shall also ensure that all formalities required under French Law in respect of the SNC Asset Purchase Agreement are carried out in a timely fashion. The SNC Asset Purchase Agreement shall be construed so as to be consistent with this Agreement and so as not to create duplicative rights and liabilities; provided, however, that, in the event of a conflict or inconsistency between this Agreement and the SNC Asset Purchase Agreement as to any matter other than one mandatorily governed by French Laws or Orders, this Agreement shall govern and, in the event of a conflict or inconsistency as to any matter mandatorily so governed, (i) SNC Asset Purchase Agreement shall govern as between the parties thereto and (ii) the Principals shall, or shall cause their respective Affiliates to, take such actions and make such adjustments to this Agreement (including the making of payments and assuming of Liabilities provided, further, however, that (x) the aggregate purchase price payable following such actions and adjustments shall not exceed the aggregate purchase price payable under this Agreement and (y) the aggregate Liabilities to be assumed following such actions and adjustments shall not exceed the Liabilities to be assumed under this Agreement) permitted in other jurisdictions as may be necessary to eliminate the effect of the conflicts or inconsistencies so governed. If there is a difference in interpretation between the French and English versions of the SNC Asset Purchase Agreement, the English version shall govern.

(c)        All Claims of Buyer or any of its Affiliates, including any designated Buyer Affiliate, arising from the transactions contemplated by this Agreement, the SNC Asset Transfer Agreement and the Brazil Purchase Agreement shall be made (but shall only be made) pursuant to, and in conformity with, the terms hereof, and Buyer, on behalf of itself and its Affiliates, including the designated Buyer Affiliates, waives all rights that it or they would otherwise have to make any Claim pursuant to the SNC Asset Purchase Agreement or the Brazil Purchase Agreement. Without prejudice to the foregoing, Buyer shall not permit Carbone Savoie or any Buyer Affiliate to make any Claim pursuant to the SNC Asset Purchase Agreement or the Brazil Purchase Agreement against SNC, CS Brazil Operating or any member of the Seller Group.

SECTION 3.4	Permits and Undertakings.

34

(a)        At the Closing, GTI shall cause SNC to assign and transfer to Carbone Savoie the Permits which are used by SNC primarily in the Business and which can be assigned or transferred without having to obtain the Consent of any third party.

(b)        Except as otherwise requested by Buyer in writing, GTI shall cause SNC to use all reasonable efforts to obtain any third party Consents necessary or desirable to the assignment or transfer of any other Permits used primarily in the Business which are so assignable or transferable, and, at or after the Closing, upon receipt of any such Consents, transfer or assign such Permits to Carbone Savoie. Buyer shall cause Carbone Savoie at its expense promptly to provide such cooperation to SNC and to provide to SNC such copies of and access to all books, records, files, work and other papers, premises, personnel, data and other documents and information that it or they may have in its or their possession, as SNC may reasonably request for the purpose of obtaining such Consents.

(c)        Subsequent to the Closing, to the extent permitted by Law, GTI and its subsidiaries shall have the right to cancel any Permit issued to any of them or any Undertakings made or furnished by any of them in respect of the Purchased Assets or the Business that are not assigned or transferred to Carbone Savoie in accordance with Section 3.4(a) or 3.4(b); provided, however, that GTI shall cause SNC to maintain, at Buyer’s expense, any such Permits or Undertakings necessary for the operation of the SNC Purchased Assets by Carbone Savoie which Carbone Savoie shall not have obtained in accordance with Section 3.4(d) until the earlier of the expiration thereof or one year after the Closing. Buyer shall (i) use, and cause Carbone Savoie to use, reasonable efforts to obtain new Permits and Undertakings in lieu thereof and (ii) indemnify the Seller Group for, and hold the Seller Group harmless from and against, any and all Liabilities asserted against or incurred or sustained by the Seller Group relating to, associated with or arising out of the maintenance by the Sellers of any such Permits or Undertakings. In addition, Buyer shall cause Carbone Savoie to pay, or reimburse GTI and its subsidiaries for, all out-of-pocket costs associated with assignment or transfer of any Permits used or held for use in connection with the Business and the cost of any Undertakings used or held for use in connection with the Business which cannot be cancelled as long as they remain outstanding.

(d)        Except as otherwise provided in this Section 3.4, Buyer shall cause Carbone Savoie and each other designated Buyer Affiliate, as soon as practicable, at its expense, to obtain all Permits and make or furnish all Undertakings necessary or desirable to own, operate or maintain the Business or any of the Purchased Assets or to discharge any of the Assumed Liabilities (including environmental and other operating Permits, customs bonds, and consents of the applicable Governmental Authority to novation of government Contracts). Buyer agrees that neither GTI nor any of its subsidiaries have made, are making or will make any representation, warranty or guaranty with respect to any matter related thereto.

(e)        The failure of GTI or any of its subsidiaries to cancel any Permits or Undertakings shall not affect the respective rights, obligations and liabilities (including indemnification obligations) of the Parties hereunder.

(f)         Buyer shall cause Carbone Savoie, at Closing and at Buyer’s expense, to deliver replacement Undertakings in respect of any Undertakings entered into by SNC with respect to the Business in compliance with Section 6.3(c)(xxvi).

35

SECTION 3.5	Assignment of Assets.

(a)        Except for Permits described in Section 3.4, to the extent that any asset described in Section 2.1 (including any right or Contract), or any interest arising thereunder or resulting therefrom, is not capable of being assigned, transferred, conveyed or delivered without the Consent of the issuer thereof or any other Person (including any Governmental Authority) or that such assignment, transfer, conveyance or delivery or attempted assignment, transfer, conveyance or delivery would constitute a breach thereof, a default thereunder or a violation of any Law or Order or would not be practicable because it relates to matters involving the Business or the Purchased Assets together with other businesses or assets of GTI or its subsidiaries, this Agreement shall not constitute an assignment, transfer, conveyance or delivery thereof or an attempted assignment, transfer, conveyance or delivery thereof, and neither GTI nor any of its Affiliates shall be obligated to assign, transfer, convey or deliver any of its or their right, title or interest in or to such assets or interests until such obstacles have been removed.

(b)        GTI shall and shall cause its subsidiaries to use all reasonable efforts to obtain all Consents and to resolve all impracticabilities described in Section 3.5(a) as soon as practicable; provided, however, that neither GTI nor any of its subsidiaries shall be obligated to pay any consideration therefor to any third party or materially to change or disrupt any of their operations or other activities. Buyer shall, and shall cause Carbone Savoie, at its and their expense, promptly to provide such cooperation to GTI and its subsidiaries and to provide GTI and its subsidiaries such copies of and access to all books, records files, work and other papers, premises, personnel, data and other documents and information that it or they may have in its or their possession, that GTI and its subsidiaries may reasonably request for the purpose of obtaining such Consents and resolving such impracticabilities.

(c)        To the extent that any of the Consents or impracticalities described in Section 3.5(a) have not been obtained or resolved as of the Closing, GTI shall and shall cause its subsidiaries (including SNC) to use all reasonable efforts during the remaining term of such asset or interest to (i) cooperate with Buyer, Carbone Savoie and the designated Buyer Affiliate in any reasonable and lawful arrangements designed to provide the benefits of such asset or interest to Buyer, Carbone Savoie and the designated Buyer Affiliate (including continued performance by GTI or its subsidiaries of a Contractual obligation for the benefit of Buyer, Carbone Savoie and the designated Buyer Affiliate until required Consents for the transfer of that Contract to Buyer, Carbone Savoie or Buyer Affiliate are obtained) so long as Buyer fully cooperates and causes its subsidiaries including Carbone Savoie or the designated Buyer Affiliate fully to cooperate with GTI and such subsidiary in such arrangements (including reimbursement for expenses and the granting of any required sub-Contracts or Consent by Buyer, Carbone Savoie or the designated Buyer Affiliate to enable GTI and its subsidiaries to so perform) and so long as such arrangements will not cause GTI or any of its Affiliates to be considered either a public utility or a common carrier and (ii) enforce, or cause to be enforced, at the request of Buyer, Carbone Savoie and the designated Buyer Affiliate and at the expense and for the account of Buyer, Carbone Savoie and the designated Buyer Affiliate, any rights of GTI or any of its subsidiaries arising from such asset or interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such asset or interest in accordance with the terms thereof upon the written request of Buyer, Carbone Savoie or the designated Buyer Affiliate).

36

SECTION 3.6 Recapitalization of CS Brazil Operating and Repayment of Indebtedness for Borrowed Money.

(a)        Not more than five Business Days prior to the Closing, the Principals shall cause Carbone Savoie to pay to CS Brazil Operating by wire transfer the purchase price under the Brazil Purchase Agreement (and the Transactional Taxes payable with respect to the purchase price of the Brazil Transferred Assets), and, at the closing, Buyer shall reimburse to Carbone Savoie the amount of such Transactional Taxes. Immediately after the payment of the purchase price, the Principals:

(i)         first, shall cause Carbone Savoie to cause CS Brazil Operating to reserve (from the cash and cash equivalents then held by it, including such payment of purchase price and Transactional Taxes) the aggregate amount necessary to pay Transactional Taxes payable with respect to the purchase of the Brazil Purchased Assets and, if the Indebtedness for Borrowed Money owed by CS Brazil Operating to Carbone Savoie (the “Brazil Subsidiary Loan”) remains unpaid, the amount of CPMF Tax and other Tax payable by CS Brazil Operating with respect to the repayment in full of the Brazil Subsidiary Loan;

(ii)         second, shall cause Carbone Savoie to cause CS Brazil Operating to discharge all of its trade or other payables, whether or not then due, and all of its other known Liabilities, except Liabilities (x) in respect of customer Claims and other Claims with respect to products sold by CS Brazil Operating (which Carbone Savoie will assume, to the extent not already responsible therefor), (y) in respect of Proceedings or (z) in respect of Taxes, other than those Taxes referred to in clause (i) above; provided, however, that, if any cash so reserved by CS Brazil Operating is not actually paid out by CS Brazil Operating within 90 days of Closing, GTI shall pay to Buyer an amount equal to 30% of any such remaining cash;

(iii)        third, shall cause Carbone Savoie to cause CS Brazil Operating to use the remaining cash and cash equivalents then held by CS Brazil Operating, including the remainder of such purchase price, to repay Carbone Savoie the interest on, and principal amount then outstanding of, the Brazil Subsidiary Loan;

(iv)        fourth, shall cause Carbone Savoie immediately prior to the Closing to make a capital contribution to CS Brazil Holdings, and to cause CS Brazil Holdings, in turn, to make a capital contribution to CS Brazil Operating (or, if the Brazil Merger shall have become effective, to make such capital contribution to CS Brazil Operating), of the remaining principal amount, if any, of the Brazil Subsidiary Loan as of the Closing Date.

(b)        The Principals shall cause CS Brazil Operating to timely register the additional equity and the repayment of the Brazil Subsidiary Loan with the Central Bank of Brazil.

(c)        No amount paid to CS Brazil Operating pursuant to this Section 3.6 shall reduce the amount payable to GTI and its subsidiaries at the Closing pursuant to the terms of Section 2.5, 2.6 or 2.7.

(d)        For purposes of determining Estimated Net Available Cash and Final Net Available Cash, the amount received by Carbone Savoie pursuant to Section 3.6(a)(iii) shall be

37

included as cash in the calculation of Estimated Net Available Cash and Final Net Available Cash. The Intercompany A/P Payable by Carbone Savoie and Intercompany A/R Owed to Carbone Savoie shall be determined on the basis that the actions set forth in Section 3.6 (a) have been completed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to GTI as of the date hereof as follows:

SECTION 4.1 Organization. Each of Buyer and each Buyer Affiliate is a corporation, partnership, limited liability company or other organization that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction) and is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on Buyer or any of the Buyer Affiliates, or the execution, delivery or performance of this Agreement, any Closing Document or any Related Agreement by Buyer or any Buyer Affiliate, to the extent that each of them is a party hereto or thereto, or the consummation by Buyer or any Buyer Affiliate of the transactions contemplated by this Agreement or any Related Agreement to be consummated by any of them. Each of Buyer and each Buyer Affiliate has the corporate, partnership, limited liability company or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and, to the extent that it is a party thereto, each Related Agreement and each Closing Document, (b) consummate the transactions contemplated hereby and thereby to be consummated by it, (c) own, lease or use the Purchased Assets to be purchased by it and (d) conduct its business as currently conducted by it and conduct the Business to be conducted by it. Each of Buyer and each Buyer Affiliate is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the Laws of each jurisdiction in which the ownership, leasing or use of its assets or the Purchased Assets by it or the conduct of its business as currently conducted by it and the Business to be conducted by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on Buyer or any of the Buyer Affiliates, or the execution, delivery or performance of this Agreement, any Closing Document or any Related Agreement by Buyer or any Buyer Affiliate, to the extent each of them is a party hereto or thereto, or on the consummation by Buyer or any Buyer Affiliate of the transactions contemplated hereby and thereby to be consummated by any of them. Neither Buyer nor any Buyer Affiliate is in violation of any provision of its Organizational Documents.

SECTION 4.2 Authorization, Execution and Enforceability. The execution and delivery of this Agreement, the Closing Documents and the Related Agreements by Buyer and each Buyer Affiliate, to the extent that each of them is a party hereto or thereto, and the performance by Buyer and each Buyer Affiliate of their respective obligations hereunder and thereunder, and the consummation by Buyer and each Buyer Affiliate of the transactions contemplated hereby and thereby to be consummated by each of them have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action

38

on the part of Buyer and each Buyer Affiliate. This Agreement constitutes and, as of the Closing, each of the Closing Documents and the Related Agreements will constitute, a legal, valid and binding obligation of Buyer and each Buyer Affiliate, to the extent that each of them is party hereto or thereto, enforceable against Buyer and each Buyer Affiliate in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors’ rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law). This Agreement has been, and, as of the Closing, each Closing Document and Related Agreement will have been, duly executed by Buyer and each Buyer Affiliate, to the extent that each of them is a party hereto or thereto.

SECTION 4.3 No Breach. The execution and delivery of this Agreement, the Closing Documents and the Related Agreements by Buyer and each Buyer Affiliate, to the extent that each of them is a party hereto or thereto, the performance by Buyer and each Buyer Affiliate of their respective obligations hereunder and thereunder and the consummation by Buyer and each Buyer Affiliate of the transactions contemplated hereby and thereby to be consummated by each of them do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of Buyer or any Buyer Affiliate, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of Buyer or any Buyer Affiliate pursuant to any Contract to which Buyer or any Buyer Affiliate is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law (including any applicable employment law requirements to consult employees) or any Order applicable to Buyer or any Buyer Affiliate or any of such properties, except, in the case of clause (b) or (c) above, for such defaults, breaches, cancellations, terminations, accelerations, creations or violations that would not, in the aggregate, be material to the Buyer or would not have a material adverse effect on the execution, delivery or performance of this Agreement, any Closing Document or any Related Agreement, by Buyer or any Buyer Affiliate, to the extent any of them is a party hereto or thereto, or on the consummation by Buyer or any Buyer Affiliate of the transactions contemplated hereby and thereby to be consummated by them.

SECTION 4.4 Consents. Except with respect to filings with or notifications to and clearances from the applicable antitrust authorities in the applicable jurisdictions, no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including any Governmental Authority) by Buyer or any Buyer Affiliate in order (a) for this Agreement, the Closing Documents and the Related Agreements to constitute the legal, valid and binding obligations of Buyer and each Buyer Affiliate, to the extent that each of them is a party hereto or thereto, or (b) to authorize or permit the execution, delivery or performance of this Agreement, the Closing Documents and the Related Agreements by Buyer and each Buyer Affiliate, to the extent that each of them is a party hereto or thereto, or the consummation of the transactions contemplated hereby and thereby to be consummated by each of them.

SECTION 4.5 Purchase for Investment. Buyer is purchasing the CS Equity for its own account for investment and not with a view toward, or for resale in connection with, any distribution thereof. Buyer has sufficient knowledge and experience in financial and

39

business matters so as to be capable of evaluating the merits and risks of its investment in the CS Equity and is capable of bearing the economic risks of such investment.

SECTION 4.6 Brokers; Finders. No finder, broker or similar intermediary acting on behalf of Buyer or any of its Affiliates is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement or any of the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby.

SECTION 4.7 Engagement Letter. Buyer has provided a correct and complete copy of the Engagement Letter to GTI.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

REGARDING GTI AND THE BUSINESS

GTI represents and warrants to Buyer as of the date hereof and of the Closing Date as follows:

SECTION 5.1 Organization. Each of GTI, each of the Sellers and each of the CS Companies is a corporation, partnership, limited liability company or other organization that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (to the extent such concept is recognized in such jurisdiction) and is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not be material to Carbone Savoie or the Business or have a material adverse effect on GTI or any of the Sellers, or the execution, delivery or performance of this Agreement, or any Closing Document or any Related Agreement by GTI and each Seller, to the extent that each of them is a party hereto or thereto, or the consummation of the transactions contemplated by this Agreement or any Related Agreement to be consummated by any of them. Each of GTI, each Seller and each CS Company has the corporate, partnership, limited liability company or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and, to the extent that it is a party thereto, each Related Agreement and each Closing Document, (b) consummate the transactions contemplated hereby and thereby to be consummated by it, (c) own, lease or use its assets as currently owned, leased or used by it and (d) conduct its business as currently conducted by it. Each of GTI, each Seller and each CS Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the Laws of each jurisdiction in which the ownership, leasing or use of its assets by it or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on Carbone Savoie, the Business, GTI or any of the Sellers, or the execution, delivery or performance of this Agreement, any Closing Document or any Related Agreement by GTI, any Seller or any CS Company, to the extent that each of them is a party hereto or thereto, or the consummation of the transactions contemplated by this Agreement or any Related Agreement to be consummated by any of them. None of GTI, any Seller or any CS Company is in violation of any provision of its

40

Organizational Documents. Schedule 5.1 sets forth each jurisdiction under the Laws of which each Seller and each CS Company is organized or under which Carbone Savoie is so licensed or qualified.

SECTION 5.2 Authorization, Execution and Enforceability. The execution and delivery of this Agreement, the Closing Documents and the Related Agreements by GTI, each of the Sellers and each of the CS Companies, to the extent that each of them is a party hereto or thereto, and the performance by GTI, each of the Sellers and each of the CS Companies of their respective obligations hereunder and thereunder, and the consummation by GTI, each of the Sellers and each of the CS Companies of the transactions contemplated hereby and thereby to be consummated by each of them have been (or, in the case of the CS Companies, will be prior to the Closing Date) duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on the part of GTI, each of the Sellers and each of the CS Companies. This Agreement constitutes and, as of the Closing, each of the Closing Documents and the Related Agreements will constitute, a legal, valid and binding obligation of GTI, each of the Sellers and each of the CS Companies, to the extent that each of them is a party hereto or thereto, enforceable against GTI, each of the Sellers and each of the CS Companies in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors’ rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law). This Agreement has been, and as of the Closing, each Closing Document and Related Agreement will have been, duly executed by GTI, each of the Sellers and each of the CS Companies, to the extent that each of them is a party hereto or thereto.

SECTION 5.3 No Breach; Certain Consents. The execution and delivery of this Agreement, the Closing Documents and the Related Agreements, by GTI, each of the Sellers and each of the CS Companies, to the extent that each of them is a party hereto or thereto, the performance by GTI, each of the Sellers and each of the CS Companies of their respective obligations hereunder and thereunder and the consummation by GTI, each of the Sellers and each of the CS Companies of the transactions contemplated hereby and thereby to be consummated by each of them do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of GTI, any of the Sellers or any of the CS Companies, (b) except as set forth in Schedule 5.3, constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under, or result in the creation of any Lien upon any of the properties of GTI, any of the Sellers or any of the CS Companies pursuant to, any Contract to which GTI, any Seller or any CS Company is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law (including any applicable employment law requirements to consult employees, but excluding requirements to obtain Permits as set forth on Schedule 5.3) or any Order applicable to GTI, any of the Sellers, any of the CS Companies or any of such properties, except in the case of clause (b) or (c) above, for such defaults, breaches, cancellations, terminations, accelerations, creations or violations that would not in the aggregate be material to the Business or would not have a material adverse effect on GTI, any of the Sellers, or the execution, delivery or performance of this Agreement or any Closing Document or any Related Agreement by GTI, any of the Sellers or any of the CS Companies to the extent each of them is a party hereto or thereto, or the

41

consummation by GTI, any of the Sellers or any of the CS Companies of the transactions contemplated hereby and thereby to be consummated by each of them.

SECTION 5.4 Governmental and Other Consents. Except with respect to filings with or notifications to the applicable antitrust authorities in the applicable jurisdictions or as otherwise contemplated by Schedule 5.4 or any other Schedule with respect to the Contracts, Permits or other matters listed therein, no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including any Governmental Authority) by GTI, any of the Sellers or any CS Company in order (a) for this Agreement, the Closing Documents and the Related Agreements to constitute the legal, valid and binding obligation of GTI, each of the Sellers and each CS Company to the extent that each of them is a party hereto or thereto or (b) to authorize or permit the execution, delivery or performance of this Agreement, the Closing Documents and the Related Agreements by GTI, any of the Sellers or the CS Companies, to the extent that each of them is a party hereto or thereto, or the consummation of the transactions contemplated hereby or thereby to be consummated by each of them. For the purposes of Sections 5.3 and 5.4, Buyer acknowledges that French Law imposes a requirement to obtain Consent to assignment of a Contract and agrees that, to the extent required thereby, failure to indicate whether Consent to assignment of any Transferred SNC Contract is required solely under French Law (where the relevant Contract does not require Consent by its terms) shall not constitute a breach thereof.

SECTION 5.5 Organizational Documents. GTI has made available or caused to be made available to Buyer complete and accurate copies of the Organizational Documents of each of the CS Companies. Except as set forth in Schedule 5.5, there are no Contracts which obligate or require (or, with the giving of notice or lapse of time, or both, would obligate or require) GTI or any of its subsidiaries (including the CS Companies) to amend or authorize an amendment of the Organizational Documents of any of the CS Companies. GTI has made available or caused to be made available to Buyer complete and accurate copies of the minute books and stock books of each of the CS Companies. Such minute books contain complete and accurate copies of all records of all meetings held and consents in lieu of meetings of the board of directors (or any committee thereof) of each CS Company and the stockholders of each CS Company.

SECTION 5.6	CS Companies.

(a)        Schedule 5.6 sets forth the authorized, issued and outstanding capital stock of each CS Company and the number of outstanding shares thereof held by UCAR Holdings, Carbone Savoie and CS Brazil Holding prior to effectiveness of the proposed merger of CS Brazil Holding into CS Brazil Operating (the “Brazil Merger”). Until the Brazil Merger, CS Brazil Holding is the registered owner of all of the outstanding shares of CS Brazil Operating. Until the Brazil Merger, Carbone Savoie is the registered owner of all of the outstanding shares of CS Brazil Holdings. UCAR Holdings owns all of its shares of capital stock of Carbone Savoie free and clear of all Liens other than those under the Existing Agreements.

(b)        Upon the consummation of the Closing, the CS Equity shall have been sold and delivered to Buyer (or its nominees), free and clear of all Liens.

42

(c)        All of the issued and outstanding CS Equity as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. None of such CS Equity was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of any securities Law. Except with respect to the Brazil Merger or as described in Schedule 5.6, there are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional Equity Interests of any class of Equity Interests of any CS Company (or securities convertible into or exchangeable or exercisable for any such additional Equity Interests), no Equity Interests of any class of Equity Interest of any CS Company have been reserved or set aside for any purpose, and neither GTI nor any of its direct or indirect subsidiaries (including Carbone Savoie and CS Brazil Holding) is a party to any written Contract in respect thereof.

(d)        Schedule 5.6 sets forth all of the directors and officers of each CS Company.

(e)        Schedule 5.6 sets forth each other Person in which Carbone Savoie directly or indirectly owns or holds any Equity Interests (other than those classified as cash equivalents under GAAP), a description of the nature of each such Equity Interest and a description of the percentage of the outstanding Equity Interest in such Person so owned or held by each CS Company. Each CS Company owns and holds the Equity Interests of such other Persons free and clear of any and all Liens (other than Permitted Liens).

(f)         Except with respect to the Brazil Merger or as set forth in Schedule 5.6 and except for Organizational Documents and the Existing Agreements, neither GTI nor any of its subsidiaries (including any CS Company) is a party to any Contract with respect to:

(i)         the formation, management, disposition or liquidation of any CS Company or the creation, acquisition or disposition of any Equity Interest in any CS Company (including purchase agreements, contribution agreements, shareholder agreements, voting agreements and standstill agreements);

(ii)         voting any Equity Interests of any class of Equity Interests of any CS Company (including any proxy or director nomination rights);

(iii)        transfer of or transfer restrictions on any such Equity Interests (including any put, purchase or call option, any buy-sell agreement or any agreement providing for rights of first refusal or first offer or similar rights);

(iv)        repurchase, redemption or retirement of any such Equity Interests or dividends or other distributions in respect of any such Equity Interests; or

(v)	registration of any such Equity Interests under any securities Law.

(g)        Except as set forth in Schedule 5.6, no CS Company owns or holds any Indebtedness for Borrowed Money of any other Person other than GTI and its subsidiaries (including any CS Companies).

43

SECTION 5.7 Financial Statements. Complete and accurate copies of the Audited Financial Statements, the Interim Financial Statements and the Brazil Financial Statements are set forth in Schedule 5.7. The Audited Financial Statements (a) have been prepared in accordance with the books and records of Carbone Savoie, (b) fairly present, in all material respects, the financial position, results of operations and cash flows of Carbone Savoie at the dates and for the periods indicated in accordance with GAAP, except as indicated in the footnotes thereto, and (c) have been prepared in accordance with GAAP applied on a basis consistent with past practices of Carbone Savoie (except as may otherwise be required by GAAP). Except as set forth on Schedule 5.7, the Interim Financial Statements (i) have been prepared in accordance with the books and records of Carbone Savoie, and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of Carbone Savoie at the dates and for the period indicated in accordance with GAAP, except that they have been presented on a condensed and abridged basis (without footnotes) in accordance with the Shareholders’ Agreement and past practice of Carbone Savoie, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the Audited Financial Statements and with past practices of Carbone Savoie (except for such differences as may otherwise be required by GAAP) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of Carbone Savoie. The Brazilian Financial Statements (x) have been prepared in accordance with the books and records of CS Brazil Operating, (y) fairly present, in all material respects, the financial position, results of operations and cash flows of CS Brazil Operating at the dates and for the periods indicated in accordance with GAAP, except that they have been presented on a condensed and abridged basis (without footnotes) in accordance with the Shareholders’ Agreement and past practice of Carbone Savoie and CS Brazil Operating and (z) have been prepared in accordance with GAAP applied on a basis consistent with past practices of Carbone Savoie and CS Brazil Operating (except for such differences as may otherwise be required by GAAP).

SECTION 5.8	Tax Matters. Except as set forth in Schedule 5.8:

(a)        All material Tax Returns required to be filed on or before the Closing Date with respect to the SNC Purchased Assets or the Brazil Purchased Assets, or by Carbone Savoie, have been properly filed in a timely manner (taking into account all extensions of due dates) and are correct and complete in all material respects.

(b)        All material Taxes due and payable by or on behalf of SNC with respect to the SNC Purchased Assets and by CS Brazil Operating with respect to the Brazil Purchased Assets have been timely paid in full, and all material Taxes due and payable by Carbone Savoie have been or will be timely paid in full; provided, however, that as it relates to the SNC Purchased Assets and the Brazil Purchased Assets this representation and warranty is made only to the extent that such Taxes are or may become Liens on the SNC Purchased Assets or the Brazil Purchased Assets. Adequate reserves or accruals for Taxes of Carbone Savoie have been recorded in its books and records in accordance with GAAP with respect to any period for which Taxes are not yet due and owing (except to the extent any failure to establish such reserves or accruals would not reasonably be expected to have a Material Adverse Effect).

(c)        No Tax audit or examination of any Tax Return by or with respect to Carbone Savoie is pending or, to the Knowledge of GTI, threatened by any Governmental

44

Authority. Neither GTI nor any of its subsidiaries (including Carbone Savoie) has received written notice that Carbone Savoie is subject to Tax by a jurisdiction where it did not pay Tax or file Tax Returns.

(d)        None of GTI or any of its subsidiaries (including the CS Companies) has waived any statute of limitations with respect to any material Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency or executed, or filed with any Tax authority, any agreement, waiver or other document extending the period for assessment or collection of any material Tax; provided, however, that this representation and warranty is made only to the extent such Tax assessment or deficiency is or may become a Lien on the Purchased Assets or that Carbone Savoie or a Buyer Affiliate may become liable for deficiencies as a transferee of the Purchased Assets.

(e)        GTI and its subsidiaries (including Carbone Savoie) have complied in all material respects with all applicable Laws relating to the withholding of Taxes as to Employees and have duly and timely withheld from salaries, wages and other compensation all amounts so required to be withheld and have duly and timely paid such amounts over to the proper Tax authorities.

(f)         The CS Companies have not received any notice in writing from any Governmental Authority indicating that any of the CS Companies is the subject of any material investigation or proceeding by any Governmental Authority for assessment and collection of Taxes.

(g)        There are no encumbrances other than Permitted Liens on any of the assets of the CS Companies in connection with any failure (or alleged failure) to pay any Tax.

(h)        None of the CS Companies has received any written Tax ruling from, or entered into any written and legally binding agreement with, any Tax authority, or is currently in negotiations to enter into any such agreements.

(i)         Carbone Savoie does not hold, and, since 1997, has not held, any interest in any partnership or other entity that is fiscally transparent for income Tax purposes, except that GTI makes no representation or warranty with respect to the Tax classification of CS Brazil Holding or CS Brazil Operating.

SECTION 5.9 Real Property. Schedule 5.9 identifies (a) all of the real property (owned or leased) which is used in the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies) other than real property used to provide corporate services or used in Brazil (the “Real Property”), (b) all of the material written Contracts (including those relating to leases from or to third parties and easements granted by or to third parties) pertaining to the Real Property to which any of them is a party, (c) all of the material easements, rights of way and other rights and interests (other than those set forth in such Contracts) pertaining to the Real Property and (d) all of the Proceedings currently pending by or against and all of the Orders issued to any of them which pertain to the Real Property and which materially interfere or would reasonably be expected to materially interfere with the ownership, leasing or use of the Real Property as currently owned, leased or used by any of them. All of the

45

buildings and structures constituting part of the Purchased Assets or located on the Real Property owned or leased by a CS Company are supplied with all utilities necessary for the operation thereof as currently operated by the Sellers and the CS Companies.

SECTION 5.10	Personal Property.

(a)        Schedule 5.10 sets forth a list of all material fixed assets and other tangible personal property (including plants, leasehold improvements, furnishings, furniture, office equipment, vehicles, tools, machinery, equipment, structures and movable fixtures) owned or leased by GTI and its subsidiaries (including the CS Companies) and used in the Business as of December 31, 2005, other than fixed assets and personal property (not held by any of the CS Companies or at NDB by SNC) used to provide corporate services or used in Brazil to supply products to the Business.

(b)        Except as set forth in Schedule 5.10, GTI and its subsidiaries (including the CS Companies) have not sold, transferred or otherwise disposed of any material fixed assets or other material tangible personal property used or held for use in the Business since December 31, 2005 other than in the Ordinary Course.

(c)        Except as set forth in Schedule 5.10, (i) all of the material tangible personal property (which includes plants, leasehold improvements, furnishings, furniture, office equipment, vehicles, tools, machinery, equipment, structures and movable fixtures), other than fixed assets and personal property (not held by any of the CS Companies or at NDB by SNC) used to provide corporate services or used in Brazil to supply products to the Business, which is (A) used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies) and (B) owned by any of them, is either a Purchased Asset or an asset of Carbone Savoie, (ii) if any of such property was an asset of Carbone Savoie and was owned by it as of December 31, 2005, such asset is reflected in the balance sheet included among the Audited Financial Statements in accordance with GAAP and (iii) if any of such property was an asset of Carbone Savoie and was owned by it as of June 30, 2006, such asset is reflected in the balance sheet included among the Interim Financial Statements in accordance with GAAP.

SECTION 5.11           Title to Owned Properties. Except as set forth in any Schedule with respect to the properties listed therein, each of the Sellers has good and marketable title to or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, the Purchased Assets free and clear of all Liens other than Permitted Liens and each of the CS Companies has good and marketable title to or, in the case of leased or subleased assets, valid and subsisting leasehold interests in all of the respective properties owned or leased by it, free and clear of all Liens other than Permitted Liens.

SECTION 5.12	Contracts.

(a)        Except for those Contracts set forth on Schedules 5.6, 5.9, 5.16, 5.17, 5.18, 5.22, 5.23 and 5.25 (the “Other Scheduled Contracts”), Schedule 5.12 lists all Contracts arising from or related to the Business to which GTI or any of its subsidiaries (including any CS Company) is a party and:

46

(i)         which is likely to involve future expenditures or receipts in excess of $200,000 in the aggregate with respect to the purchase, sale or lease of goods or personal or real property and which cannot be cancelled by a CS Company without penalty or further payment or without more than 30 days’ notice;

(ii)         which is likely to involve future expenditures or receipts with respect to the purchase or sale of services (including utilities) in excess of $250,000 and which cannot be cancelled by a CS Company without penalty or further payment or without more than 30 days’ notice;

(iii)        which contain continuing or future commitments of suretyship, guaranty or indemnification (other than (A) customary guarantees, warranties and indemnities in connection with the collection of checks and similar items, (B) Contracts involving the purchase, sale or lease of materials, supplies, utilities, goods or other personal property or the purchase or sale of services in the Ordinary Course, (C) Contracts described in clause (xiii) of this sentence and (D) Contracts under which performance has been completed) and which cannot be cancelled by a CS Company without penalty or further payment or without more than 30 days’ notice;

(iv)        which involve the handling, treatment, storage, transportation, recycling, reclamation or disposal of hazardous waste;

(v)        which provide for the continuing or future grant of a Lien (other than Permitted Liens and Liens set forth on Schedule 5.9) or the continuing or future incurrence or extension of Indebtedness;

(vi)        which relate to the disposition or acquisition of any business or any Equity Interest in any Person (other than cash equivalents) or the creation of any Person (other than (A) Organizational Documents of the CS Companies and (B) Contracts described in clause (xiii) of this sentence);

(vii)       which relate to a continuing or future joint venture or partnership (other than (A) the Organizational Documents of CS Companies or the Existing Agreements and (B) Contracts described in clause (xiii) of this sentence);

(viii)      which relate to the continuing or future appointment of a sales agent or representative, a distributor, a broker or dealer or any marketing or consulting firm;

(ix)        which relate to the indemnification of any current or past director or officer of any of the CS Companies, any Transferred SNC Employee or any current or past employee of the CS Companies (other than the Organizational Documents of the CS Companies and the Existing Agreements);

(x)        which relate to the continuing or future employment of any employee, other than standard employment contracts entered into in the Ordinary Course with employees in France, or engagement of a consultant, including Contracts relating to compensation or severance of any current or future employee or consultant (other than a Benefit Plan);

47

(xi)        which restrict or purport to restrict the current or future conduct of the Business or the current or future conduct of business by any of the CS Companies or any direct or indirect parent of any CS Company anywhere in the world or in conjunction or competition with any Person;

(xii)       which involve continuing or future rights against other Persons or obligations in favor of other Persons with respect to confidentiality or non-use of information or non-solicitation of employees or customers that would reasonably be expected to materially interfere with the future conduct of the Business (other than (A) customary rights and obligations in connection with the purchase, sale or lease of materials, supplies, utilities, goods or other personal property or the purchase or sale of services in the Ordinary Course and (B) Contracts described in clause (xiii) of this sentence);

(xiii)      which involve continuing or future obligations and to which a Governmental Authority is a party;

(xiv)      which were terminated (other than by non-renewal or expiration in accordance with their terms) or were cancelled on or after January 1, 2006, where termination or cancellation has had or would reasonably be expected to have a Material Adverse Effect;

(xv)       which has had since January 1, 2006, or would reasonably be expected to have in the future a Material Adverse Effect; or

(xvi)      which are material to the Business or any CS Company, whether or not made in the Ordinary Course.

(b)        Except with respect to Contracts listed on Schedule 2.1(b)(iv), Schedule 5.12 and each Schedule which sets forth Other Scheduled Contracts indicates whether any of the Contracts so set forth are included among the SNC Transferred Contracts and the Brazil Transferred Contracts.

(c)        The SNC Transferred Contracts, the Brazil Transferred Contracts and the Contracts of Carbone Savoie set forth on Schedule 5.12 or included among the Other Scheduled Contracts include all the material Contracts of the Business other than those listed in Schedule 2.2(c).

(d)        Except as otherwise indicated on Schedule 5.12 or set forth below, GTI has made available to Buyer accurate and complete copies of all Scheduled and Transferred Contracts. GTI has made available to Buyer copies of Scheduled and Transferred Contracts relating to raw materials and certain other matters which have been redacted (the “Redacted Contracts”) to prevent disclosure of prices, specifications, volumes, product or supplier names and similar information which enables a Person to derive confidential or proprietary information that, if known to a competitor or customer, would be detrimental to the Business.

SECTION 5.13           Performance of Contracts. Except as set forth herein or in any Schedule with respect to the Contracts listed therein, (a) all of the Scheduled and Transferred Contracts are legal, valid and in full force and effect in all material respects, (b) none of the Sellers nor any of the CS Companies is in material default or breach, or has received written

48

notice of any material default or material breach or any event which, with the passage of time, the giving of notice, or both, would constitute a material default or material breach by any of the Sellers or any of the CS Companies under any of the Scheduled and Transferred Contracts, (c) to the Knowledge of GTI, none of the other parties to any of the Scheduled and Transferred Contracts is in material default or material breach thereunder, and (d) except to the extent arising in the ordinary course of negotiation of extension or renewal of a Scheduled and Transferred Contract, no party thereto has given notice that it intends to terminate, cancel or fail to renew or extend its Scheduled and Transferred Contract or to otherwise cease or materially reduce its business with the Business.

SECTION 5.14	Sufficiency and Condition of Purchased Assets.

(a)        The sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the designated Buyer Affiliates at the Closing as contemplated by this Agreement together with the rights to be granted to Buyer and its Affiliates under the Related Agreements will transfer to Buyer and the Buyer Affiliates, either directly or through the transfer of the CS Equity Interests, all of the material tangible and intangible assets and properties currently used in the Business (other than the Excluded Assets consisting of machining assets used to machine sidewall blocks) in substantially the same manner and to substantially the same extent as currently used by GTI and its subsidiaries (including the CS Companies).

(b)        All of the Transferred Tangible Business Assets and the tangible business assets of the CS Companies are in good operating condition (normal wear and tear excepted) and are suitable for the uses in the Business for which they are currently used by GTI and its subsidiaries (including the CS Companies).

(c)        The Purchased Assets, together with the rights to be granted and services to be provided under the Related Agreements, are sufficient in all material respects to enable Buyer and the Buyer Affiliates to conduct the Business as currently conducted by GTI and its subsidiaries (including the CS Companies).

SECTION 5.15	Permits.

(a)        Schedule 5.15 sets forth all of the Permits (including environmental, health and safety Permits) which have been issued to, or are held or used by, SNC, in respect of the Business, or Carbone Savoie or for which GTI or any of its subsidiaries (including the CS Companies) has applied, and in each case, which are or, upon issuance, would reasonably be expected to be material to the conduct of the Business as currently conducted by SNC, in respect of the Business, and Carbone Savoie.

(b)        Except as set forth in Schedule 5.15, GTI and its subsidiaries (including the CS Companies) have obtained all of the material Permits which are necessary in order (i) to conduct the Business as currently conducted by them or (ii) to own, lease or use the Purchased Assets or the assets of Carbone Savoie as currently owned, leased or used by them.

(c)        Except as set forth in Schedule 5.15, SNC, in respect of the Business, and Carbone Savoie are in compliance in all material respects with the Permits set forth therein and neither SNC, in respect of the Business, nor Carbone Savoie has received written notice that any

49

Permit set forth in Schedule 5.15 has been or will or may be revoked, cancelled, suspended or materially adversely modified and no Proceeding is pending or, to the Knowledge of GTI, threatened against them with respect to any Permit set forth in Schedule 5.15.

SECTION 5.16	Patents; Technology.
(a) Schedule 5.16 sets forth:

(i)         all of the patents and patent applications owned by or licensed or assignable to GTI or any of its subsidiaries (including the CS Companies) which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies);

(ii)         all of the licenses and non-assertion rights granted to or by GTI or any of its subsidiaries (including the CS Companies) pursuant to written Contracts pertaining to patents, patent applications, inventions, trade secrets, know-how and process technology (including manufacturing and engineering information) or technical information which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies);

(iii)        all of the confidentiality, secrecy, screening, development and settlement Contracts pertaining to patents, patent applications, inventions, trade secrets, know-how and process technology (including manufacturing and engineering information) or technical information which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies) (other than those Contracts relating to the purchase, sale or lease of materials, supplies, utilities, goods or other personal property or the purchase or sale of services in the Ordinary Course); and

(iv)        all of the Proceedings (including interference, opposition, revocation and conflict Proceedings) pending by or against or, to the Knowledge of GTI, threatened against and all of the Orders outstanding pertaining to patents, patent applications, inventions, trade secrets, know-how and process technology (including mix formula terms, processing conditions and manufacturing and engineering information) or technical information described in the preceding clauses of this Section 5.16(a).

(b)        Except as set forth on Schedule 5.16, all of the Intellectual Property listed in Schedule 5.16 is owned exclusively by or licensed exclusively to or subject to non-assertion rights granted to Carbone Savoie and Carbone Savoie owns or has the right to use such Intellectual Property free and clear of any encumbrances.

(c)        Except as set forth on Schedule 5.16 and except for implied licenses granted to customers in connection with the sale of Cathodes, no member of the Seller Group has granted to any third party any license or right to use the Intellectual Property listed in Schedule 5.16. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Intellectual Property listed in Schedule 5.16.

(d)        The Intellectual Property listed in Schedule 5.16 (i) are subsisting and in full force and (ii) have not been adjudged invalid or unenforceable, used or enforced, or failed to be used or enforced, in a manner that would be material to the conduct of the Business as

50

currently conducted by GTI and its subsidiaries (including the CS Companies), except as set forth in Section 5.16.

(e)        Except as set forth in Schedule 5.16, neither GTI nor any of its subsidiaries (including the CS Companies) has received written notice that it has infringed the rights of any third party in respect of any patent, patent application or trade secret in connection with the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies).

(f)         Except as may be set forth in Schedule 5.16, the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies) and the use of the Intellectual Property listed in Schedule 5.16 in connection therewith, do not conflict with, infringe, or otherwise violate the Intellectual Property rights of any third party in any material respect.

(g)        To the Knowledge of GTI and except as set forth in Schedule 5.16, no third party is engaging in any activity or using any Intellectual Property that infringes or otherwise violates or conflicts with the Intellectual Property listed in Schedule 5.16.

(h)        To the Knowledge of GTI, no third party is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property listed in Schedule 5.16.

(i)         GTI has provided or otherwise made available to the Buyer a true and complete copy of all contracts and amendments thereto that comprise or relate to any and all of the Intellectual Property listed in Schedule 5.16.

(j)         Buyer agrees that the representations and warranties in this Article 5 as to matters relating to Intellectual Party of Carbone Savoie to the extent they relate to events or circumstances that occurred prior to the GTI Acquisition Date are made to the Knowledge of GTI.

(k)        Except as set forth on Schedules 5.16 and 5.17, respectively, GTI and its subsidiaries (including the CS Companies) have no Knowledge of assertions of the invalidity or unenforceability of any of the Intellectual Property set forth in Schedules 5.16 and 5.17.

(l)         The Purchased Assets, together with assets of Carbone Savoie and the rights granted under the Technology License Agreement, constitute all of the Intellectual Property used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies).

SECTION 5.17           Trademarks; Copyrights; Other Intellectual Property Matters.

(a)	Schedule 5.17 sets forth:

51

(i)         all of the trademarks, service marks, trade names and registered copyrights owned by or licensed or assignable to GTI or any of its subsidiaries (including the CS Companies) which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies);

(ii)         all of the written licenses (other than “shrink wrap” licenses relating to software purchases “off the shelf”) and all of the rights under registered user or other written Contracts granted to GTI or any of its subsidiaries (including the CS Companies) by third parties pertaining to trademarks, service marks, trade names and registered copyrights which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies);

(iii)        all of the written licenses and all of the rights under registered user or other written Contracts granted to third parties by GTI and its subsidiaries (including the CS Companies) pertaining to trademarks, service marks, trade names and registered copyrights which are used in the Business as currently conducted by GTI and its subsidiaries (including the CS Companies); and

(iv)        all of the Proceedings (including concurrent use, opposition and cancellation Proceedings) pending by or against, or to the Knowledge of GTI, threatened against, and all of the final Orders outstanding pertaining to trademarks, service marks, trade names or registered copyrights described in the preceding clauses of this Section 5.17.

(b)        Except as set forth in Schedule 5.17, all of the Intellectual Property listed in Schedule 5.17 is owned exclusively by or licensed exclusively to Carbone Savoie and Carbone Savoie owns or has the right to use such Intellectual Property free and clear of any encumbrances.

(c)        Except as set forth on Schedule 5.17, no member of the Seller Group has granted to any third party any license or right to use the Intellectual Property listed in Schedule 5.17. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Intellectual Property listed in Schedule 5.17.

(d)        The Intellectual Property listed in Schedule 5.17 (i) are subsisting and in full force and (ii) have not been adjudged invalid or unenforceable, used or enforced, or failed to be used or enforced, in a manner that would be material to the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies), except as set forth in Schedule 5.17.

(e)        All of the trademarks and service marks described in Section 5.17 have been duly registered or are the subject of pending registration applications in the jurisdictions indicated in Schedule 5.17.

(f)         Neither GTI nor any of its subsidiaries (including the CS Companies) has received written notice that it has infringed the rights of any third party in respect of trademarks, trade names, service marks or registered copyrights in connection with the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies). Except as set forth in Schedule 5.17, GTI and its subsidiaries (including the CS Companies) have

52

used commercially reasonable efforts (and at least the same level of efforts used to maintain the confidentiality of trade secrets and other confidential Intellectual Property of the graphite electrode and other businesses of GTI and its subsidiaries (other than the CS Companies)) to maintain the confidentiality of trade secrets and other confidential Intellectual Property included in the Purchased Assets or the assets of Carbone Savoie and that are material to the Business as currently conducted by GTI and its subsidiaries (including the CS Companies).

(g)        No employees or independent contractors have contributed to the creation or development of any Intellectual Property listed in Schedule 5.17 and retain any ownership or other rights thereto.

(h)        GTI has provided or otherwise made available to the Buyer a correct and complete copy of all contracts and amendments thereto that comprise or relate to any and all of the Intellectual Property listed in Schedule 5.17.

(i)         To the Knowledge of GTI and except as set forth in Schedule 5.17, no third party is engaging in any activity or using any Intellectual Property that infringes, or otherwise violates or conflicts with the Intellectual Property listed in Schedule 5.17.

SECTION 5.18	Human Resources.

(a)        Schedule 5.18 sets forth a list of (i) all of the collective bargaining agreements and other Contracts with labor unions or associations representing any of the CS Employees or the Transferred SNC Employees and (ii) as of the dates set forth in Schedule 5.18, the total number of Employees and the number of such Employees subject to each such agreement or Contract. Such numbers of Employees have not changed since such dates, except in the Ordinary Course and except as a result of the Restructuring or in connection with the transactions contemplated by this Agreement. Except as set forth in Schedule 5.18, there are no strikes, slowdowns, picketing, work stoppages, labor troubles or other similar events in which any Employees have participated since January 1, 2006, are participating or, to the Knowledge of GTI, are threatening to participate and which have had, are having or would reasonably be expected to have a Material Adverse Effect.

(b)        Schedule 5.18 identifies all of the material Benefit Plans maintained by SNC and Carbone Savoie with respect to the CS Employees or the Transferred SNC Employees, all of the material compensation policies and practices of SNC and Carbone Savoie with respect to the CS Employees or the Transferred SNC Employees, all of the material severance, termination and similar programs established by SNC and Carbone Savoie in respect of the transactions contemplated hereby.

(c)        Except as set forth in Schedule 5.12 or Schedule 5.18, neither SNC nor Carbone Savoie is a party to any written consulting or employment Contract (other than normal course employment agreements with employees that are customary in France) with any Employee or has made any commitment (pursuant to any Contract or otherwise) to materially increase the wages, or to materially modify the conditions or terms of employment of, the Employees. GTI has made available to Buyer accurate and complete copies of all documents listed on Schedule 5.18.

53

(d)        Except as set forth in Schedule 5.18 or as required by applicable Law, neither SNC nor Carbone Savoie has any obligation to maintain or make material contributions to, or has any material Liability with respect to, any terminated Benefit Plan previously maintained or required to be maintained by SNC or Carbone Savoie, (i) to which SNC or Carbone Savoie previously made or was required to make contributions or (ii) with respect to which SNC or Carbone Savoie previously had any Liability, in each case that was assumed by a purchaser of assets or businesses of SNC or Carbone Savoie. Notwithstanding anything contained herein to the contrary, no representation or warranty is made in this Agreement as to any Benefit Plan for any period that it was maintained or was required to be maintained by Carbone Savoie prior to the GTI Acquisition Date, as to any matter occurring or existing prior to the GTI Acquisition Date.

(e)	Except as set forth in Schedule 5.18;

(i)         each Benefit Plan concerning the CS Employees or the Transferred SNC Employees has been established and maintained in all material respects in compliance with its terms and all applicable Laws;

(ii)         each Benefit Plan concerning the CS Employees or the Transferred SNC Employees that is required to be registered as such under applicable Laws has been so registered except where the failure to be so registered would not reasonably be expected to have a Material Adverse Effect;

(iii)        no Benefit Plan which covers the CS Employees or the Transferred SNC Employees provides for material retiree health and life benefits except as required by applicable Laws;

(iv)        other than routine claims for benefits under a Benefit Plan, no material Proceedings are pending or, to the Knowledge of GTI, threatened with respect to any Benefit Plan which covers the CS Employees or the Transferred SNC Employees;

(v)        no Equity Interests in Carbone Savoie are part of the assets of any Benefit Plan;

(vi)        all material contributions required to be made and material claims required to be paid with respect to an Employee under any Benefit Plan have been timely made or paid;

(vii)       the CS Employees or the Transferred SNC Employees are not entitled to any noncash benefits (avantage en nature);

(viii)      to the Knowledge of GTI, all material reports and documents with respect to the Benefit Plans required by applicable Laws to be filed and distributed have been so filed and distributed; and

(ix)        each Benefit Plan for CS Employees or the Transferred SNC Employees (other than any Pechiney Plan) that provides for defined benefits is adequately funded in accordance with applicable Law.

54

(f)         Except as otherwise provided by applicable Law or set forth in Schedule 5.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a material payment becoming due, or a material increase in any payment becoming due, to any Employee, (ii) the acceleration of the time of payment or vesting of material compensation or benefits under any Benefit Plan or (iii) the imposition of a material restriction on the right of SNC or any CS Company to terminate or amend a material Benefit Plan.

(g)        Except as set forth in Schedule 5.18 neither SNC nor Carbone Savoie employs Employees on a fixed term basis, which would permit their employment contracts to be requalified as indefinite term contracts under applicable French Law.

(h)        The Restructuring has been and will be conducted in all material respects in accordance with applicable Laws.

(i)         Carbone Savoie and SNC have complied with French labor Laws, except for such noncompliance prior to the Closing which would not reasonably be expected to result in material Liability to Carbone Savoie after the Closing.

SECTION 5.19           Changes in Business Operations. Except as contemplated hereby or as set forth in Schedule 5.19 or in connection with the Restructuring or the Inventory Transfer, since January 1, 2006:

(a)        none of GTI, the Sellers or the CS Companies has, in connection with the conduct of the Business by it, made any material change in practices, operations or policies with respect to (i) the method for selling products or services, (ii) the standard terms and conditions of sale of products or services (including standard terms regarding returns and discounts, but excluding price changes), (iii) the method for accounting for sale of products or services, (iv) the maintenance of inventory levels, (v) the conduct of accounts receivable collection and accounts payable payment activities, (vi) the method and level of manufacturing or sourcing products or raw materials or (vii) the Benefit Plans or the compensation policies or practices applicable to the CS Employees or the Transferred SNC Employees;

(b)        none of GTI, the Sellers or the CS Companies has engaged in, or sought to engage in, any activities or practices designed or intended to, on for the purpose of, or that in any material respect have had or would have the effect of, (A) increasing, not in the Ordinary Course, the amount of cash held by Carbone Savoie, including (i) accelerating the collection of any accounts receivable, including by soliciting or providing incentives for the early payment of any accounts receivable, (ii) delaying the payment of any accounts payable, (iii) delaying the payment of any Taxes, (iv) factoring any accounts receivable in a manner or to an extent that would be inconsistent with the past practices of GTI and its subsidiaries (including Carbone Savoie), (v) deferring any scheduled or required capital spending or (vi) selling any material assets, properties or Inventory (other than sales of Inventory in the Ordinary Course) or (B) decreasing, not in the Ordinary Course, the amount of working capital of Carbone Savoie, including reducing the level of inventory of raw materials of Carbone Savoie;

55

(c)        GTI, the Sellers and the CS Companies have conducted the Business in the Ordinary Course and none of GTI, the Sellers or any of the CS Companies has, in connection with the conduct of Business by it and other than in the Ordinary Course, and except for the Restructuring (i) engaged in any material transaction, (ii) entered into any material Contract, (iii) paid or discharged any material Liability, (iv) sold or transferred any material property, (v) waived or released any material right or obligation or (vi) incurred any material Indebtedness;

(d)        there has been no development, event or circumstance (including the incurrence of any material Liability or Loss) that, individually or in the aggregate, has had, is having or would reasonably be expected to have a Material Adverse Effect; and

(e)        there has been no damage to or loss of Purchased Assets or the assets owned, leased or used by any CS Company which is material to the conduct of the Business as currently conducted by GTI, the Sellers and the CS Companies (regardless of whether such damage or loss is covered by insurance).

SECTION 5.20           Compliance with Laws. Except as set forth in Schedule 5.20, neither GTI nor any of its subsidiaries (including any CS Company) is in default under or in violation of any Law or any Order pertaining to the Business as currently conducted by them or to the Purchased Assets, other than such defaults and violations, if any, which have not been and would not reasonably be expected to be material to the Business.

SECTION 5.21           Litigation; Proceedings. Schedule 5.21 sets forth all Proceedings pending by or against or, to the Knowledge of GTI, threatened against GTI or any of its subsidiaries (including the CS Companies) and all of the Orders outstanding which pertain to the Employees and the Business as currently conducted by them or any of the Purchased Assets or assets owned, leased or used by a CS Company, other than routine Proceedings (including product liability, product warranty and worker’s compensation Proceedings), in which the maximum amount claimed or in controversy exceeds $100,000 or in which the maximum amount claimed or in controversy in all Proceedings involving substantially similar issues outstanding at any time after January 1, 2006 exceeds $200,000, except that, in the case of Proceedings or Orders with respect to Employees, such amounts shall be $50,000. Except as set forth in Schedule 5.21, neither GTI nor any of its subsidiaries (including the CS Companies) has received, since January 1, 2006, written notice of any unresolved claim of personal injury or death or any unresolved claim for injunctive relief in connection with any product or service manufactured or sold by the Business.

SECTION 5.22	Environmental Conditions.

(a)        Except as set forth in Schedules 5.15, 5.20 or 5.22, with respect to the Business, the Purchased Assets and the CS Companies:

(i)         none of GTI nor any of its subsidiaries (including, since the GTI Acquisition Date, Carbone Savoie) has received written notice under any Environmental Law stating that any of GTI or its subsidiaries (including the CS Companies) has a present material obligation to Remediate any of the Real Properties or any other real property owned or leased by SNC or any CS Company;

56

(ii)         GTI and its subsidiaries (including the CS Companies) are in compliance, in all material respects, with all Environmental Laws in connection with the conduct of the Business and the ownership, leasing and use of the Purchased Assets and the assets owned, leased and used by them, as currently conducted, owned, leased or used by them, including all material Permits required pursuant thereto for the operation of the Business as so conducted, and all such Permits are in full force and effect and no action to revoke any such Permit is pending or, to the Knowledge of GTI, has been threatened;

(iii)        neither GTI nor any of its subsidiaries (including the CS Companies) has received written notice from any Governmental Authority regarding any event, condition or circumstance which, if it occurred or existed and is adverse to them, would reasonably be expected to (i) prevent compliance, in any material respect, with any Environmental Law or any material Permit issued under any Environmental Law held by them, in each case, in connection with the conduct of the Business and the ownership, leasing and use of the Purchased Assets and the assets owned, leased and used by the CS Companies, as currently conducted, owned, leased or used by them or (ii) require the amendment, in any material respect, of any such Permit issued under any Environmental Law or (iii) materially interfere with the timely receipt of any such amendment;

(iv)        neither GTI nor any of its subsidiaries (including, since the GTI Acquisition Date, Carbone Savoie) has received written notice that it is responsible or liable for any material Environmental Liabilities arising from (i) any past or present Environmental Condition on, under, above or about any of the Real Property, (ii) the use, manufacture, distribution, management, handling, transport, treatment, generation, storage or Release of Hazardous Substances in connection with the conduct of the Business by them or (iii) the failure of any of the Real Property or, since the GTI Acquisition Date, the failure of any other real property, assets, equipment, buildings or structures or facilities which has been owned or operated by GTI or any of its subsidiaries (including the CS Companies) relating to the Business to comply with any Environmental Law or any Permit issued thereunder;

(v)        neither GTI nor any of its subsidiaries (including, since the GTI Acquisition Date, Carbone Savoie) is subject to any outstanding written notice or Order from, or agreement with, any Governmental Authority or other Person in respect of which it (i) is required to incur any material Environmental Liabilities with respect to any of the Real Property or the conduct of the Business or (ii) is subject to any investigation by any Governmental Authority evaluating whether any material Remediation is needed to respond to a Release of Hazardous Substances;

(vi)        GTI and its subsidiaries (including, since the GTI Acquisition Date, Carbone Savoie) have filed, in all material respects, all notices required to be filed by them under any Environmental Law in respect of Releases of Hazardous Substances in connection with the conduct of the Business or the ownership, leasing or use of the Purchased Assets or the assets owned, leased or used by the CS Companies;

(vii)       neither GTI nor any of its subsidiaries (including, since the GTI Acquisition Date, Carbone Savoie) has entered into any written Contract with any Governmental Authority or other Person pursuant to which it has assumed responsibility for, either directly or

57

as a guarantor, indemnitor or surety, any Remediation of any Environmental Condition with respect to any of the Real Property or conduct of the Business providing for future expenditures in excess of $200,000;

(viii)      neither GTI or any of its subsidiaries (including the CS Companies) nor, to the Knowledge of GTI, any other Person has caused with respect to the Business, and, to the Knowledge of GTI, the Real Property is not adversely affected by, any Release or threatened Release of any Hazardous Substance that would reasonably be expected to result in a material Environmental Liability; and

(ix)        no written Environmental Claim has been received by GTI or any of its subsidiaries (including SNC and the CS Companies) with respect to the Purchased Assets or the assets of Carbone Savoie and, to the Knowledge of GTI, no condition exists with respect to the Purchased Assets or the assets of Carbone Savoie that would be reasonably likely to lead to any material Environmental Claim.

(b)        Except as otherwise specifically provided in this Agreement, this Section 5.22 and Section 5.19(d) contain the sole warranties and representations of GTI regarding environmental matters. Notwithstanding anything contained herein to the contrary, no representations or warranty is made in this Agreement as to Carbone Savoie or its assets, employees or operations, as to events, conditions or circumstances in respect of Environmental Conditions, Environmental Liabilities, Health and Safety Conditions or Health and Safety Liabilities existing or occurring prior to the GTI Acquisition Date.

(c)        Except as Disclosed, set forth herein or in any Related Agreement or as reflected or as reserved against in the Audited Financial Statements or the Interim Financial Statements, there are no material Environmental Liabilities arising out of, related to or associated with the Business or the Purchased Assets.

SECTION 5.23           Health and Safety Matters. Except as set forth on Schedule 5.20, 5.21, 5.22 or 5.23, with respect to the Business, Purchased Assets or the CS Companies:

(a)        neither GTI nor any of its subsidiaries (including the CS Companies) has received any written citation, notice or Order after the GTI Acquisition Date alleging any material Liability on its part with respect to any Health and Safety Condition;

(b)        no Proceedings by any Governmental Authority or other Person are pending or, to the Knowledge of GTI, threatened with respect to any Health and Safety Condition, in each case, relating to the Real Property, the conduct of the Business or ownership, leasing and use of the Purchased Assets and the assets owned, leased and used by the Business, as currently conducted, owned, leased or used by the Sellers and the CS Companies, which, if adversely determined, would reasonably be expected to result in a material Liability; and

(c)        to the Knowledge of GTI neither GTI nor any of its subsidiaries (including the CS Companies) is subject to any ongoing or, threatened investigation by any Governmental Authority with respect to any failure to comply with any Health and Safety Law which, if adversely determined, would be material to the Business.

58

SECTION 5.24	Inventory; Accounts Receivable.

(a)        The Transferred Inventory, the Pitch and Spare Parts Inventory and the Inventory of the CS Companies, in all material respects, is (i) merchantable in the Ordinary Course and (ii) adequate for the needs of the Business as currently conducted by Sellers and the CS Companies. The Transferred Inventory and the Inventory of the CS Companies that has been manufactured by GTI or its subsidiaries, in all material respects, conforms with applicable specifications, has been produced in compliance with applicable quality control procedures and has been manufactured in accordance with applicable Laws in effect at the time of such manufacture. The amount and mix of items in the Transferred Inventory, the Pitch and Spare Parts Inventory and the Inventory of the CS Companies, in all material respects, is consistent with past practices with respect to the conduct of the Business by GTI and its subsidiaries (including the CS Companies).

(b)        All accounts receivable of the Business have been validly created in the Ordinary Course and, except as reserved on the Interim Financial Statements or, with respect to reserves created since June 30, 2006, as reserved on the books and records of the CS Companies in amounts that in the aggregate are not material or inconsistent with past practices, constitute valid claims of the CS Companies.

(c)        Schedule 5.24 sets forth, as of July 31, 2006, a summary of the outstanding warranty Claims relating to products or services sold by the Business determined in accordance with the customary practices and policies of GTI, except for omissions therefrom which, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(d)        Except as set forth on Schedule 5.19, 5.21 or 5.24, neither GTI nor any of its subsidiaries (including the CS Companies) has received since January 1, 2006 notice from any customer of the Business in which such customer asserts that it is in breach of any warranty with respect to products or services of the Business sold to such customer involving Claims that individually or together with similar Claims are in excess of $100,000.

(e)        Schedule 5.24(e) sets forth the raw materials Inventory and the quantities thereof sold to Carbone Savoie pursuant to the Inventory Transfer.

SECTION 5.25           Insurance. Schedule 5.25 sets forth a summary of the material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) held by GTI or one of its subsidiaries (including the CS Companies), in respect of the Business or the Purchased Assets or the assets of the CS Companies, and each material insurance policy of Carbone Savoie and all material Claims made thereunder in respect of the Business or the Purchased Assets or the assets of the CS Companies since January 1, 2006, all material retroactive premium adjustments or other material loss-sharing arrangements and any material self-insurance arrangements. All material assets, properties and risks of GTI and the Sellers (with respect to the Business) and of the CS Companies are, and for the past five years have been, covered by valid and, except for insurance policies that have expired pursuant to their terms in the Ordinary Course, currently effective insurance policies or binders of insurance issued in favor of GTI, the Sellers or the CS

59

Companies, as the case may be, in each case, with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Business; provided, however, that no representation or warranty is given to the effect that any such insurance will continue in effect after the Effective Time or that Buyer or any of its Affiliates would be entitled to make a Claim under any such insurance.

SECTION 5.26           Customers. Neither GTI nor any of its subsidiaries (including the CS Companies) has received notice that any Major Customer has (a) ceased after December 31, 2005, or will cease, to use the products or services of the Business or (b) substantially reduced after December 31, 2005, or will substantially reduce, the use of products or services of the Business or that any Major Customer will not purchase products or services of the Business from Buyer after the Closing on terms and conditions similar to those used in its current purchases from the Business, except to the extent that another Major Customer has purchased or contracted to purchase such products. Customary negotiations in the Ordinary Course with customers regarding prices, volumes, deliveries and other terms of sale shall not constitute such a notice.

SECTION 5.27           Absence of Certain Business Practices. Neither GTI or its subsidiaries (including the CS Companies) nor, to the Knowledge of GTI, any officer, director, employee or agent of any of them, or other Person acting on their behalf, has, directly or indirectly, in connection with the conduct of the Business since January 1, 2006 given or agreed to give any material gift or similar material benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business.

SECTION 5.28           Liabilities. Except as set forth herein, in any Related Agreement or in any Schedule or as reflected or reserved against in the Audited Financial Statements or the Interim Financial Statements, there are no material Liabilities arising out of, related to or associated with the Business other than Liabilities (which are customary in terms of nature and amount) incurred in the Ordinary Course.

SECTION 5.29           Brokers; Finders. Except for JPMorgan Securities Inc., no finder, broker or similar intermediary acting on behalf of GTI or any of its subsidiaries (including the CS Companies) is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement or any of the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby.

SECTION 5.30           Certain Interests. Except as set forth in Schedule 5.30 and except for the Existing Agreements and transactions pursuant thereto and in accordance therewith, and excluding Contracts that will be terminated and Claims as to all of the foregoing that will be released at the Closing, Carbone Savoie has not entered into any material Contract or transaction with GTI or any of its Affiliates (other than the CS Companies), none of GTI or any of its Affiliates (other than Carbone Savoie) have any Claims against Carbone Savoie or any of the Purchased Assets, Carbone Savoie does not have any Claims against GTI or any of its Affiliates (other than the CS Companies) and there has been no development, circumstance or event that would reasonably be expected to give rise to any Claims described in this Section 5.30.

60

SECTION 5.31	Financial Model.

(a)        GTI makes no representation and warranty of any kind with respect to any financial forecast, projection or model (or any aspect thereof), except that:

(i)         (x) in July 2006, at the request of Buyer and subject to the limitations set forth at the end of this paragraph, GTI prepared a financial model for the performance of the Business, for the period 2007 through 2009, using (1) the forecasting methodology that it then used and, as of the date hereof, is currently using for its own internal forecasting purposes and (2) assumptions as to product volume and raw material and energy prices provided by Buyer (the “July Model”) and (y) the forecasting methodology then used and, as of the date hereof, currently being used by GTI and Carbone Savoie for their own internal forecasting purposes are the same;

(ii)         the total annual variable costs calculated pursuant to the July Model are set forth in Appendix B to the engagement letter between PwC and Alcan executed by Alcan on September 22, 2006 (the “Engagement Letter”);

(iii)        the July Model has been built to capture all material variable raw material costs in the production of Products (as defined in the Engagement Letter) and all material direct energy costs in the graphitization of Products (as so defined);

(iv)        the aggregate quantity (unaudited) of each category of Product (as so defined) sold in the first half of 2006, and the total actual variable costs (unaudited) of the Products (as so defined) sold in the first half of 2006, is set forth in Appendix D to the Engagement Letter (it being agreed that (1) such total actual variable costs include the costs categorized as “Other” in such Appendix D and (2) no representation or warranty is being made as to the categorization or classification of costs within total actual variable costs);

(v)        the financial model which GTI furnished to PwC in connection with the Engagement Letter and the July Model are the same; and

(vi)        the mix and rate of consumption of raw materials and energy for each category of Product (as so defined) used for each year in the period 2007 through 2009 in the preparation of the July Model and used in the preparation, in accordance with GAAP, of financial statements of Carbone Savoie for the period February through June 2006 included in the Interim Financial Statements are the same.

(b)        The July Model was prepared, information derived from July Model was furnished to Buyer and this representation and warranty is made on the following understandings and subject to the following limitations: (i) PWC was engaged pursuant to the Engagement Letter to perform due diligence in accordance with the terms of the Engagement Letter as GTI was unwilling to share prior to Closing the relevant cost information for Products (as so defined); and (ii) no representation, warranty or assurance has been or is given that as to the sufficiency of GTI’s forecasting methodology for Buyer’s purposes. Buyer understands that GTI prepares forecasts for overall high level analysis, planning and decision-making purposes and accepts the inherent limitations therein. Buyer understands that, in its forecasting process, GTI does not follow GAAP classifications and does not apply the same rigor that GTI applies to historical

61

financial statements and accepts the inherent limitations therein. Buyer understands that, in its forecasting process, GTI makes assumptions and uses estimates, needing and seeking only a level of accuracy that is sufficient for those high-level purposes, and accepts the inherent limitations therein.

ARTICLE 6

PRE-CLOSING COVENANTS

SECTION 6.1	Conduct by Buyer.

(a)        From the date hereof until the Closing, Buyer shall, and shall cause its Affiliates to, refrain from taking any action which would cause any representation or warranty contained in Article 4 to be untrue or incorrect in any material respect as of the Closing.

(b)        Buyer shall, and shall cause its Affiliates and its and their Representatives to, observe the limitations on access set forth in Section 6.3(a)(v).

(c)        Neither Buyer nor any of its Affiliates shall engage in activities with respect to its business relationship with Carbone Savoie or SNC outside the ordinary course designed or intended to or for the purpose of decreasing the amount of cash held by Carbone Savoie, except as required by this Agreement.

(d)        Buyer shall, and shall cause its Affiliates to, pay all amounts reflected in invoices from Carbone Savoie or otherwise owed to Carbone Savoie by a date not later than the due date thereof and, if Buyer or any of its Affiliates shall fail to pay any amount due and payable to Carbone Savoie prior to the Closing, all such overdue amounts shall be included as cash in the calculation of Net Available Cash.

SECTION 6.2 Conduct by GTI. Subject to Section 6.3 and except to the extent otherwise required by this Agreement, from the date hereof until the Closing, GTI shall, and shall cause its Affiliates to, refrain from taking any action which would cause any representation or warranty contained in Article 5 to be untrue or incorrect in any material respect as of the Closing.

SECTION 6.3	Conduct of the Business.

(a)        Except as otherwise permitted under this Agreement or set forth on Schedule 6.3 or as otherwise agreed in writing by Buyer, which agreement shall not be unreasonably withheld, from the date hereof until the Closing, in connection with the conduct of the Business, GTI shall, and shall cause the Sellers and the CS Companies to:

(i)         use the Purchased Assets and the assets of the CS Companies owned, leased or used by them (other than Inventories and obsolete assets) in (but only in) the Ordinary Course, purchase or otherwise acquire Inventories in (but only in) the Ordinary Course, sell Inventories in (but only in) the Ordinary Course and otherwise conduct the Business in (but only in) the Ordinary Course;

62

(ii)         (A) maintain the Purchased Assets and the assets of the CS Companies owned, leased or used by them (other than obsolete assets) in the Ordinary Course (except for normal wear and tear) and (B) use all commercially reasonable efforts to maintain its and their relationships with its and their key customers and vendors, Employees, lessors and licensors and to otherwise maintain the Business as currently conducted by them;

(iii)        maintain the practices, operations and policies of the Business with respect to (A) the method for manufacturing, marketing and selling products or services, (B) the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts (except that this clause (B) shall not restrict negotiations with customers in the Ordinary Course), (C) the maintenance of Inventory levels, (D) the conduct of accounts receivable collection and accounts payable payment activities and (E) the method and level of sourcing products;

(iv)        provide reasonable access to Buyer and its Representatives to the Business Records upon reasonable request with due regard to minimizing interference with the conduct of the Business as currently conducted by GTI and its subsidiaries (including the CS Companies); provided, however, that no such access shall be provided (A) with respect to technical, financial or operating books, files, papers or records (including price and cost data on any basis other than an aggregate basis) which, in the reasonable opinion of GTI, contain information the disclosure of which to, or use by, competitors or customers of the Business might be detrimental to the Business (but only to the extent that the lack of access by Buyer or its Representatives thereto would not materially impair the ability of Buyer to evaluate the accuracy of the representations and warranties set forth in Article 5) or (B) to the extent that such access would violate any Law or any Order;

(v)        provide reasonable access to the Buyer and its Representatives to the Real Property upon reasonable request with due regard to minimizing interference with conduct of the Business by GTI and its subsidiaries (including the CS Companies); provided, that each such Person complies with all applicable health and safety rules, regulations, instructions and requests of GTI and its subsidiaries (including the CS Companies);

(vi)        continue the employment of CS Employees, with such changes therein (including attrition and replacement) as may occur from the date hereof to the Closing Date in the Ordinary Course; and

(vii)       provide to Buyer all material information regarding any sales Contracts for Cathodes which Carbone Savoie proposes to enter into and consult with, and fully consider the views of, Buyer prior to entering into any such Contracts; provided, however, the foregoing provision shall not apply to offers outstanding as of October 13, 2006, or commitments (even if not formalized in a written Contract) existing as of October 13, 2006, for the sale by Carbone Savoie to specific customers of Cathodes on specified terms (provided that information in respect of all such offers and commitments is provided to Buyer on an aggregate basis).

(b)        Notwithstanding anything contained herein to the contrary, except as otherwise agreed in writing by the Principals, from and after the date hereof until the Closing, GTI shall, and shall cause its subsidiaries (including SNC and the CS Companies) to make, with

63

respect to the Business, the capital expenditures (but only the capital expenditures) (i) which they are obligated to make under Contracts with third parties, (ii) which are set forth in the 2006 calendar year portion of the capital expenditures plan for the Business, including any increase in such capital expenditures plan as may be required in order to comply with Section 6.11 with respect to the Oil Tank Remediation, or (iii) which have become necessary, in the reasonable opinion of GTI, in order to maintain the Business as currently conducted by GTI and its subsidiaries (including the CS Companies), such expenditures to be made (but only to be made) when required by such Contracts, at the time contemplated by such Plan or when they become so necessary, respectively. Notwithstanding anything contained herein to the contrary, except as otherwise agreed in writing by the Principals, from and after the date hereof until the Closing, GTI shall not, and shall not permit any of its subsidiaries (including the CS Companies) to, engage, or seek to engage, in any activities or practices designed or intended to, or for the purpose of, (A) increasing, not in the Ordinary Course, the amount of cash held by Carbone Savoie, including (i) accelerating the collection of any accounts receivable, including by soliciting or providing incentives for the early payment of any accounts receivable, (ii) delaying the payment of any accounts payable, (iii) delaying the payment of any Taxes, (iv) factoring any accounts receivable in a manner or to an extent that would be inconsistent with the past practices of GTI and its subsidiaries (including Carbone Savoie), (v) deferring any scheduled or required capital spending or (vi) selling any assets, properties or Inventory (other than sales of Inventory in the Ordinary Course) or (B) decreasing, not in the Ordinary Course, the amount of working capital of the Business, including reducing the level of inventory of raw materials of the Business.

(c)        Except as otherwise permitted or required under this Agreement or set forth on Schedule 6.3 or as otherwise agreed in writing by Buyer, such agreement not to be unreasonably withheld or delayed, from the date hereof until the Closing, GTI shall not, and shall not permit its subsidiaries (including the CS Companies) to:

(i)         declare, set aside or pay any dividend on, or make any other distribution in respect of, the outstanding Equity Interests in Carbone Savoie;

(ii)         effect a stock split or reverse stock split affecting the outstanding Equity Interests of Carbone Savoie or reclassify such outstanding Equity Interests;

(iii)        issue Equity Interests, or securities convertible into Equity Interests, in any CS Company;

(iv)        repurchase, redeem or otherwise acquire any outstanding Equity Interests in any CS Company;

(v)        exchange any securities or other property for any outstanding Equity Interests in any CS Company except pursuant to the Brazil Merger;

(vi)        amend the Organizational Documents of a CS Company, except as necessary to consummate the transactions contemplated hereby or to effectuate the Brazil Merger;

64

(vii)       in the case of any CS Company, incur, assume or Guarantee Indebtedness (including capitalized lease obligations);

(viii)      grant, permit or allow a Lien (other than a Permitted Lien) on any of the Purchased Assets or the assets of the CS Companies;

(ix)        make any loan or advance to any Employee or, in the case of any CS Company, make any loan, advance or capital contribution to, or investment in, any other Person;

(x)        make or change any Tax election or settle or compromise any material Tax audit, assessment, refund or Liability of a CS Company;

(xi)        make any change in any accounting principle, policy or practice other than such changes as are required by GAAP;

(xii)       with respect to any Seller or a CS Company, adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization except in connection with the Brazil Merger;

(xiii)      write up or down, except as required by GAAP (or, if required by GAAP, fail to write up or down), the value of any Inventory or accounts receivable relating to the Business or revalue any of the Purchased Assets;

(xiv)	pay or otherwise discharge any Liability related to the Business;

(xv)       amend, terminate, cancel or compromise any Claims related to the Business or waive any other rights of substantial value;

(xvi)      with respect to any Seller or a CS Company, merge with, enter into a consolidation with, or acquire an interest (other than any interest that is not material) in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof except in connection with the Brazil Merger;

(xvii)     enter into any agreement, arrangement or transaction with any Employee or any directors, officers or stockholders of a CS Company;

(xviii)    enter into additional sales Contracts for graphitized Cathodes on terms and conditions less favorable to Carbone Savoie than the terms and conditions included in the Carbone Savoie pricing letter dated February 2006 or that would cause the Business not to have 20,000 metric tonnes of annual production capacity for graphite Cathodes available for 2009 and each year thereafter;

(xix)      in the case of any CS Company, offer employment to, or agree to employ, any Person;

65

(xx)       amend, modify or consent to the termination of any material Contract of Carbone Savoie or any material Transferred SNC Contract or waive any material rights of SNC or any CS Company thereunder;

(xxi)      make any material change in the practices, operations and policies of the Business with respect to (A) the method for, manufacturing, marketing and selling products or services, (B) the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts (except that this clause (B) shall not restrict negotiations with customers in the Ordinary Course, (C) the maintenance of Inventory levels, (D) the conduct of accounts receivable collection and accounts payable payment activities or (E) the method and level of sourcing products;

(xxii)     fail to pay, in any material respect, any creditor any amount owed to such creditor when due (except that this clause (xxii) shall not restrict withholding payments of amounts subject to bona fide dispute);

(xxiii)    allow any material Permit that was issued to Carbone Savoie or otherwise relates to the Business as conducted by SNC to lapse or terminate;

(xxiv)    enter into any Contract obligating any CS Company, or otherwise agree, to take any of the actions described in the preceding clauses of this Section 6.3(c);

(xxv)     change the wages, salaries or positions of the Employees or any of the Benefit Plans, other than in the Ordinary Course or as required by applicable Law; or

(xxvi)    in the case of SNC, enter into any Undertaking or, in the case of Carbone Savoie, enter into any Undertaking except in the Ordinary Course.

(d)        Nothing contained in this Agreement shall restrict GTI or any subsidiary (including any CS Company) from:

(i)         preparing Tax Returns on a basis consistent with past practice, filing such Tax Returns on a timely basis and paying Taxes due as shown thereon on a timely basis;

(ii)         making any payment or taking any action required in the Ordinary Course under any Contract (including any employee benefit or welfare plan) in effect as of the date hereof or entered in the Ordinary Course after the date hereof or under any applicable Law, Order or Permit;

(iii)        changing any accounting principle, practice or policy, recording any charge or taking any other action as required by GAAP; or

(iv)        entering into a Contract obligating GTI or any CS Company to take any of the actions described in clauses (i) through (iv) of this Section 6.3(d).

66

(e)        Notwithstanding anything contained herein to the contrary, from the date hereof until the Closing, GTI and its subsidiaries (including the CS Companies) shall have the right to conduct their respective cash management activities in the Ordinary Course.

(f)         Notwithstanding anything contained herein to the contrary, from the date hereof until the Closing, Carbone Savoie and CS Brazil Holding may contribute the Brazil Subsidiary Loan to the capital of CS Brazil Operating, CS Brazil Operating may terminate its Existing Agreements with UCAR Produtos, may terminate its operations, may terminate its employees and may merge with or into CS Brazil Holdings and SNC may continue with the Restructuring.

(g)        Notwithstanding anything contained herein to the contrary, prior to the Closing, neither GTI nor its subsidiaries (including the CS Companies) shall be required to disclose directly or indirectly to any member of the Buyer Group proprietary formulas for use (in terms of both utilization and consumption) of raw materials and energy (which it deems to be trade secrets) or financial forecasts, projections or models.

SECTION 6.4	Governmental Filings.

(a)        Each Principal shall and shall cause its Affiliates, at its or their cost and expense, promptly to file and thereafter diligently to pursue any filing required on the part of it or its Affiliates in connection with the transactions contemplated by this Agreement under the competition laws of all applicable Governmental Authorities, provided that neither any Principal, nor any of its Affiliates, shall make any such filing or submit any correspondence to any Governmental Authority in respect of such filing without having received the prior written approval of the other Principal (which shall not be unreasonably withheld or delayed). Each Principal agrees that it has independently determined that filings will not be made on its part or on the part of its Affiliates in connection with such transactions under the competition laws of France or the European Union.

(b)        In connection with each Principal’s obligations under Section 6.4(a), the other Principal shall, and shall cause its subsidiaries to, prior to and following the Closing, (i) cooperate and collaborate with the other Principal and its Affiliates in preparing and filing any submission to be made to any Governmental Authority and in responding to any comments, requests for information or inquiries therefrom, (ii) notify promptly the other Principal of any comments, requests or inquiries made by a Governmental Authority, (iii) provide copies of all written submissions to and communications with or from any Governmental Authority to the Principal, (iv) permit the other Principal and its advisors to participate in discussions, and attend meetings, with any Governmental Authority and (v) otherwise cooperate and collaborate with the other Principal and its advisors in obtaining any required approvals of any Governmental Authorities.

SECTION 6.5 No Solicitation; Other Offers. GTI shall not, and shall not authorize or permit any of the CS Companies or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, consider, facilitate or encourage the submission of a proposal to acquire the Business, or any portion of the Purchased Assets, by a third party, (ii) engage or participate in discussions or negotiations with, furnish material non-public information relating

67

to the Business or any CS Company or SNC to, or provide access to the material non-public Business Records to any third party that has submitted, or has informed GTI that it is seeking to submit, such a proposal or (iii) enter into a Contract with any third party that has submitted, or has informed GTI that it is seeking to submit, such a proposal (A) with respect to such a proposal or (B) requiring GTI to abandon, terminate or fail to consummate any of the transactions contemplated hereby.

SECTION 6.6 Fulfillment of Conditions. Each Party shall use all reasonable efforts to fulfill or cause to be fulfilled the conditions set forth in Article 7. GTI and Buyer shall cause their Representatives or the Representatives of their subsidiaries on the management committee of Carbone Savoie to cause each of the CS Companies to adopt all resolutions and to take all actions necessary or appropriate to authorize the execution and delivery of each of the Related Agreements to which each such CS Company is a party and the performance by each such CS Company of its obligations thereunder and the consummation of the transactions contemplated thereby. This Section 6.6 shall terminate upon the Closing, and no Party shall thereafter have any Liability in respect of this Section 6.6.

SECTION 6.7 Further Assurances. Prior to and after the Closing Date, each of the Parties shall, and shall cause its subsidiaries to, at the request of any other Party, cooperate with such other Party by furnishing additional information, executing and delivering additional documents and instruments and doing other things as may be reasonably required by such other Party or its counsel to consummate the transactions contemplated by this Agreement.

SECTION 6.8	Consultation.

(a)        The Principals shall designate Representatives who shall meet, in person or by telephone, on a regular basis, or as they may otherwise agree, to facilitate the consummation of the transactions contemplated hereby.

(b)        In connection with the IT Services Agreement and the services to be provided thereunder, (i) GTI shall cause its managers for infrastructure and software services issues, and Buyer shall cause its managers for information technology to meet in person or by telephone on a regular basis, as needed to complete preparation of the Transition Plan relating to the nature of the services to be provided (including the Separation Services, the Day-to-Day Services and the GTI-Performed Integration Services, as each such term is defined in the IT Services Agreement) and to make applicable changes to Schedule A to the form of IT Services Agreement relating to the categories of Day-to-Day Services resulting from the creation of the Transition Plan and (ii) GTI and Buyer shall use commercially reasonable efforts to complete the Transition Plan, (A) as to Separation Services and the categories of Day-to-Day Services to be provided, as soon as possible after the execution hereof and in any event prior to November 30, 2006 (or such later date as may be agreed between GTI and Buyer), it being understood that (1) GTI will perform such Separation Services to the degree possible prior to the execution of the IT Services Agreement and (2) Schedule A to the IT Services Agreement will be revised accordingly to specify categories of service; provided, however, that if such categories have not been specified prior to the execution of the IT Services Agreement, Buyer shall be deemed to have accepted all of such categories subject to its right to cancel any such category on thirty (30)

68

days’ notice; and (B) as to GTI-Performed Integration Services, no later than thirty (30) days following the execution of the IT Services Agreement.

SECTION 6.9 Termination of Existing Agreements. At the Closing, the Principals shall, and each of them shall cause their respective Affiliates to, (a) terminate and (b) release the other parties thereto from all Liabilities under or Claims relating to Existing Agreements at the Closing, after payment at Closing of all amounts owed under such Existing Agreements (which amounts shall be paid pursuant to Section 2.6(c) at the Closing (as adjusted pursuant to Section 2.7)).

SECTION 6.10           Disposal of PCBs. GTI shall, and shall cause its subsidiaries (including SNC and the CS Companies) to dispose (which shall include re-use permitted under applicable Law), prior to the Closing and in accordance with applicable Law (including applicable Environmental Law), the equipment that contains polychlorinated biphenyls and that is currently or was previously used in the Business and which, under applicable Environmental Law, must be removed prior to 2010 (the “PCB Disposal”). If the PCB Disposal is not completed prior to the Closing Date, the Net Available Cash shall be reduced by the amount reasonably estimated by the Principals to be paid thereafter to fully complete the PCB Disposal. If the actual costs of the PCB Disposal (unpaid as of the Closing) exceed the amount so estimated by the Principals, GTI shall pay for and shall indemnify and hold harmless Buyer and its Affiliates for any such additional costs (and if they are less, Buyer shall promptly pay the difference to GTI) and GTI shall complete or cause the completion of the PCB Disposal.

SECTION 6.11           Oil Tank Remediation. Prior to Closing, GTI shall cause SNC to complete all necessary Remediation activities in connection with (a) the overfilling of an underground oil tank located on the Transferred Real Property, described on Schedule 5.22, and (b) other environmental contamination discovered in connection with the Remediation activities described in the preceding clause, in each case, in accordance with the applicable Law, including applicable Environmental Law (the “Oil Tank Remediation”). If the Oil Tank Remediation is not completed prior to the Closing Date, the Net Available Cash shall be reduced by the amount reasonably estimated by the Principals to thereafter be paid to fully complete the Oil Tank Remediation. If the actual costs of the Oil Tank Remediation (unpaid as of the Closing) exceed the amount so estimated by the Principals, GTI shall pay for and shall indemnify and hold harmless Buyer and its Affiliates for any such additional costs (and if they are less, Buyer shall promptly pay the difference to GTI) and GTI shall complete the Oil Tank Remediation after Closing in accordance with Section 9.5(c).

SECTION 6.12           Pitch and Spare Parts Inventory. Immediately prior to the Closing, the Principals shall cause Carbone Savoie to purchase, and GTI shall or shall cause its subsidiaries to, sell the raw materials Inventory consisting of certain pitches and the spare parts, each located at NDB and described in Schedule 6.12 (the “Pitch and Spare Parts Inventory”). The purchase price of the Pitch and Spare Parts Inventory shall be the standard transfer prices.

SECTION 6.13           Inventory Purchases. Until Closing, GTI shall cause Carbone Savoie to purchase, on normal payment terms, raw materials Inventory in quantities and

69

at times consistent with past practices and sufficient for the conduct of the Business and toll manufacturing under the Tolling Agreement in the Ordinary Course.

SECTION 6.14           Warehouse Agreements. Prior to the Closing, GTI will cause Swissco to assign to Carbone Savoie the Agreement between Swissco and Gans Transport for the warehousing of coke at Oostende, Belgium through 2006 and the agreement between Swissco and Rohlig France S.A. for the warehousing of coke at St. Martin de Crau, France through 2006.

SECTION 6.15           Mercer Report. The Principals shall promptly cause Carbone Savoie to engage Mercer to determine the present value of future benefits obligations in respect of the Statutory Retirement Benefit (including for purposes of this calculation 50% of all social security amounts payable in connection therewith in a manner consistent with the report that Mercer prepared for GTI that was dated January 2006 (the “January Mercer Report”) that would be payable to each Transferred SNC Employee upon his retirement and to deliver its report thereon (the “Mercer Report”) to each of the Principals, simultaneously, not more than five Business Days prior to the Closing. In connection with making such determination, the Principals shall cause Mercer to (a) include (but include only) those employees of SNC who would be Transferred SNC Employees if the Closing were to have occurred on the 15th Business Day prior to the Closing Date then anticipated in good faith by the Principals, (b) use the data as to such Transferred SNC Employees as of September 30, 2006, (c) use the same assumptions as to salary increases and discount rates that Mercer uses for clients with similar facts and profiles (except to the extent that Mercer determines that it would be unreasonable or inappropriate to do so, in which case the Principals shall cause Mercer to use assumptions that it determines to be reasonable and appropriate) and, if such assumptions involve a range, to use the mid-point of any such range and (d) utilize the mortality tables that it utilized in the January Mercer Report.

SECTION 6.16           Procurement Contracts. Prior to the Closing, GTI shall, and shall cause its subsidiaries to, use commercially reasonable efforts to assist Carbone Savoie to negotiate and enter into Contracts, on the best terms then reasonably available under circumstances then prevailing, for the procurement of coke (including metallurgical coke), graphite chunks and pitch for use in the Business in 2007 (each, a "2007 Procurement Contract") of such types and in such quantities as are contemplated by the current 2007 business plan for the Business; provided, however, that GTI shall not, and shall not permit its subsidiaries to, permit Carbone Savoie to enter into any 2007 Procurement Contract without providing written notice (which may be by email) to Marc Gratton (or such other Representative of Buyer as Buyer shall have designated in a written notice to GTI) of the material terms of such 2007 Procurement Contract (including the price, delivery and other material terms not considered confidential or proprietary) and obtaining the prior written consent (which may be by email) of Buyer to such terms (which consent shall not be unreasonably withheld or delayed; provided further, however, that for 2007 Procurement Contracts for SS and CT cokes and for impregnation and binder pitch (for purposes of this proviso, a "Raw Material"), if Carbone Savoie, with the assistance of GTI and its Affiliates as described above, is unable to negotiate the procurement for 2007 of any such Raw Material in such quantities as are contemplated by the current 2007 business plan for the Business, GTI, on behalf of itself and its Affiliates, shall reduce its and its Affiliates purchase requirements under its and their Contracts for the applicable Raw Material and shall use commercially reasonable efforts to cause the seller thereof to sell such Raw Materials to Carbone

70

Savoie on the best terms then reasonably available under circumstances then prevailing, so that the percentage of the needs of GTI and its Affiliates under GTI's 2007 business plan for such Raw Material made available by the seller thereof would be no greater than the percentage of the needs of Carbone Savoie under its 2007 business plan for such Raw Material made available by such seller). Neither the preceding sentence nor the first proviso thereto shall require GTI or any of its subsidiaries to disclose confidential or proprietary information relating to mix formulations and related matters; provided, however, that in any such circumstances, GTI and its subsidiaries shall promptly notify Buyer in writing of the fact that certain material terms of the applicable 2007 Procurement Contract have not been disclosed to Buyer.

ARTICLE 7

CONDITIONS TO CLOSING

SECTION 7.1 Buyer’s Conditions to Closing. The obligations of Buyer and the designated Buyer Affiliates to consummate the transactions contemplated hereby are, unless waived by Buyer, subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)        no Law and no Order shall be in effect which prohibits, restricts or enjoins, and no Proceeding shall be pending which seeks to prohibit, restrict, enjoin or seek material damages with respect to, the consummation of the transactions contemplated by this Agreement or the Related Agreements;

(b)        the necessary clearance decisions shall have been rendered under relevant competition Laws of Spain, Iceland, Norway and Germany for the acquisition of the Business (to the extent that clearance is required by such Laws prior to Closing);

(c)        except for such changes in the Ordinary Course that are normal in both type and amount or such changes as may be permitted or required pursuant to Article 6, the representations and warranties of GTI set forth in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are made as of a date specified therein, which representations and warranties shall be true and correct in all material respects as of such date), in each case except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects on and as of the Closing (or as of such date); provided, however, that any failure of a representation or warranty to be true and correct as described above due to the compliance by GTI and its subsidiaries (including the CS Companies) with the covenant contained in Section 6.3(c)(xviii) shall not constitute the basis for a claim that this condition has not been fulfilled;

(d)        GTI, the Sellers and the CS Companies shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by GTI, the Sellers and the CS Companies prior to or concurrently with the Closing;

71

(e)        Buyer and the designated Buyer Affiliates shall have received the Closing Documents required to be delivered to them at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than Buyer and the designated Buyer Affiliates);

(f)         no development, event or circumstance (excluding any development, event or circumstance that is Disclosed on Schedule 7.1(f)) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, shall have occurred after the date hereof; provided, however, that no circumstance, development or event due to the compliance by GTI and its subsidiaries (including the CS Companies) with the covenant contained in Section 6.3(c)(xviii) shall constitute the basis for a claim that this condition has not been fulfilled;

(g)        Consent to assignment of the Consents listed on Schedule 3.1(b)(iv) shall have been obtained; and

(h)        GTI shall have delivered to Buyer a certificate (the “GTI Closing Certificate”) of a senior executive officer of GTI to the effect that each of the conditions specified in clauses (a), (c), (d) and (f) of this Section 7.1 has been satisfied in all respects.

SECTION 7.2 GTI’s Conditions to Closing. The obligations of GTI and the Sellers to consummate the transactions contemplated hereby are, unless waived by GTI, subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)        no Law and no Order shall be in effect which prohibits, restricts or enjoins, and no Proceeding shall be pending which seeks to prohibit, restrict, enjoin, or seeks material damages with respect to, the consummation of the transactions contemplated by this Agreement or the Related Agreements;

(b)        the necessary clearance decisions shall have been rendered under the relevant competition Laws set forth in Section 7.1(b);

(c)        except for such changes as may occur in the ordinary course or as may be permitted or required pursuant to the terms hereof, the representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are made as of a date specified therein, which representations and warranties shall be true and correct in all material respects as of such date);

(d)        Buyer shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by Buyer prior to or concurrently with the Closing;

(e)        Buyer and the Buyer Affiliates (including Carbone Savoie) shall have delivered the Closing Documents required to be delivered by them at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than GTI and its subsidiaries);

72

(f)         no development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect shall have occurred after the date hereof; provided, however, that this condition shall be deemed to have been fulfilled if Buyer shall have delivered to GTI a written waiver (in form and substance reasonably satisfactory to the Principals) of the right to seek indemnification and all other recoveries of any kind from the Seller Group for any Loss the Buyer Group suffers due to such development, event or circumstance; provided, further, however, that no circumstance, development or event due to the compliance by GTI and its subsidiaries (including the CS Companies) with the covenant contained in Section 6.3(c)(xviii) shall constitute the basis for a claim that this condition has not been fulfilled;

(g)        Buyer shall have delivered to GTI a certificate (the “Buyer Closing Certificate”) signed by a senior executive officer of Buyer to the effect that each of the conditions specified in the clauses (a), (c), (d) and (f) of this Section 7.2 has been satisfied in all respects; and

(h)        the Sellers shall have received all certificates, instruments and other documents required to be delivered to the Sellers at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than GTI and its Affiliates).

ARTICLE 8

POST-CLOSING COVENANTS

SECTION 8.1	Change of Name.

The Parties agree that any arrangements of the Seller Group or other tolerance relating to the use by the Seller Group of any registered or unregistered intellectual or industrial property rights or similar rights owned by Carbone Savoie, including the names and logos “Carbone Savoie” and any design, name or logo or other confusingly similar thereto, will be terminated with no indemnity or other right as of the Closing Date. GTI shall cause the other members of the Seller Group to observe the agreement set forth in the preceding sentence as if they were GTI, including changing the corporate name of each of the Brazil Subsidiaries as soon as reasonably practical after the Closing Date. GTI shall provide Buyer with documents reasonably satisfactory to Buyer evidencing the change of corporate name promptly after it is effective.

SECTION 8.2	Employment and Employee Benefits.

(a)        Upon the Closing, Buyer will cause Carbone Savoie to substitute itself for SNC as the employer of the Transferred SNC Employees and become their employer, with such changes in the list thereof attached as part of Schedule 5.18 as may be required or permitted thereunder. Such substitution shall be in accordance with the terms of this Agreement and applicable Law, including Article L122-12 al. 2 of the French Code du Travail. Upon the Closing, Buyer will cause one of its Affiliates in Canada to become the employer of the Canadian Employee.

73

(b)        At the time of the Closing, Buyer shall, and shall cause the designated Buyer Affiliates (including Carbone Savoie) to, employ the Employees (i) in substantially equivalent or better positions, (ii) at the same or greater wages or salaries and (iii) with benefit plans, compensation policies and practices which in the aggregate are substantially equivalent to or better than the plans, policies and practices set forth on Schedule 5.18, or with respect to the Canadian Employee set forth on Schedule 8.2; provided, however, that this Section 8.2(b) shall not restrict Buyer or any of the designated Buyer Affiliates (including Carbone Savoie) from taking disciplinary actions (including termination of employment). Upon the Closing, Buyer shall, and shall cause the designated Buyer Affiliates (including Carbone Savoie) to, credit each Employee with, and assume and become solely liable and responsible for, all current year, vested or carried-forward vacation accrued by each Employee under any vacation plan maintained by SNC or Carbone Savoie or the employer of the Canadian Employee but not taken as of the Closing Date.

(c)        From and after the Closing, Buyer shall, and shall cause the designated Buyer Affiliates (including Carbone Savoie) to, accept and credit to all Employees, for all purposes under all benefit plans and compensation policies and practices of Buyer and its subsidiaries (including, after the Closing, Carbone Savoie), all previous service recognized by GTI and its subsidiaries (including Carbone Savoie) for benefit plan and compensation purposes. In addition, with respect to all medical, dental or optical care welfare benefit plans, Buyer shall, and shall cause the designated Buyer Affiliates (including Carbone Savoie) to, waive all waiting periods and pre-existing condition or exclusions under such plans.

(d)        Buyer shall be responsible for any and all Liabilities with respect to benefits accrued and claims incurred under any plans sponsored, maintained or contributed to by Buyer or any of the designated Buyer Affiliates (including Carbone Savoie) for or in respect of any Employees that accrue after the Effective Time or under any Pechiney Plan.

(e)        GTI shall pay, or cause its subsidiaries (including, prior to the Closing, Carbone Savoie) to pay, when due, the Social Security Amounts.

SECTION 8.3 Incentive Compensation Plan. CS Employees and Transferred SNC Employees will cease to participate in the UCAR ICP on the Closing Date but will be entitled to receive, with respect to 2006, the amount accrued and payable for 2006 under the SNC/CS Plan.

SECTION 8.4	Welfare Benefits.

(a)        GTI shall, and shall cause its Affiliates to, be liable and responsible in accordance with its or their applicable plans in effect prior to the Closing Date for all Claims for benefits under group life, long-term disability, and business travel accident insurance policies by Transferred SNC Employees and the Canadian Employee and their covered dependents for Claims arising prior to the Closing Date. Payments or reimbursements associated with such Claims shall be determined in accordance with the terms of such plans in effect prior to the Closing Date.

74

(b)        Carbone Savoie shall be liable and responsible in accordance with its applicable plans for all claims for benefits under group life, long-term disability and business travel accident insurance policies by CS Employees and their covered dependents for events occurring prior to or after the Closing Date. Buyer shall and shall cause its Affiliates (including Carbone Savoie) to be liable and responsible in accordance with its or their applicable plans in effect on or after the Closing Date for all claims for benefits under group life, long-term disability and business travel accident insurance policies by Transferred SNC Employees and the Canadian Employee and their covered dependents for events occurring on or after the Closing Date. Payments or reimbursements associated with such claims shall be determined in accordance with the terms of such plans in effect after the Closing Date.

SECTION 8.5 Redacted Contracts. Immediately after the Closing, GTI shall deliver to Buyer true, correct and unredacted copies of the Redacted Contracts.

SECTION 8.6 Retirement and Vested Plans. The Parties acknowledge that some of the Transferred SNC Employees may have accrued or vested benefits under the CCR Retirement Plan, which is a defined benefit plan of SNC. All benefit accruals under the CCR Retirement Plan were previously frozen. SNC shall remain liable for providing all benefits accrued under the CCR Retirement Plan on behalf of Transferred SNC Employees, which benefits shall be vested and paid in accordance with the terms of the CCR Retirement Plan. No transfer of assets of the CCR Retirement Plan shall be made with respect to the Transferred SNC Employees. After any SNC Employee’s retirement or other termination of employment from Buyer or Carbone Savoie, the CCR Retirement Plan shall provide to such SNC Employee the benefit to which such SNC Employee is entitled under the CCR Retirement Plan based on the CCR Retirement Plan rules. The CCR Retirement Plan will not recognize service or earnings with Buyer or Carbone Savoie after the Closing for any purpose.

SECTION 8.7 Stock Incentive Plans. Pursuant to the terms of the stock and equity incentive plans of GTI and the applicable option and restricted stock agreements, (a) all stock options and restricted stock granted by GTI to Employees under such plans that are vested as of the Closing Date shall continue in accordance with their terms and (b) all stock options and restricted stock granted by GTI to Employees under such plans that are not vested as of the Closing Date shall terminate or be forfeited as of the Closing Date.

SECTION 8.8 Documentation. Buyer and GTI shall, and shall cause their respective Affiliates to, cooperate in the preparation and filing of all documentation required to be filed with applicable Governmental Authorities in connection with the matters covered by Sections 8.2 through 8.7.

SECTION 8.9	Records Retained by GTI.

(a)        Except as otherwise provided in this Section 8.9, GTI shall deliver or cause to be delivered to Buyer, or otherwise make available to Buyer, within 60 Business Days after the Closing, all Business Records.

(b)        All Business Records which are (i) required by GTI or its subsidiaries (other than Carbone Savoie) or their respective Representatives in connection with any pending

75

or threatened Proceeding for which SNC or another GTI Affiliate will continue to have liability after the Closing or (ii) subject to any “Hold Order” issued pursuant to the Records Retention and Protection Manual of GTI shall be retained by GTI or its subsidiaries (other than Carbone Savoie) or their respective Representatives until the final termination of (x) such Proceeding or (y) such “Hold Order”. Prior to such final termination, copies of such Business Records shall be delivered to Buyer. After such final termination, such Business Records shall be delivered to Buyer.

(c)        Nothing contained herein shall obligate or require GTI to deliver or cause to be delivered to Buyer (i) any Business Records which pertain to the marketing or sale of the Business or the transactions contemplated hereby, (ii) the photocopies of Business Records contained in the Data Room for the transactions contemplated hereby (provided, that GTI shall deliver to Buyer, at Buyer’s cost, a photocopy of such Business Records), (iii) any books, records or files which pertain to the Excluded Liabilities or the Excluded Assets or (iv) any Tax Returns for which GTI or its subsidiaries (other than Carbone Savoie) are liable or responsible hereunder. Such materials shall be subject to confidentiality provisions set forth in Section 11.2.

(d)        All Business Records which contain information that does not relate primarily to the Business, the Employees and the Assumed Liabilities shall be retained by GTI or such Affiliate and copies of such Business Records (from which such information shall have been deleted) shall be delivered to Buyer.

SECTION 8.10           Access by GTI. At any time and from time to time after the Closing, upon reasonable request by GTI and at GTI’s cost and expense, Buyer shall, and shall cause any of its Affiliates (including Carbone Savoie) to, (a) provide full access, during normal business hours, to GTI, its subsidiaries and its and their respective Representatives, to Business Records relating to the Business as conducted by them (including, for this purpose, Carbone Savoie), the Purchased Assets as owned, leased, possessed or used by them, the Employees as employed by them or the Assumed Liabilities for purposes of investigation, prosecution, or defense of any Claim or Proceeding and (b) make its Representatives available on a reasonable basis to them for such purposes, in each case, at no charge to them.

SECTION 8.11           Preservation of Records. After the Closing, Buyer shall, and shall cause its Affiliates (including Carbone Savoie) to, preserve all Business Records which are possessed by it or them and which relate to the Business as conducted by GTI and its Affiliates (including Carbone Savoie), the Purchased Assets as owned, leased, possessed or used by them, the Employees as employed by them or the Assumed Liabilities for (i) a period of one year after the termination of Liability of GTI hereunder and (ii) for such longer period as may be required (x) by any Contract, Law or Order or (y) in connection with any pending or threatened Proceeding (including tax examinations and audits).

SECTION 8.12	Non-Competition by Sellers.

(a)        For a period of three years following the Closing (the “Initial Period”), GTI shall not, and shall not permit any of its Affiliates to, manufacture, market or sell Cathodes anywhere in the world (“Seller Competitive Activities”). For a period of the shorter of (x) two years following the Initial Period or (y) the maximum period following the Initial Period

76

permitted by applicable Law, GTI shall not, and shall not permit any of its Affiliates to, engage, directly or indirectly, in any Seller Competitive Activities anywhere in any of the Restricted Territories. Notwithstanding anything contained herein to the contrary, this Section 8.12 shall not:

(i)         restrict or limit the manufacture, marketing or sale of raw materials or intermediate materials or products used in the Business or in the manufacture of Cathodes or products that are competitive with Cathodes;

(ii)         be deemed to have been breached as a result of the acquisition and subsequent ownership by GTI or any of its subsidiaries of a Person which engages, directly or indirectly, in Seller Competitive Activities, so long as (A) all Seller Competitive Activities shall have been divested or shut down, in each case within eighteen months of the consummation of the acquisition of such Seller Competitive Activities and in compliance with the provisions of Section 8.12(b) and (B) neither such Person nor the acquirer of the Seller Competitive Activities (other than the Buyer) uses in the Buyer Field of Use (as defined in the Technology License Agreement), or contributes, licenses or otherwise makes available to any other Affiliates of such Person for use in the Buyer Field of Use (as defined in the Technology License Agreement), any Intellectual Property that is licensed to Carbone Savoie under the Technology License Agreement;

(iii)        apply to the businesses, operations or activities of a Person, who prior to such succession or acquisition is unaffiliated with GTI or any of its subsidiaries and who becomes a successor to or acquirer of GTI or any of its subsidiaries, existing as of the date immediately prior to the date such Person becomes such a successor or acquirer so long as neither such Person nor GTI or any of their respective Affiliates uses in the Buyer Field of Use (as defined in the Technology License Agreement), or contributes, licenses or otherwise makes available to any other Affiliates of such Person for use in the Buyer Field of Use (as defined in the Technology License Agreement), any Intellectual Property that is licensed to Carbone Savoie under the Technology License Agreement; or

(iv)        restrict or limit the manufacture, marketing or sale of carbon foam or carbon composite products.

(b)        GTI shall not, and shall not permit any of its Affiliates (together with GTI, the “Transferor”) to, sell to any Person any Seller Competitive Activities which are required to be divested or shutdown pursuant to Section 8.12(a)(ii) unless the Transferor shall first have made a bona fide written offer to sell such Seller Competitive Activities to Buyer and shall have negotiated with Buyer, exclusively, with respect to such sale for a period of 120 days after the date on which such offer shall have been delivered to Buyer (the “Exclusivity Period”). The Transferor’s written offer to Buyer shall set forth (i) a description of such Seller Competitive Activities and (ii) the material terms and conditions, including the cash purchase price, upon which the Transferor would be willing to sell such Seller Competitive Activities to Buyer. Substantially simultaneously with the delivery of such written offer, the Transferor shall make or cause to be made available to Buyer and its Representatives all documents, records, files, financial statements and other information that is related to such Seller Competitive Activities and reasonably available to the Transferor and that are material to making a decision with respect

77

to such sale (subject to customary confidentiality undertakings and to customary limitations on disclosure). If Buyer accepts such offer, or the Transferor accepts a counteroffer from Buyer, Buyer and the Transferor shall consummate such sale as soon as reasonably practical on the terms and conditions so agreed and on such other terms and conditions (not otherwise covered thereby or inconsistent therewith) as are customary in transactions of that kind. If Buyer makes one or more counteroffers to the Transferor, it must hold its then latest counteroffer open for a period of 30 days from the date on which made; provided, however, that Buyer shall not be required to hold any counteroffer open in the event that any event, development or circumstance that has had or is reasonably likely to have a material adverse effect on such Seller Competitive Activities shall have occurred. If the Exclusivity Period shall have expired and Buyer and the Transferor shall not have agreed upon an offer or counteroffer, then the Transferor may sell such Seller Competitive Activities to any other Person; provided, however, that, for a period of 90 days from the date of expiration of the Exclusivity Period, the Transferor shall not agree to sell such Seller Competitive Activities to any Person other than Buyer unless the terms and conditions of such sale, taken as a whole, are more favorable to the Transferor than those offered by Buyer in its last counteroffer, if any, made prior to the expiration of the Exclusivity Period (or, in the event that Buyer does not make a counteroffer, the terms and conditions first offered to Buyer by the Transferor). Buyer recognizes that the Transferor shall be entitled to evaluate each offer as a whole and to take into account all relevant factors, including price, terms and conditions, regulatory considerations, timing, likelihood of closing, and financing. If Buyer decides that it does not intend to purchase, or that it is not reasonably practicable for it to purchase, such Seller Competitive Activities, Buyer shall give written notice to that effect to GTI as soon as reasonably possible under the circumstances and, thereafter, the provisions set forth above regarding exclusivity and minimum terms and conditions shall terminate.

SECTION 8.13           Brazil Machining Assets Removal. The Buyer shall, and shall cause its designated Buyer Affiliate to, at its and their cost and expense, remove the Brazil Machining Assets from the real property of UCAR Produtos leased to CS Brazil Operating prior to the first anniversary of the Closing Date. GTI shall, and shall cause its subsidiaries to, at its and their cost and expense, retain the Brazil Machining Assets undisturbed until removal by Buyer or such Buyer Affiliate. GTI shall, and shall cause UCAR Produtos to, permit Buyer or such Buyer Affiliate reasonable access on reasonable notice to enter UCAR Produtos’ facility to remove the Brazil Machining Assets. Buyer shall and shall cause such Buyer Affiliate to effect such removal at its sole cost and expense and in a reasonable manner to minimize disruption and without causing damage to UCAR Produtos’ facility. Buyer shall, and shall cause such Buyer Affiliate to, (a) indemnify UCAR Produtos for any Loss caused as a result of its or their Representatives entering onto UCAR Produtos’ land or facility or removing the Brazil Machining Assets and (b) restore the facility at which the Brazil Machining Assets are located if such facility shall suffer damage or Loss in the process of removal of the Brazil Machining Assets. If neither Buyer nor such Buyer Affiliate removes the Brazil Machining Assets prior to the first anniversary of the Closing, GTI and UCAR Produtos may treat the Brazil Machining Equipment as abandoned property and they may have the Brazil Machining Assets removed from UCAR Produtos’ property (without incurring any Liability to Buyer and its Affiliates, all of which is waived) or may sell such Brazil Machining Assets.

SECTION 8.14           Removal of Excluded Assets. GTI shall, and shall cause SNC to, at its and their cost and expense, remove from the Real Property, or the real property of

78

Carbone Savoie, the Excluded Assets listed on Schedule 8.14 and other Excluded Assets that SNC shall identify by giving written notice to that effect to Buyer (collectively, the “Removable Excluded Assets”) prior to the first anniversary of the Closing Date. Buyer shall and shall cause the designated Buyer Affiliates (including Carbone Savoie) to, at its and their cost and expense, retain the Removable Excluded Assets undisturbed until removal by GTI or SNC. Buyer shall, and shall cause such Buyer Affiliates to, permit GTI or SNC reasonable access on reasonable notice to enter any applicable facility to remove the Removable Excluded Assets. GTI shall and shall cause SNC to effect such removal at its sole cost and expense and in a reasonable manner to minimize disruption and without causing damage to the applicable facility. GTI shall, and shall cause SNC to, (a) indemnify such Buyer Affiliates for any Loss caused as a result of its or their Representatives entering onto such Buyer Affiliates land or facilities or removing the Removable Excluded Assets and (b) restore the facility at which the Removable Excluded Assets are located if such facility shall suffer damage or Loss in the process of removal of the Removable Excluded Assets. If neither GTI nor SNC removes the Removable Excluded Assets prior to the first anniversary of the Closing, such Buyer Affiliates may treat the Removable Excluded Assets as abandoned property and they may have the Removable Excluded Assets removed from such Buyer Affiliates property (without incurring any Liability to GTI, SNC or their Affiliates, all of which is waived) or may sell such Removable Excluded Assets.

SECTION 8.15           Sale of Graphite Particles. From and after the Closing, if Carbone Savoie desires to purchase graphite particles from GTI or any of its subsidiaries and, at such time GTI or its subsidiaries shall have a quantity of graphite particles exceeding those that it needs for its own purposes or for which it has existing contracts for sale, GTI shall, or shall cause it subsidiaries to, negotiate in good faith with Carbone Savoie to sell some or all of such excess quantity of graphite particles to Carbone Savoie on then market terms and conditions, but neither GTI (or any subsidiary) nor Carbone Savoie shall be obligated to enter into any such transaction.

SECTION 8.16           D&O Insurance Claims. Buyer, on behalf of itself and the Buyer Group, including Carbone Savoie, waives any claim it may otherwise be entitled to make under any director and officers liability policy maintained by GTI with respect to any action or inaction of any representative on the Management Committee of Carbone Savoie appointed or nominated to represent Buyer or its Affiliates or such Management Committee. Buyer shall and shall cause its Affiliates (including Carbone Savoie), and its and their respective Representatives, to refrain from making any such Claims.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 9.1	Survival of Representations and Covenants of Buyer.

(a)        The representations and warranties set forth in Article 4 and in the Buyer Closing Certificate shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of four years following the Closing Date (except that the representations and warranties set forth in Sections 4.1 and 4.2 shall survive indefinitely) or, subject to Section 10.2, if the Closing shall not have taken place, for a period of two years following the date hereof.

79

(b)        The covenants and agreements of Buyer set forth in this Agreement shall survive until the expiration of four years following the date by which such covenants or agreements, by their terms, are to be fully performed or complied with.

(c)        Each such representation, warranty, covenant and agreement shall expire at the close of business on the last day of the period for which it survives, and no Proceeding may be commenced by any member of the Seller Group with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Section 9.1 (the “Applicable Buyer Survival Period”); provided, however, that, subject to this Article 9 and Sections 10.2 and 11.14, any member of the Seller Group shall have the right to commence a Proceeding after the expiration of the Applicable Buyer Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants or agreements which shall have been asserted by any member of the Seller Group under Section 9.5 before the expiration of the Applicable Buyer Survival Period or with respect to claims arising from fraud with respect to this Agreement and the transactions contemplated hereunder.

SECTION 9.2	Survival of Representations and Covenants of GTI.

(a)        The representations and warranties set forth in Article 5 and in the GTI Closing Certificate shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of four years following the Closing Date except that:

(i)         the representations and warranties set forth in Sections 5.1, 5.2, 5.6(a), 5.6(b) 5.6(c) (insofar as they relate to Equity Interests in Carbone Savoie), and 5.11 shall survive indefinitely;

(ii)         the representations and warranties set forth in Section 5.8 shall survive until the expiration of the applicable statutes of limitation with respect to the subject matter of such representations and warranties; and

(iii)        the representations and warranties set forth in Section 5.22 shall survive for a period of six years following the Closing Date.

Subject to Section 10.2, if the Closing shall not have taken place, the representations and warranties shall survive for a period of two years following the date hereof.

(b)        The covenants and agreements of GTI set forth in this Agreement shall survive until the expiration of four years following the date by which such covenants or agreements, by their terms, are to be fully performed or complied with.

(c)        Each representation, warranty, covenant and agreement shall expire at the close of business on the last day of the period for which it survives, and no Proceeding may be commenced by any member of the Buyer Group with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Section 9.2 (the “Applicable Seller Survival Period”); provided, however, that

80

any member of the Buyer Group shall have the right to commence a Proceeding after the expiration of the Applicable Seller Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants and agreements which shall have been asserted by any member of the Buyer Group under Section 9.5 before the expiration of the Applicable Seller Survival Period or with respect to claims arising from fraud with respect to this Agreement and the transactions contemplated hereunder, Claims with respect to Taxes for which GTI or its subsidiaries (other than Carbone Savoie) have responsibility hereunder, Claims with respect to governmental social security taxes that were due and payable with respect to the CS Employees prior to the Closing but which were not so paid, Claims with respect to Non-Business Employee Liabilities.

SECTION 9.3 Indemnification by Buyer. Buyer shall indemnify the Seller Group for, and shall hold the Seller Group harmless from, any and all Losses asserted against or incurred or sustained by the Seller Group relating to, associated with or arising out of (a) any breach of any covenant or agreement contained in this Agreement by Buyer or any designated Buyer Affiliate (including, after Closing, Carbone Savoie), (b) any breach or inaccuracy of any of the warranties or representations of Buyer set forth in Article 4 or in the Buyer Closing Certificate or (c) any of the Assumed Liabilities.

SECTION 9.4	Indemnification by GTI.

(a)        (1)        GTI shall indemnify the Buyer Group for, and shall hold the Buyer Group harmless from, any and all Losses asserted against or incurred or sustained by the Buyer Group relating to or arising out of (i) any breach of any covenant or agreement contained in this Agreement by GTI or any of its subsidiaries (including, prior to the Closing, any of the CS Companies), (ii) any breach or inaccuracy of any of the warranties or representations of GTI set forth in Article 5 (without regard to qualifications as to materiality or Material Adverse Effect contained therein) or in the GTI Closing Certificate, in each case, except any such breach of a representation or warranty due to compliance by GTI and its subsidiaries (including the CS Companies) with Section 6.3(c)(xviii) or (iii) any of the Excluded Liabilities. A development, circumstance, fact or event shall not constitute a breach of the relevant representation or warranty set forth in Article 5 or the GTI Closing Certificate if such development, circumstance, fact or event is Disclosed on the relevant Schedule. GTI shall not have any obligation to indemnify the Buyer Group for any Losses due to any development, circumstance, fact or event occurring after the date hereof that is Disclosed in an amendment to a Schedule identified as such and delivered to Buyer at least five Business Days prior to the Closing if GTI concurrently notifies Buyer in writing that such development, circumstance, fact or event has rendered a condition set forth in Section 7.1(c) or 7.1(f) incapable of being fulfilled prior to the Termination Date and Buyer elects in writing to waive such condition and consummate the transactions contemplated hereby.

(2)        GTI also shall indemnify the Buyer Group for, and shall hold the Buyer Group harmless from, (i) any and all Environmental Claims (including any and all amounts payable as a result of settlements or judgments resulting from such Environmental Claims and any and all expenses and costs in defending such Environmental Claims) for personal injury (including adverse impacts on health, disease and death) asserted by third parties (who are not Governmental Authorities) and (ii) any and all required costs of Remediation of the real

81

property of third parties asserted or required by any Person (including Governmental Authorities), in each case, against the Buyer Group (including Carbone Savoie) relating to or arising out of air emissions of polycyclic aromatic hydrocarbons at NDB or Vénissieux in excess of the permitted levels under the terms of the relevant operating Permit which occurred prior to the earlier of the date (x) on which the operations at NDB or Vénissieux, respectively, are brought into full compliance with the terms of such relevant operating Permit and (y) which is two years after the Closing; provided, however, that GTI's obligations under this Section 9.4(a)(2) shall apply only to matters described in clause (i) or (ii) above that are described in a Notice of Claim that is given pursuant to Section 9.5 prior to the date that is the earlier of (A) six years after the date on which the operations at NDB or Vénissieux, respectively, are brought into full compliance with the terms of such relevant operating Permit and (B) eight years after the Closing. The last sentence of Section 9.4(a)(1) shall not apply to this Section 9.4(a)(2).

(b)        Except as set forth in Sections 9.8, in no event shall any member of the Buyer Group be entitled to indemnification under this Section 9.4, until the aggregate amount of all Losses with respect to which the Buyer Group would otherwise be entitled to indemnification exceeds $1,000,000, and thereafter the Buyer Group shall only be entitled to such indemnification under this Section 9.4 to the extent that the aggregate amount of such Losses exceeds $1,000,000; provided, however, that this Section 9.4(b) shall not be applicable to any of the Specified Covenants or to Section 9.4(a)(2).

(c)        If any event shall occur or circumstance shall exist which would otherwise entitle any member of the Buyer Group to indemnification hereunder, no Loss shall be deemed to have been asserted against or incurred or sustained by any member of the Buyer Group to the extent of any proceeds actually recovered (subject to the last sentence of this Section 9.4(c)) by the Buyer from any third party (excluding any insurance company other than an insurance company providing insurance to Carbone Savoie in respect of an insurance policy in effect prior to the Closing) with respect thereto. Buyer shall (i) in good faith, use commercially reasonable efforts diligently to seek to recover, and to cause its Affiliates diligently to seek to recover, all such proceeds from all third parties with respect to all Losses with respect to which it or they make or may make a claim for indemnification hereunder and (ii) keep, and cause its Affiliates to keep, GTI fully and promptly informed of all material developments related thereto; provided, however, that if any such third party denies (or fails to acknowledge within 90 days notice thereof) Liability with respect to such Loss and it would not be commercially reasonable to commence litigation or other proceedings against such third party, the amount potentially recoverable from such third party will be disregarded in calculating the amount of a Loss unless actually recovered. If a member of the Buyer Group shall receive indemnification from GTI for a Loss which it later recovers from a third party, Buyer shall, or shall cause such member of the Buyer Group to, return to GTI the indemnification to the extent of the amount so received from such third party.

SECTION 9.5	Indemnification Procedure.

(a)        Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the “Indemnitee”) shall promptly give the Party who may be obligated to provide such indemnification (the “Indemnitor”) written notice of any Indemnified Loss which the Indemnitee has determined has given or could reasonably be expected to give

82

rise to a claim for indemnification hereunder (a “Notice of Claim”). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to a Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim under Sections 9.3 or 9.4, as the case may be, within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, that the obligation to make an indemnification payment in respect of such Loss shall be suspended so long as the Indemnitor is in good faith performing its obligations under Sections 9.5(c) through 9.5(j) with respect to such Loss except to the extent the Indemnitee shall have actually paid or incurred such Loss.

(b)        The term “Indemnified Loss” shall mean any Loss for which any Indemnitee may be entitled to Indemnification under this Agreement.

(c)        Subject to Sections 9.5(e) through 9.5(j), the Indemnitor shall have the sole and exclusive right and obligation, in good faith and at its expense, to defend, cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to an Indemnified Loss in respect of which a Notice of Claim has been given, regardless of whether such Loss arises out of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement or otherwise. Such right and obligation shall include (i) the right to investigate any such event or circumstance, (ii) the sole and exclusive right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine, and (iii) the sole and exclusive right to defend, contest or otherwise oppose any third party Proceeding related to such event or circumstance with legal counsel selected by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel at the reasonable expense of the Indemnitor. The exercise of such right and performance of such obligation shall not constitute an admission or agreement by the Indemnitor that it has an indemnification obligation hereunder in respect of such Indemnified Loss.

(d)        The Indemnitor shall (i) promptly inform the Indemnitee of all material developments related to any such event or circumstance and (ii) promptly inform the Indemnitee in writing after the Indemnitor has made a good faith determination (which it shall use commercially reasonable efforts to make promptly), based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor has or does not have an indemnification obligation hereunder in respect of such Indemnified Loss.

(e)        Notwithstanding anything contained herein (other than Sections 9.5(h) and 9.5(i)) to the contrary, the Indemnitee shall have the right, but not the obligation, to participate, at its expense, in the defense, contest or other opposition of any such third party Proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel at the reasonable

83

expense of the Indemnitor. So long as the Indemnitor is in good faith performing its obligations under Section 9.5(c), the Indemnitee shall and shall cause its Affiliates (which, in the case of Buyer, after the Closing, includes Carbone Savoie) (i) at all times, subject to reimbursement by the Indemnitor for their reasonable out-of-pocket expenses, to cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request, (ii) to provide reasonable access during normal business hours to any of its or their properties as necessary or appropriate to enable performance of any activity permitted in Section 9.5(c), (iii) to execute, deliver, acknowledge, publish and file any instrument or any document as necessary or appropriate to effectuate any remediation or mitigation plan that the Indemnitor determines to implement in accordance with its rights and obligations pursuant to Section 9.5(c) and (iv) not to compromise or settle any such Proceeding without the prior written consent of the Indemnitor.

(f)         If the Indemnitor fails to perform its obligations under Section 9.5(c) or if the Indemnitor shall have informed the Indemnitee in writing in accordance with Section 9.5(d) that the Indemnitor does not have an indemnification obligation hereunder in respect of such Indemnified Loss, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for such Indemnified Loss, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith.

(g)        The Indemnitor shall not settle or compromise any such third party Proceeding without the written consent of the Indemnitee unless such settlement or compromise fully and unconditionally releases the Indemnitee from any and all Liability with respect to such third party Proceeding. If the Indemnitor proposes to settle or compromise any such third party Proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein (other than Sections 9.5(h) and 9.5(i)) to the contrary, the Indemnitee shall have the right to:

(i)         object to the settlement or compromise of any such third party Proceeding that would have fully and unconditionally released the Indemnitee from any and all Liability with respect to such third party Proceeding, whereupon (x) the Indemnitee will assume the defense, contest or other opposition of any such third party Proceeding for its own account and as if it were the Indemnitor and (y) the Indemnitor shall be released from any and all Liability with respect to any such third party Proceeding to the extent that such Liability exceeds the Liability which the Indemnitor would have had in respect of such a settlement or compromise; or

(ii)         assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party Proceeding for

84

its own account, whereupon the Indemnitor shall be released from any and all Liability with respect to such event or circumstance and such third party Proceeding.

(h)        Notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not defend or otherwise handle any Tax Proceeding with respect to Taxes payable by Carbone Savoie without the prior approval of Buyer, such approval not to be unreasonably withheld or delayed.

(i)         GTI shall have the right, at its cost and expense, to participate (but not to control unless it or a subsidiary is an Indemnitor) in the defense, contest or other opposition of all of the Proceedings which involve events occurring or circumstances existing prior to the Closing with respect to the Business or the Purchased Assets and which, in the sole opinion of GTI, might have an adverse impact on GTI or its subsidiaries. GTI shall give prompt written notice to Buyer of its election to exercise such right. After the Closing, Buyer shall not, and shall not permit any of its Affiliates (including Carbone Savoie), to settle or compromise any Proceeding in respect of which GTI shall have given such a notice without the prior written consent of GTI (which shall not unreasonably be withheld). If GTI does not consent to such a settlement or compromise, GTI will assume the defense, contest or other opposition of such Proceeding for its own account, whereupon Buyer and its Affiliates (including Carbone Savoie) shall be released from, and GTI shall assume, any Liability with respect to such Proceeding to the extent that such Liability exceeds the Liability which Buyer and its Affiliates would have had in respect of such a settlement or compromise of Liability. Except as otherwise provided in the preceding sentence, neither such right nor the exercise thereof shall be construed to modify, expand or enlarge the obligations or Liabilities of GTI hereunder in any respect.

(j)         GTI and its subsidiaries shall have the sole and exclusive right to defend, contest, oppose, compromise, settle and otherwise handle all Proceedings which pertain to the Excluded Liabilities. Neither Buyer nor any of its Affiliates (including Carbone Savoie) shall participate therein except when and as requested by GTI. If so requested, Buyer and its Affiliates (including Carbone Savoie) shall be reimbursed for their reasonable out-of-pocket costs incurred in relation to such Proceedings.

(k)        After the Closing, Buyer shall, and shall cause its Affiliates (including Carbone Savoie) to, take all actions which may be necessary to enable GTI to exercise its rights and perform its obligations under Sections 9.5(c) through 9.5(j).

(l)         Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its Affiliates to use, all reasonable efforts to mitigate in a commercially reasonable manner any and all Liabilities in respect of which it may be entitled to indemnification hereunder.

SECTION 9.6 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Purchase Price for all Tax purposes and shall be allocated to the value of CS Equity.

85

SECTION 9.7 No Duplicative Adjustments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Purchase Price or any other payments hereunder in respect of any matter hereunder, such matter shall, to the extent of such adjustment or other payment, not constitute a breach of any representation, warranty, covenant or agreement contained herein.

SECTION 9.8	Limitation of Liability of Seller Group.

(a)        Notwithstanding any provision to the contrary contained herein, the Liability of GTI and the Seller Group hereunder shall be limited as set forth in, and subject to, the following provisions:

(i)         There shall be no limit (including any limitation set forth in Section 9.4(b)) to the Liability of GTI for fraud committed with respect to this Agreement or the transactions contemplated hereby and there shall be no limit on the time period during which Buyer may make a Claim with respect thereto.

(ii)         There shall be no limit (including any limitation set forth in Section 9.4(b)) to the Liability of GTI for the payment of Taxes for which it or its Affiliates (other than Carbone Savoie) have the responsibility hereunder and there shall be no limit on the time period during which Buyer may make a Claim with respect thereto.

(iii)        There shall be no limit (including any limitation set forth in Section 9.4(b)) to the Liability of GTI for (i) the payment of social security amounts owed to any Governmental Authority in respect of the Employees that were due and owing for a period prior to the Closing and were not paid when due (or, with respect to Carbone Savoie, were not reflected on the Audited Financial Statements or the Interim Financial Statements or, for periods beginning after June 30, 2006, were not recorded on the books and records of Carbone Savoie and were not normal in type and amount) (the “Social Security Amounts”) and (ii) any Non-Business Employee Liability and there shall be no limit on the time period during which Buyer may make a Claim with respect to any of the foregoing.

(iv)        There shall be no limit to the Liability of GTI (including any limitation set forth in Section 9.4(b)) arising out of any breach of any Specified Covenant or Section 8.12 by GTI or any of its subsidiaries (including, prior to the Closing, any of the CS Companies).

(v)        The aggregate Liability of GTI or the Seller Group arising (i) from any Environmental Claim or Environmental Condition that is not Disclosed, or that arises under Section 9.4(a)(2), together with all other Liability of GTI and the Seller Group hereunder, shall not exceed the amount of the Purchase Price and (ii) from any Environmental Claim or Environmental Condition that is not Disclosed or that arises under Section 9.4(a)(2) shall not be subject to the limitations set forth in Section 9.4(b), but is subject to Section 9.8(b).

(vi)        In all other cases, the aggregate amount of all Liabilities of GTI and the Seller Group to the Buyer Group under this Agreement (i) shall be limited to seventy (70%) percent of any Loss sustained with respect to any Loss or Liability of or relating to Carbone Savoie and (ii) shall not exceed $40,000,000 in the aggregate.

86

(b)        Notwithstanding any provision to the contrary contained herein or in any Related Agreement, neither GTI nor the Seller Group shall be liable for any Loss arising from (i) the breach of any representation or warranty with respect to Carbone Savoie that relates to events, matters or facts pertaining to the period prior to the GTI Acquisition Date or with respect to Liabilities of Carbone Savoie that arose prior to the GTI Acquisition Date, including with respect to Liabilities for Environmental Claims or Environmental Conditions, (ii) trade payables of the Business, (iii) payables of the Business arising in the Ordinary Course that are customary in type and amount or (iv) Liabilities accrued on the Audited Financial Statements or the Interim Financial Statements, and Buyer shall indemnify GTI and the Seller Group for any Loss therefrom. Notwithstanding anything contained herein or in any Related Agreement to the contrary, the Liability of GTI and the other members of the Seller Group in respect of Environmental Conditions, Environmental Liabilities, Health and Safety Conditions, Health and Safety Liabilities or Benefit Plans relating to or arising out of the Business, the Purchased Assets, the assets of Carbone Savoie, the Employees or the Assumed Liabilities, including in respect of representations and warranties relating thereto, (i) shall not be increased by changes in applicable Law or the interpretation or endorsement thereof occurring after the Closing Date and (ii) shall not include Liabilities in respect of Environmental Conditions or Health and Safety Conditions existing on the Closing Date that under applicable Laws and interpretation thereof as of the Closing Date are not Environmental Liabilities or Health and Safety Liabilities, respectively.

(c)        Notwithstanding anything contained herein or in the GTI Compliance Certificate to the contrary, no member of the Seller Group shall have any Liability for any breach of any representation or warranty set forth in Article 5, (i) unless the Closing shall have taken place or (ii) if the Closing shall have taken place, to the extent that such breach results from changes in the Ordinary Course after the date hereof that are normal in both type and amount or from changes permitted or required pursuant to Article 6.

ARTICLE 10

TERMINATION; SURVIVAL OF AGREEMENT

SECTION 10.1           Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

(a)        at any time prior to the Closing, by mutual written agreement of GTI and Buyer;

(b)        at the Closing, by Buyer, if any of the conditions set forth in Section 7.1 shall not have been fulfilled or waived by Buyer at or prior to the Closing;

(c)        at the Closing, by GTI, if any of the conditions set forth in Section 7.2 shall not have been fulfilled or waived by GTI at or prior to the Closing;

(d)        at any time after February 28, 2007 (the “Termination Date”) and prior to the Closing, by Buyer, if (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination

87

Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer;

(e)        at any time after the Termination Date and prior to the Closing, by GTI, if (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by GTI, UCAR Holdings or SNC to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by GTI, UCAR Holdings or SNC;

(f)         at any time prior to the Closing, by Buyer, if GTI, UCAR Holdings or SNC shall have breached in any material respect any of the representations, warranties, covenants or agreements of GTI, UCAR Holdings or SNC contained in this Agreement and such breach cannot be or has not been cured by GTI, UCAR Holdings or SNC, in all material respects, prior to the earlier of the date that is 30 days after written notice thereof shall have been given to GTI or the Termination Date;

(g)        at any time prior to the Closing, by GTI, if Buyer shall have breached in any material respect any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement and such breach cannot be or has not been cured by Buyer, in all material respects, prior to the earlier of the date that is 30 days after written notice thereof shall have been given to Buyer or the Termination Date;

(h)        at any time prior to the Closing, by Buyer, if GTI or any Seller or CS Company shall be or become bankrupt or insolvent (in each case, however defined) or commences or there is commenced against GTI or any such subsidiary a Proceeding under any bankruptcy or insolvency Law (in any relevant jurisdiction); or

(i)         at any time prior to the Closing, by GTI, if Buyer or any of the designated Buyer Affiliates shall be or become bankrupt or insolvent (in each case, however defined) or commences or there is commenced against the Buyer or subsidiary a Proceeding under any bankruptcy or insolvency Law (in any relevant jurisdiction).

SECTION 10.2	Survival of Agreement.

(a)        If this Agreement is terminated pursuant to Section 10.1(a), this Agreement, except for the provisions of Articles 1 and 11, shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination.

(b)        If this Agreement is terminated pursuant to Section 10.1(b), 10.1(d), 10.1(f) or 10.1(h), except for the provisions of Articles 1 and 11, this Agreement shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination, except that, if GTI, UCAR Holdings or SNC shall have breached this Agreement, none of GTI, UCAR Holdings or SNC shall be released from any Liability for such breach.

88

(c)        If this Agreement is terminated pursuant to Section 10.1(c), 10.1(e), 10.1(g) or 10.1(i), except for the provisions of Articles 1 and 11, this Agreement shall become null and void and have no further force or effect and none of the Parties nor any of their respective Affiliates or Representatives shall have any Liability in respect of such termination, except that, if Buyer or any designated Buyer Affiliate shall have breached this Agreement, Buyer shall not be released from any Liability for such breach.

(d)        If this Agreement is terminated pursuant to Section 10.1(h) or 10.1(i), the Principal who or whose subsidiary to which such bankruptcy or insolvency or Proceeding relates shall be deemed to have breached this Agreement.

(e)        If this Agreement is terminated pursuant to Section 10.1(f) or 10.1(g) and, as the time of such termination, the Principal who terminates this Agreement also shall have breached this Agreement, such termination shall not release such Principal or its subsidiaries from any Liability for such breach.

ARTICLE 11

MISCELLANEOUS PROVISIONS

SECTION 11.1           Publicity. Subject to Section 11.4(b), each Party agrees that it shall not and shall not permit its Affiliates or Representatives to issue any publicity, release or announcement concerning the execution, delivery, performance or termination of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written consent of the form and content of such publicity, release or announcement by GTI and Buyer; provided, however, that no such consent shall be required when such publicity, release or announcement is required by (a) any applicable Law, (b) any applicable rules or regulations of the New York Stock Exchange or other relevant securities exchange or market or (c) any Order and, provided further, that, prior to issuing any publicity, release or announcement without such prior written consent, the Party issuing or whose Affiliates or Representatives is issuing such publicity, release or announcement shall have given reasonable prior notice to the other Party of such intended issuance and shall have used good faith efforts to take or cause to be taken into account any comments thereon that it may have.

SECTION 11.2	Confidentiality.

(a)        From and after the Closing, Buyer agrees to, and shall cause its Affiliates to: (i) subject to the following clause (iii), treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and new personnel acquisition plans, and all other confidential or proprietary information, with respect to the Carved-Out Businesses or any other businesses of GTI and its subsidiaries (other than the Business), the Excluded Assets or the Excluded Liabilities; (ii) if Buyer or any such Affiliate becomes legally compelled to disclose any such information, provide GTI with prompt written notice of such requirement so that GTI may seek a protective order or other remedy or waive compliance with this Section

89

11.2(a); and (iii) furnish only that portion of such information which is legally required to be provided and, at the expense of GTI, use its commercially reasonable best efforts to furnish such information pursuant to such protective order or other remedy or to obtain other assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed by Buyer or its Affiliates in breach of an obligation of confidentiality; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain and any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Notwithstanding the foregoing, Buyer may reveal confidential information to Representatives for the purpose of advising or otherwise assisting Buyer in complying with its internal control and financial and other public reporting and disclosure obligations under applicable Law so long as such Representatives are informed of the confidential nature of such information and the restricted use of such confidential information and agree to observe and be bound by the terms of this Section 11.2(a).

(b)        From and after the Closing, GTI agrees to, and shall cause its Affiliates to: (i) subject to the following clause (iii), treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and new personnel acquisition plans, and all other confidential or proprietary information, with respect to the Business, Carbone Savoie, the Purchased Assets or the Assumed Liabilities or any other business of Buyer or its Affiliates; (ii) in the event that GTI or any such Affiliate becomes legally compelled to disclose any such information, provide Buyer and, after the Closing, Carbone Savoie with prompt written notice of such requirement so that Buyer or Carbone Savoie may seek a protective order or other remedy or waive compliance with this Section 11.2(b); (iii) if so compelled, furnish only that portion of such information which is legally required to be provided and, at the expense of Buyer and Carbone Savoie, use its reasonable best efforts to furnish such information pursuant to such protective order or other remedy or obtain other assurances that confidential treatment will be accorded such information; and (iv) except as permitted by Section 8.9, use commercially reasonable efforts to identify and destroy all such technical and operational confidential and proprietary information described in clause (i) above, provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed by GTI or its Affiliates (other than the CS Companies) in breach of an obligation of confidentiality; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain and any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Notwithstanding the foregoing, GTI may reveal confidential information to Representatives for the purpose of advising or otherwise assisting GTI and the Sellers in complying with its internal control and financial and other public reporting and disclosure obligations under applicable Law so long as such Representatives are informed of the

90

confidential nature of such information and the restricted use of such confidential information and agree to observe and be bound by the terms of this Section 11.2(b).

(c)        Notwithstanding anything contained herein to the contrary, Section 11.2(b) shall not restrict use of information as contemplated by Section 2.1(b)(ix) or Section 2.1(c)(viii) and, if there are confidentiality provisions contained in a Related Agreement, such confidentiality provisions and not this Section 11.2 shall apply to the subject matter of such Related Agreement after the Closing Date. This Section 11.2 shall not restrict a Principal or its Affiliates from exercising rights or enforcing obligations hereunder or under any other Related Agreement.

SECTION 11.3	Non-Solicitation.

(a)        For a period of three years after the Closing Date or, if the Closing does not occur, for a period of two years from the date hereof, Buyer shall not and shall not permit any of its Affiliates, without the prior approval of GTI, to solicit the employment or the future engagement as a consultant or other independent contractor of any salaried employee of, or any individual employed in a management position by, GTI or any of its subsidiaries on the date hereof or the Closing Date that became known to Buyer as a result of the transactions contemplated by this Agreement.

(b)        For a period of three years after the Closing Date, or, if the Closing does not occur, for a period of two years from the date hereof, GTI shall not and shall not permit any of its Affiliates, without the prior approval of Buyer, to solicit the employment or the future engagement as a consultant or other independent contractor (i) of any employee of Buyer or any of its subsidiaries on the date hereof or the Closing Date that became known to GTI as a result of the transactions contemplated this Agreement or (ii) of any Employee.

(c)        For the purposes of this Section 11.3, the word “solicit” includes inducing the termination of, or interfering with, the employment of such employee or individual.

(d)        This Section 11.3 shall not prohibit (a) general, non-directed advertising of employment opportunities in industry or trade publications and other publications of general circulation, (b) the employment or engagement of any such individual who (i) contacts a Principal or any of its Affiliates in response to any such advertisement or on such individual’s own initiative without any direct or indirect solicitation by such Principal or any of its Affiliates or (ii) has been terminated by a Principal or any of its subsidiaries prior to commencement of employment or engagement discussions with the other Principal or any of its Affiliates or (c) any of the transaction contemplated hereby.

SECTION 11.4	Compliance with Restrictive Covenants.

(a)        The Buyer, on the one hand, and GTI, on the other hand, acknowledge that money damages and other damages at law for a breach or threatened breach of Sections 8.12, 11.1, 11.2 and 11.3 (collectively, the “Restrictive Covenants”) by it or any of its Affiliates or any of its or their respective Representatives is unlikely to be calculable, that such a breach or threatened breach is likely to cause irreparable harm to each non-breaching Principal and that remedies at law are likely to be inadequate and insufficient to protect each non-breaching

91

Principal against any such actual or threatened breach. Accordingly, each Principal, on behalf of itself and its Affiliates and its and their respective Representatives, agrees to the granting of specific performance, injunctive relief and other equitable remedies in favor of the other Principal in the event of any such breach or threatened breach, without proof of actual damages and without the requirement to post any bond or other security. Such performance, relief and remedies shall not be the exclusive remedy for a breach or threatened breach of the Restrictive Covenants by a Principal or such Affiliates or Representatives, but (subject to Sections 11.14 and 11.20) shall be in addition to all other rights and remedies available at law, in equity or otherwise. If a court of competent jurisdiction determines in a final, non-appealable order that the Restrictive Covenants have been breached by a Principal or such Affiliates or Representatives, the breaching Principal will or will cause such Affiliates or Representatives to reimburse the injured Principal for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation and all other litigation related to such breach.

(b)        Sections 11.1 and 11.2 shall not restrict a Principal or its Affiliates from exercising rights or enforcing obligations hereunder or under the Related Agreements.

(c)        If, for any reason (including termination of this Agreement pursuant to Article 10), the Closing does not take place, Buyer will, and will cause its Affiliates and its and their Representatives, at its and their expense, promptly to (i) destroy or return to GTI all written confidential information obtained by any of them from GTI, any of its subsidiaries or any of the Representatives of GTI or any of its subsidiaries in connection with the investigation and evaluation of the transactions contemplated by, and the negotiation and preparation of, this Agreement or any of the Closing Documents or the Related Agreements or the consummation of such transactions, (ii) destroy all copies of all electronic confidential information so obtained and all analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof and (iii) furnish to GTI a certificate signed by an appropriate authorized officer of Buyer to the effect that such return and destruction have been completed; provided, however, that this Section 11.4(c) shall not require return or destruction of any information to the extent a Party is required by applicable Law to keep a copy thereof.

(d)        If, for any reason (including termination of this Agreement pursuant to Article 10), the Closing does not take place, GTI will, and will cause its Affiliates and its and their Representatives, at its and their expense, promptly to (i) destroy or return to Buyer all written confidential information obtained by any of them from Buyer, any of its subsidiaries or any of the Representatives of Buyer or any of its subsidiaries in connection with the investigation and evaluation of the transactions contemplated by, and the negotiation and preparation of, this Agreement or any of the Closing Documents or the Related Agreements or the consummation of such transactions, (ii) destroy all copies of all electronic confidential information so obtained and all analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof and (iii) furnish to Buyer a certificate signed by an appropriate authorized officer of GTI to the effect that such return and destruction have been completed; provided, however, that this Section 11.4(d) shall not require return or destruction of any information to the extent a Party is required by applicable Law to keep a copy thereof.

92

(e)        From and after the Closing Date, this Agreement shall supersede the Confidentiality Agreement as to the subject matter thereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect as to breaches thereof that occurred prior to the Closing Date.

SECTION 11.5	Limitations as to Representations and Warranties.

(a)        Except as set forth in Article 5 (including the related Schedules), the GTI Closing Certificate and each Related Agreement, no representations, warranties or guarantees have been, are being or will be made by GTI, any of its Affiliates (including the CS Companies) or any of its or their respective Representatives as to any past, current, projected, forecasted or future quality, condition, defect, utility, character, size, quantity, type, revenue, expense, liability, obligation, earning, suitability, value or financial, tax, operating or other consequences of the acquisition, ownership, leasing, use or disposition of the Business, the Purchased Assets, any CS Company or any of their assets, or the employees of GTI or any of its subsidiaries (including the CS Companies) or as to the Confidential Memorandum or any information contained therein. BUYER, ON BEHALF OF ITSELF, AND ITS AFFILIATES, HEREBY WAIVES AND RELEASES ANY AND ALL RIGHTS OR CLAIMS WITH RESPECT TO SUCH MATTERS, EXCEPT FOR THOSE ARISING UNDER ARTICLE 5 (INCLUDING THE RELATED SCHEDULES) AND ARTICLE 9. ALL REPRESENTATIONS, WARRANTIES OR GUARANTEES IMPLIED OR OTHERWISE CREATED UNDER ANY APPLICABLE LAW, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED TO THE EXTENT PERMITTED BY APPLICABLE LAW.

(b)        Except for the representations and warranties expressly set forth in Article 5 (including the related Schedules), the GTI Closing Certificate and each Related Agreement, Buyer disclaims reliance upon (i) any representations, warranties or guarantees (whether express or implied and whether oral or written) by GTI, any of its Affiliates (including the CS Companies) or any of its or their respective Representatives (including any financial projections and any statements regarding the prospects of the Business or any CS Company) or (ii) any other information with respect to GTI or any of its subsidiaries (including the CS Companies) provided by or on behalf of any of them (including the Confidential Memorandum).

SECTION 11.6           Notice. All notices and demands required or permitted to be given pursuant to this Agreement shall be given in writing in the English language, shall be transmitted by personal delivery, by an internationally recognized courier service, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier and shall be addressed as follows:

93

When Buyer is the intended recipient:

ALCAN

7 place du Chancelier Adenauer

75218 PARIS Cédex 16

Attention: President

Telecopy Number: 33(1) 56 28 28 72

With a copy to:

ALCAN

7 place du Chancelier Adenauer

75218 PARIS Cédex 16

Attention: Chief Counsel, Mergers and Acquisitions – Europe

Telecopy Number: 33(1) 56 28 33 07

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: George A. Casey, Esq.

Telecopy Number: 212-848-7179

When GTI, SNC or UCAR Holdings is the intended recipient:

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Attention: General Counsel

Telecopy Number: 216-676-2526

With a copy to:

Kelley Drye & Warren LLP

2 Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

Attention: M. Ridgway Barker

Telecopy Number: 203-327-2669

A Party may designate a new address to which notices or demands required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice or demand transmitted in the manner described in this Section 11.6 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (a) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery), the receipt of the courier service (if transmitted by courier service), or the answer back or call back

94

(if transmitted by telecopier) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

SECTION 11.7           Brokerage Fees. GTI and Buyer agree to pay and to indemnify each other for, and to hold each other harmless from, any Claim or Liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of it or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the procedure set forth in Section 9.5. For purposes of this Section 11.7, the CS Companies shall be deemed to be Affiliates of GTI.

SECTION 11.8           Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party agrees to pay or cause its Affiliates to pay all expenses, fees and costs (including legal, accounting and consulting expenses) incurred by it or its Affiliates in connection with this Agreement and the transactions contemplated hereby.

SECTION 11.9	Governing Law; Arbitration.

(a)        THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)        If there is a dispute between the Principals or their respective Affiliates relating to an alleged breach of this Agreement, either Principal may, at any time, give a notice to the other Principal requesting to discuss actions which might be taken to resolve such dispute. No proposed actions are required to be set forth in such notice. The Principals shall, commencing promptly after such notice shall have been given, discuss such actions. During such discussions, either Principal may propose for discussion any action which it believes might be so taken. Nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any Principal to agree upon any such actions.

(c)        If the Principals shall have discussed actions which might be taken to resolve a dispute pursuant to Section 11.9(b) and shall have failed to agree upon such actions within thirty (30) days after a Principal shall have given notice pursuant to Section 11.9(b), either Principal may, at any time within 15 days after the expiration of such 30 day period, give a notice to the other Principal requesting that the respective chief executive officers of the Principals or their respective designates discuss such actions. The Principals shall, commencing promptly after such notice shall have been given, cause such officers to discuss such actions. During such discussions, either of such officers may propose for discussion any action which he believes might be so taken and either of such officers may consult with counsel, accountants and other experts. Nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such officers to agree upon any such actions.

(d)        If there shall be a dispute between the Principals or their respective Affiliates arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this

95

agreement to arbitrate, such dispute shall be finally settled by arbitration held in Paris, France under ICC Rules. The International Court of Arbitration of the International Chamber of Commerce (the “Court”) shall administer any arbitration hereunder. All such arbitration proceedings shall be conducted (i) in English and (ii) before an arbitration panel consisting of three arbitrators. Any arbitration award must (A) be rendered in accordance with applicable Law as described in Section 11.9(a), (B) be set forth in a written decision which sets forth the reasons (including the conclusions of fact and law) upon which such award is rendered and (C) include an allocation of all or part of the costs of the arbitration, including the fees of the arbitrators. No punitive damages shall be awarded in connection with any arbitration proceeding. Judgment upon an arbitration award may be rendered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance or an order of enforcement of an arbitration award, as the case may be, and each Principal agrees, on behalf of itself and its respective Affiliates, that any arbitration award may be supported by a decree of specific performance or other appropriate injunctive relief. Any arbitration award shall be final and binding on the Principals and their respective Affiliates. Each Principal shall, upon request, furnish to the other Principal all information and copies of all documents to be offered in evidence or marked in evidence at the hearing and furnish a statement regarding any experts it intends to use at the hearing equivalent to that required by Rule 26(b)(4)(A)(i) of the Federal Rules of Civil Procedure. The Principal requesting arbitration shall deliver a Request for Arbitration (the “Request”) to the Court in accordance with the ICC Rules, and shall provide contemporaneous written notice thereof (the “First Notice”) to the responding Principal. The Request and First Notice shall set forth (i) all such information as is required to be included in a Request for Arbitration pursuant to the ICC Rules and (ii) the full name, description (as required by the ICC Rules) and address of the individual nominated by it to act as arbitrator. Within 15 days after the receipt by the responding Principal of the First Notice, the responding Principal shall give written notice to the Principal requesting arbitration (and, to the extent required under the ICC Rules, to the Court) specifying the full name, description (as required by the ICC Rules) and address of the individual nominated by it to act as arbitrator. Within 15 days after the confirmation by the Court of the first arbitrators, the Principals shall appoint a third arbitrator who shall chair the arbitration panel. If (i) either Principal fails to nominate an arbitrator in accordance herewith or (ii) the Principals are unable or fail to agree upon a third arbitrator within such 15 day period, any such arbitrator shall be appointed by the Court in accordance with the ICC Rules at the request of any Principal. The Principals agree that they shall, and shall cause the arbitrators nominated by them to, notify the Court promptly in the event of any failure to nominate or appoint an arbitrator as contemplated above.

(e)        Neither Principal shall permit its Affiliates to commence or maintain any Proceeding if the subject matter would be covered by this Section 11.9.

SECTION 11.10         Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of Law or otherwise) without the prior written consent of GTI (in case of Buyer) or of Buyer (in case of GTI, SNC or UCAR Holdings). Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of another Party, if such consent is required hereby, shall be void. No Person (including any Employee), other than a

96

member of the Buyer Group or the Seller Group as provided in the next sentence, shall be, or be deemed to be, a third party beneficiary of this Agreement. Each member of the Buyer Group and Seller Group is intended to be a third party beneficiary of Article 9, but subject to the provisions of Sections 11.14 and 11.20. Notwithstanding anything contained herein to the contrary, (a) each Party shall have the right to assign its rights under this Agreement (i) as collateral security for any credit or financing extended to, or indebtedness incurred by, it or any of its Affiliates; provided, however, that such assignment is effected only for security purposes and this clause (i) shall not permit any foreclosure or other execution on such assignment, and (ii) to any acquirer of a majority of the businesses or assets of it and its subsidiaries, taken as a whole; provided, however, that such acquirer shall have executed an assumption agreement assuming all of the assigning Party’s obligations hereunder in a manner reasonably satisfactory to the non-assigning Parties, and (b) Buyer shall have the right to assign this Agreement to any of its subsidiaries, following written notice given to GTI at least 30 days in advance. No such assignment shall relieve the assignor of its obligations hereunder, nor shall any such assignment modify in any way, or otherwise adversely affect, any other Party’s rights or obligations hereunder.

SECTION 11.11         Entire Agreement. This Agreement, together with the Schedules and the Exhibits, the Related Agreements and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous Contracts, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof. Nothing contained in any document or instrument of conveyance, transfer, assignment or delivery executed or delivered at the Closing pursuant to this Agreement shall amend, extend, modify, renew or alter in any manner any representation, warranty, covenant, agreement or indemnity contained herein.

SECTION 11.12         Amendments. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party.

SECTION 11.13         Waivers. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

97

SECTION 11.14         Remedies Limited. From and after the Closing, the sole and exclusive rights, powers and remedies of a Party, other than such specific performance, injunctive relief or other equitable remedies as may be available to such Party, for a breach of or default under this Agreement (including a breach of or default under any of the representations, warranties, covenants or agreements contained in this Agreement) shall be indemnification under Article 9 as set forth therein.

SECTION 11.15         Headings; Counterparts. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties. Facsimile signatures hereto shall be as effective as originals.

SECTION 11.16         Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such provision shall be reformed by the Parties to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the original intent of the Parties as closely as possible as expressed in, and the benefits to the Parties provided by, this Agreement. If such provision cannot be so reformed, such provision shall be severed from this Agreement and the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent as closely as possible in order that the benefits provided by such provision shall be preserved to the greatest extent possible. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

SECTION 11.17         Schedules. The disclosure made in any Schedule with reasonable particularity shall be incorporated by reference to all other applicable Schedules to the extent its applicability to any such Schedule is reasonably apparent on its face. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of GTI contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The disclosure of any matter in the Schedules does not constitute an acknowledgment that such matter is required to be disclosed or is material within the meaning of the representations and warranties in this Agreement or otherwise and the inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course.

98

SECTION 11.18         Currency Conversion. For the purpose of calculating Closing Date payments under Section 2.6 and determining post-Closing adjustments pursuant to Section 2.7, amounts denominated in one currency shall be converted into any other currency using the applicable noon buying rate certified by the Federal Reserve Bank of New York for such currencies on June 7, 2006. The Parties acknowledge that the USD/EUR noon buying rate on June 7, 2006 was USD 1.2799 to 1.000 EUR. For all other purposes herein, amounts denominated in one currency shall be converted into any other currency using the applicable noon buying rate certified by the Federal Reserve Board of New York for such currencies on the date of conversion.

SECTION 11.19         Interpretation. All Parties have participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein shall be construed against the draftsman. Nothing contained in this Agreement or in any of the Schedules shall constitute or be interpreted or construed as an admission by any Party or any of its Affiliates of liability to third parties, whether under any Law, Contract or Permit, or otherwise, or as an admission that any Party or any of its Affiliates are in violation or breach of or default under, or have ever violated, breached or defaulted under, any Law, Contract or Permit.

SECTION 11.20         No Consequential Damages. Except for the indemnification provisions specifically set forth in this Agreement, in no event shall any Party be liable for, or be required to indemnify any Person for or hold any Person harmless from, consequential, special, indirect or incidental damages or Liabilities arising out of a breach of or default under this Agreement, even if informed of the possibility of such damages in advance.

99

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

ALCAN FRANCE

By:/s/ Marc Drouin

Name: Marc Drouin

Title: Director, Corporate Development

GRAFTECH INTERNATIONAL LTD.

By:/s/ Craig S. Shular

Name: Craig S. Shular

Title: Chief Executive Officer

UCAR HOLDINGS

By: /s/ Hermanus L. Pretorius

Name: Hermanus L. Pretorius

Title: Gérant/President

UCAR SNC

By: /s/ Hermanus L. Pretorius

Name: Hermanus L. Pretorius

Title: Gérant

100